As filed with the Securities and Exchange Commission on July 9, 2020

                                                                              Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8071	41-1741861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3349 HIGHWAY 138, BUILDING A, SUITE E

WALL, NJ 07719

(732) 359-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael DePasquale

Chief Executive Officer

BIO-key International, Inc.

3349 HIGHWAY 138, BUILDING A, SUITE E

WALL, NJ 07719

(732) 359-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent A. Vietti Fox Rothschild LLP 997 Lenox Drive, Building 3 Lawrenceville, NJ 08648 (609) 896-3600	Barry I. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Proposed Maximum Aggregate Offering Price (1) (2) (3)	Amount of Registration Fee
Shares of common stock, $0.0001 par value per share	$17,250,000	$2,239.05
Warrants to purchase shares of common stock(4)
Shares of common stock issuable upon exercise of the Warrants	$17,250,000	$2,239.05
Pre-Funded Warrants to purchase shares of common stock	(5)
Shares of common stock issuable upon exercise of the Pre-Funded Warrants (4)
Representative’s Warrants
Shares of common stock issuable upon exercise of the Representative’s Warrants	$1,897,500	$246.30
Total	$36,397,500	$4,724.40

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Includes the offering price of any additional shares of common stock and warrants to purchase shares of common stock that the underwriters have the right to purchase from the Registrant.
(4)	No fee is required pursuant to Rule 457(i) under the Securities Act.
(5)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and, as such, the proposed maximum aggregate offering price of the common stock and Pre-Funded Warrants (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $17,250,000.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 9, 2020

[•] Shares of Common Stock

Pre-Funded Warrants to Purchase up to [•] Shares of Common Stock

Warrants to Purchase up to [•] Shares of Common Stock

We are offering [•] shares of common stock and warrants to purchase up to [•] shares of our common stock at a combined public offering price of $[•] per share of common stock and accompanying warrant.

We are also offering to those purchasers whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, pre-funded warrants to purchase [•] shares of our common stock, or Pre-Funded Warrants. Each Pre-Funded Warrant will be exercisable for one share of our common stock (subject to adjustment as provided for therein) at any time at the option of the holder until such Pre-Funded Warrant is exercised in full, provided that the holder will be prohibited from exercising Pre-Funded Warrants for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The combined purchase price of each Pre-Funded Warrant and accompanying warrant to purchase common stock will equal $[•], and the exercise price of each Pre-Funded Warrant will equal $0.01 per share of common stock. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of the warrants and Pre-Funded Warrants offered hereby.

Each share of our common stock, or Pre-Funded Warrant in lieu thereof, is being sold together with a warrant to purchase one share of our common stock. Each warrant will have an exercise price of $[•] per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.” On July 8, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.78 per share. There is no established trading market for the warrants or Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the Pre-Funded Warrants will be limited.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page [•] of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total

Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	See “Underwriting” beginning on page [•] for additional disclosure regarding underwriting discounts and commissions and reimbursement of expenses.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional [•] shares of common stock and/or warrants to purchase [•] shares of common stock at the public offering price, less the underwriting discounts.

We anticipate that delivery of the shares, Pre-Funded Warrants and warrants against payment will be made on or about [•], 2020.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is [•], 2020.

TABLE OF CONTENTS

Summary	2
Risk Factors	7
Special Note Regarding Forward-Looking Statements	18
Use of Proceeds	18
Market For Registrant’s Common Equity, Related Stockholder Matters And Issuer Purchases Of Equity Securities	19
Dilution	19
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	20
Business	32
Directors and Executive Officers	42
Executive Compensation	48
Director Compensation	52
Equity Compensation Plan Information	53
Security Ownership Of Certain Beneficial Owners And Management	53
Certain Relationships And Transactions With Related Persons	55
Description of Capital Stock	57
Description of The Securities We Are Offering	60
Underwriting	62
Legal Matters	65
Experts	65
Market and Industry Data	66
Where You Can Find More Information	67

We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: We have not, and the underwriters have not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing”, “WEB-key”, “SideSwipe, “EcoID” and “The Biometric of Things” (application pending) with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting our name and PistolStar, Inc. (“PistolStar”) key technology offering names discussed later in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear (after the first usage) without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “BIO-key” “we,” “us” and “our” refer to BIO-key International, Inc. and our subsidiaries.

Overview

We develop and market advanced fingerprint biometric identification and identity verification technologies, as well as related identity management and credentialing hardware and software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit card, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology.

Our primary market focus includes enterprise security, mobile payments and credentialing, healthcare records and data security, among other things. Our secondary focus includes government markets, large scale identity projects such as voter’s registration, national ID programs, and SIM card registration.

We have also developed a robust products business. Our line of finger print readers, which we market under the brand names SideSwipe®, EcoID® and SideTouch™, can be used on any laptop, tablet or other device which contains a USB port.

We maintain a direct sales force and under our Channel Alliance Program utilize distributors, resellers, integrators and partners with substantial experience in selling technology solutions to government and corporate customers. We have built a global footprint which includes our executive offices in Wall, NJ, our research and development facility in Eagan, MN, and international operations in Hong Kong and Africa.

In 2020, we announced that we had secured two of the largest contracts in the Company’s history, with our partner Technology Transfer Institute (“TTI”). The contracts, valued at a combined $75,000,000, are for large-scale identification projects in Africa and Nigeria. These historic opportunities are expected to showcase the Company’s ability to support large scale projects utilizing our core biometric authentication software engine, WEB-key®.

We continue to develop advancements in our capabilities and explore potential strategic relationships, including business combinations and acquisitions, which could help us leverage our capability to deliver our solutions.  In furtherance of this strategy, in June, 2020 we acquired PistolStar, a New Hampshire based provider of enterprise-ready identity access management solutions, including multi-factor authentication, identity-as-a-service, single sign-on and self-service password reset to commercial, government and education customers throughout the United States and internationally. PistolStar has over 200 active customer subscribers to their products, which include PortalGuard™ multi-factor authentication (MFA), Nebula™ identity-as-a-service (IDaaS), PortalGuard single sign-on (SSO) and PortalGuard self-service password reset (SSPR).

PistolStar’s PortalGuard MFA offers customers flexible policy-driven choices among 15 different methods of authentication, including BIO-key biometrics, FIDO U2F/2FA tokens, WebAuthn, Windows Hello, Google Authenticator, Microsoft Authenticator, RSA SecureID, Phone Push, OTP, SMS, phone-call, and bar-code, so every user can always be securely authenticated with whichever factor is most appropriate.  For enterprises with existing IAM platforms, PortalGuard can be seamlessly integrated to add its complete MFA by supporting SAML, OpenID Connect, OAuth, WS-Federation, CAS, and Shibboleth, among other standards.

Combining PistolStar’s proprietary authentication software with our biometric solutions creates an integrated turn-key multi-factor solution which we believe is unparalleled in the industry, and will allow us to provide a unified MFA solution that is differentiated in the market by our biometric user experience and who-you-are strong authentication.

Finger-based Biometric Identification and Personal Identity Verification

We are a leader in finger-based biometric identification and personal identity verification, as well as authentication-transaction security. Stand-alone, or in partnerships with OEMs, integrators, and solution providers, we provide biometric security solutions to private and public sector customers. We help customers reduce risk by providing the ability to control access to facilities and services, in either the logical or physical domain. Our solutions positively identify individuals and verify, or confirm, their identity before granting access to, among other things, corporate resources, subscribed data and services, web portals, applications, physical locations or assets.

Our biometric identification technology improves both the accuracy and speed of screening individuals, for identification purposes or for personal identity verification, by extracting unique data from a fingerprint and comparing it to existing similar fingerprint data. The technology has been built to be scalable and to handle databases containing millions of fingerprints. We achieve the highest levels of discrimination without requiring any other identifying data (multi-factor) such as a user ID, smart ID cards, or tokens, although our technology can be used in conjunction with such additional factors. Users of our technology have the option of on device or cloud authentication. This flexible authentication option, in conjunction with our interoperable capabilities, is another key differentiator of our biometric identification solutions.

We also develop and distribute hardware components that are used in conjunction with our software, and sell third-party hardware components with our software in various configurations required by our customers. Our products are interoperable with all major fingerprint reader and hardware manufacturers and across Windows, Linux, and the Android mobile operating systems enabling application developers, value added resellers, and channel partners to integrate our fingerprint biometrics into their applications, while dramatically reducing maintenance, upgrade and life-cycle costs. This interoperability is unique in the industry, is a key differentiator for our products in the biometric market and, in our opinion, makes our technology more viable than competing technologies and expands the size of the overall market for our products.

We support industry standards, such as FIDO, BioAPI, and have received National Institute of Standards and Technology independent laboratory certification of our ability to support Homeland Security Presidential Directive #12 (HSPD-12) and ANSI/INCITS-378 templates, as well as validation of our fingerprint match speed and accuracy in large database environments.

In 2015, Microsoft announced native support for biometrics in the Windows 8.1 and Windows 10 Operating platforms as well as Office 2016. With Microsoft Hello, users can replace their PIN or password to access their device without any special software downloads by using our finger scanners which are plug and play compatible with the Microsoft platforms. We were the exclusive biometric partner at the Microsoft “Ignite your Business” Windows 10 and Office 2016 launch events, which generated a number of opportunities for both our hardware and software offerings.

Our Authentication Transaction Security Solution and Markets

Our authentication-transaction security technology, WEB-key®, provides the ability to conduct identification and identity verification transactions in potentially insecure environments, including the World Wide Web or in off-site cloud environments. We have developed our technology to enable on-device authentication as well as network or cloud-based authentication and believe we may be one of the few if not only technology vendors capable of providing this flexibility and capability.

WEB-key makes cloud-based biometric user-authentication viable and eliminates technology constraints on online service providers, who are otherwise dependent on handset provider hardware and software platform decisions. It extends all features and functionalities of the VST algorithm to customers looking to add an enhanced level of security to their thin client and client/server applications. WEB-key is currently supported by both Windows and Linux operating systems. Clients are available on Windows and Android operating systems.

Historically, our largest market has been access control within highly regulated industries such as government, financial services, and healthcare.  During 2019 we became a biometric authentication provider for board of election offices as eight offices, in two states, deployed our hardware and software to secure internal access to the voter registration database. We will seek to extend this footprint in 2020 and beyond.

Our two primary sales strategies are focused on expanding marketing efforts into the IAM market along with a dedicated pursuit of large-scale identification projects across the globe.

Our Products

We offer a full line of easy to use finger scanners for both enterprise and consumer markets. Our SideSwipe, SideTouch and EcoID scanners are plug and play compatible with Microsoft Windows and our Q-180 Touch reader is a Micro USB compatible fingerprint reader for Android devices. The readers are currently sold in the Microsoft stores, as well as through their on-line channel, on Amazon, and through our website.

Finally, our ID Director for Windows and ID Director for SAML offer biometric authentication to SAML enables apps such as Office 365, GoToMeeting, Zoom, SalesForce, Google G-Suite, and many others.

General

Our principal executive office is located at 3349 Highway 138, Building A, Suite E, Wall, New Jersey 07719 and our telephone number is (732) 359-1100. Our website is located at www.bio-key.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus. Our website address is included as an inactive textual reference only.

The Offering

Common stock offered by us	[•] shares.

Pre-Funded Warrants offered by us

We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase Pre-Funded Warrants to purchase up to [•] shares of our common stock. The purchase price of each Pre-Funded Warrant and accompanying warrant to purchase common stock will equal $[•], and the exercise price of each Pre-Funded Warrant will be $0.01 per share of common stock. Each Pre-Funded Warrant will be exercisable immediately upon issuance and will not expire. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such Pre-Funded Warrants. See “Description of the Securities we are Offering–Pre-Funded Warrants” for a discussion on the terms of the Pre-Funded Warrants.

Each Pre-Funded Warrant is exercisable for one share of our common stock (subject to adjustment as provided therein) at any time at the option of the holder, provided that the holder will be prohibited from exercising its Pre-Funded Warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Warrants offered by us

Warrants to purchase up to [•] shares of our common stock. Each share of our common stock, or Pre-Funded Warrant in lieu thereof, is being sold together with a warrant to purchase one share of our common stock. Each warrant will have an initial exercise price of $[•] per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such warrants.

Option to purchase additional shares and/or warrants

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional [•] shares of common stock and/or warrants to purchase [•] shares of common stock at the public offering price, less the underwriting discounts.

Common stock outstanding after this offering	[•] shares (including the shares of common stock underlying the Pre-Funded Warrants but assuming none of the warrants to purchase common stock issued in this offering are exercised).

Use of proceeds

We currently expect to use the net proceeds from this offering to (i) repay $4,226,250 of secured convertible notes and (ii) the balance for general corporate purposes and to fund ongoing operations and expansion of our business.  For additional information, please refer to the section entitled “Use of Proceeds” of this prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to purchase any of our securities in this offering.

Market Symbol and trading

Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.” There is no established trading market for the warrants or Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and Pre-Funded Warrants will be limited.

Unless otherwise stated, all information contained in this prospectus assumes the exercise in full of all Pre-Funded Warrants sold in lieu of common stock in this offering and no exercise by the underwriters of their option to purchase additional shares and/or warrants in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 22,181,315 shares of our common stock outstanding as of July 8, 2020 and excludes as of such date:

●	1,610,054 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $2.42 per share;
●	6,036,507 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $1.30 per share;
●	3,643,320 shares of our common stock issuable upon the conversion of $4,226,250 principal amount of outstanding convertible notes with a conversion price of $1.16 per share; and
●	859,926 other shares of our common stock reserved for future issuance under our 2015 Equity Incentive Plan.

CAPITALIZATION

The following table summarizes our unaudited capitalization and cash and cash equivalents as of March 31, 2020 on a pro forma basis to reflect:

●	the issuance of [•] shares of common stock to directors in payment of board and board committee fees and $[•] of additional paid in capital in connection with the issuance of such shares;

●	the issuance of $[______] principal amount of secured convertible notes;

●	the issuance of [_____] shares of common stock in payment of commitment fees in connection with the issuance of the secured convertible notes;

●

the sale by us of securities in this offering, based on a public offering price of $[•] per unit, assuming no exercise of the underwriter’s over-allotment option and the deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

●	the issuance of [•] shares of common stock upon conversion of $[______] of outstanding indebtedness.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as our financial statements and related notes and the other financial information, incorporated by reference into this prospectus supplement.

As of March 31, 2020 (Unaudited)
	Pro forma		As Adjusted
Cash and cash equivalents	$		$
Total debt	$		$
Common stock, $0.0001 par value, 170,000,000 shares authorized, [•], issued and outstanding, pro forma, and [•] issued and outstanding, as adjusted	$		$
Additional paid in capital	$		$
Accumulated deficit		)		)
Total stockholders’ equity	$		$
Total capitalization	$		$

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus. The risks described below are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock and the value of the warrants to decline, resulting in a loss of all or part of your investment.

Business and Financial Risks

Based on our lack of sufficient revenue since inception and recurring losses from operations, our independent registered public accounting firm has included an explanatory paragraph in their audit opinion as to the substantial doubt about our ability to continue as a going concern.

Due to, among other factors, our history of losses, limited revenue and negative cash flows from operations, our independent registered public accounting firm has included an explanatory paragraph in their audit opinion for the year ended December 31, 2019 as to the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

Since our formation, we have not generated significant revenue and have sustained substantial operating losses.

As of March 31, 2020, we had an accumulated deficit of approximately $93.2 million. In order to increase revenue, we have developed a direct sales force and anticipate the need to retain additional sales, marketing and technical support personnel and may need to incur substantial expenses. We cannot assure you that we will be able to secure these necessary resources, that a significant market for our technologies will develop, or that we will be able to achieve our targeted revenue. If we are unable to achieve revenue or raise capital sufficient to cover our ongoing operating expenses, we will be required to scale back operations, including marketing and research initiatives, or in the extreme case, discontinue operations.

Our biometric technology has yet to gain widespread market acceptance and we do not know how large of a market will develop for our technology.

Biometric technology has received only limited market acceptance, particularly in the private sector. Our technology represents a novel security solution and we have not yet generated significant sales. Although recent security concerns relating to identification of individuals and appearance of biometric readers on popular consumer products, including the Apple iPhone, have increased interest in biometrics generally, it remains an undeveloped, evolving market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. Acceptance of biometrics as an alternative to such traditional methods depends upon a number of factors including:

●	national or international events which may affect the need for or interest in biometric solutions;

●	the performance and reliability of biometric solutions;

●	marketing efforts and publicity regarding these solutions;

●	public perception regarding privacy concerns;

●	costs involved in adopting and integrating biometric solutions;

●	proposed or enacted legislation related to privacy of information; and

●	competition from non-biometric technologies that provide more affordable, but less robust, authentication (such as tokens and smart cards).

For these reasons, we are uncertain whether our biometric technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solution specifically.

Biometric technology is a new approach to Internet security, which must be accepted in order for our WEB-key solution to generate significant revenue.

Our WEB-key authentication initiative represents a new approach to Internet security, which has been adopted on a limited basis by companies that distribute goods, content or software applications over the Internet. The implementation of our WEB-key solution requires the distribution and use of a finger scanning device and integration of database and server side software. Although we believe our solutions provide a higher level of security for information transmitted over the Internet than existing traditional methods, unless business and consumer markets embrace the use of a scanning device and believe the benefits of increased accuracy outweigh implementation costs, our solution will not gain market acceptance.

The market for our solutions is still developing and if the biometrics industry adopts standards or a platform different from our standards or platform, our competitive position would be negatively affected.

The market for identity solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several organizations set standards for biometrics to be used in identification and documentation. Although we believe that our biometric technologies comply with existing standards, these standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products and services.

Our software products may contain defects which will make it more difficult for us to establish and maintain customers.

Although we have completed the development of our core biometric technology, it has only been used by a limited number of business customers. Despite extensive testing during development, our software may contain undetected design faults and software errors, or “bugs” that are discovered only after it has been installed and used by a greater number of customers. Any such defect or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technologies are intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our biometric technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

In order to generate revenue from our biometric products, we are dependent upon independent original equipment manufacturers, system integrators and application developers, which we do not control. As a result, it may be more difficult to generate sales.

We market our technology through licensing arrangements with:

●	Original equipment manufacturers (OEMs), system integrators and application developers which develop and market products and applications which can then be sold to end users; and

●	Companies which distribute goods, services or software applications over the Internet.

As a technology licensing company, our success will depend upon the ability of these manufacturers and developers to effectively integrate our technology into products and services which they market and sell. We have no control over these licensees and cannot assure you that they have the financial, marketing or technical resources to successfully develop and distribute products or applications acceptable to end users or generate any meaningful revenue for us. These third parties may also offer the products of our competitors to end users. While we have commenced a significant sales and marketing effort, we have only begun to develop a significant distribution channel and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

We face intense competition and may not have the financial and human resources necessary to keep up with rapid technological changes, which may result in our technology becoming obsolete.

The Internet, facility access control, and information security markets are subject to rapid technological change and intense competition. We compete with both established biometric companies and a significant number of startup enterprises as well as providers of more traditional methods of access control. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies, which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition are widely adopted, it would significantly reduce the potential market for our fingerprint identification technology.

We introduced our products in Asian markets in 2016 and expect material revenues from Africa beginning in 2020. Our financial performance will be subject to risks associated with changes in the value of the U.S. dollar versus local currencies.

Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar-denominated sales and operating expenses worldwide. Weakening of foreign currencies relative to the U.S. dollar will adversely affect the U.S. dollar value of our foreign currency-denominated sales and earnings, if any, and could lead to us raising international pricing, potentially reducing the demand for our products. In addition, margins on sales of our products in foreign countries and on sales of products that include components obtained from foreign suppliers could be materially adversely affected by foreign currency exchange rate fluctuations.

Although we have made significant sales of our products throughout Asia and Africa, we have not been able to consistently enforce our contract rights and collect all receivables which has resulted in material write-offs.

In June 2015, we made a license sale in Africa for approximately $2.1 million, of which approximately $1.7 million remains unpaid. In December 2018, we made a license sale in Asia for approximately $1.1 million, of which approximately $0.5 million remains unpaid.  These amounts were written off in full in the years ended December 31, 2018 and December 31, 2019, respectively and negatively impacted our financial position and results of operation.

We recently announced that we secured two contracts with our partner TTI.  These contracts are for large-scale identification projects in Africa. Our ability to enforce our international contracts is contingent on our relationships with foreign resellers and their financial viability. Although we are making efforts to better enforce our contract rights, there can be no assurance that we will be able to fully collect all receivables originating in Asia and Africa or that we will not have to write-off future receivable which may be material in amount.   Any such write-offs will negatively impact our financial position and results of operation.

We depend on key employees and members of our management team, including our Chairman of the Board and Chief Executive Officer and our Chief Technology Officer, in order to achieve our goals. We cannot assure you that we will be able to retain or attract such persons.

Our employment contracts with Michael W. DePasquale, our Chairman of the Board and Chief Executive Officer, and Mira LaCous, our Chief Technology Officer, expire annually, and renew automatically for successive one year periods unless notice of non-renewal is provided by the Company. Although the contracts do not prevent them from resigning, they do contain confidentiality and non-compete clauses, which are intended to prevent them from working for a competitor within one year after leaving our Company. Our success depends on our ability to attract, train and retain employees with expertise in developing, marketing and selling software solutions. In order to successfully market our technology, we will need to retain additional engineering, technical support and marketing personnel. The market for such persons remains highly competitive and our limited financial resources will make it more difficult for us to recruit and retain qualified persons.

We cannot assure you that the intellectual property protection for our core technology provides a sustainable competitive advantage or barrier to entry against our competitors.

Our success and ability to compete is dependent in part upon proprietary rights to our technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets and technical measures to protect our propriety rights. We have filed a patent application relating to both the optic technology and biometrics solution components of our technology wherein several claims have been allowed. The U.S. Patent and Trademark Office has issued us a series of patents for our Vector Segment fingerprint technology (VST), and our other core biometric analysis and identification technologies. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S. and abroad, our technology or other intellectual property may be compromised, and our business would be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources.

Third parties may claim that we are infringing on their intellectual property rights. We may violate the rights of others without our knowledge. We may expose ourselves to additional liability if we agree to indemnify our customers against third party infringement claims. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim.

In addition, in the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are engaged in the development of portions of products which are similar to the development in which they were involved at their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. If any such claims were to arise in the future, litigation or other dispute resolution procedures might be necessary to retain our ability to offer our current and future services, which could result in substantial costs and diversion of our financial and management resources. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations. Even if intellectual property claims brought against us are without merit, they could result in costly and time consuming litigation, and may divert our management and key personnel from operating our business.

If we are unable to effectively protect our intellectual property rights on a worldwide basis, we may not be successful in the international expansion of our business.

Access to worldwide markets depends in part on the strength of our intellectual property portfolio. There can be no assurance that, as our business expands into new areas, we will be able to independently develop the technology, software or know-how necessary to conduct our business or that we can do so without infringing the intellectual property rights of others. To the extent that we have to rely on licensed technology from others, there can be no assurance that we will be able to obtain licenses at all or on terms we consider reasonable. The lack of a necessary license could expose us to claims for damages and/or injunction from third parties, as well as claims for indemnification by our customers in instances where we have a contractual or other legal obligation to indemnify them against damages resulting from infringement claims. With regard to our own intellectual property, we actively enforce and protect our rights. However, there can be no assurance that our efforts will be adequate to prevent the misappropriation or improper use of our protected technology in international markets.

We face inherent product liability or other liability risks that could result in large claims against us.

We have inherent risk of exposure to product liability and other liability claims resulting from the use of our products, especially to the extent customers may depend on our products in public safety situations that may involve physical harm or even death to individuals, as well as exposure to potential loss or damage to property. Despite quality control systems and inspection, there remains an ever-present risk of an accident resulting from a faulty manufacture or maintenance of products, or an act of an agent outside of our or our supplier’s control. Even if our products perform properly, we may become subject to claims and costly litigation due to the catastrophic nature of the potential injury and loss. A product liability claim, or other legal claims based on theories including personal injury or wrongful death, made against us could adversely affect operations and financial condition. Although we may have insurance to cover product liability claims, the amount of coverage may not be sufficient.

We expect that we will need to obtain additional financing to execute our business plan over the long-term, which may not be available. If we are unable to raise additional capital or generate significant revenue, we may not be able to continue operations.

We have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. We currently require approximately $525,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation. During 2019, we generated approximately $2,268,000 of revenue, which is below our average monthly requirements. If we are unable to generate sufficient revenue to cover operating expenses and fund our business plan, we will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. We may, therefore, need to obtain additional financing through the issuance of debt or equity securities. We cannot assure you that we will be able to secure any such additional financing on terms acceptable to us or at all. If we cannot obtain such financing, we will not be able to execute our business plan, will be required to reduce operating expenses, and in the extreme case, discontinue operations.

We have secured debt outstanding, which subjects us to potential defaults, that could adversely affect our ability to raise additional capital to fund our operations.

We have previously issued secured convertible notes in the aggregate amount of $4,226,250 to Lind Global Macro Fund, L.P (“Lind”). The notes are secured by all of our assets, including our intellectual property.

Our indebtedness could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments of principal, interest on, and other fees related to such indebtedness, thereby reducing the availability of our cash flow to fund working capital and capital expenditures, and for other general corporate purposes;

•

limit our flexibility in planning for, or reacting to, changes in our business and the biometric authentication industry, which may place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit among other things, our ability to borrow additional funds.

We plan to use a portion of the proceeds of this offering to repay amounts owed to Lind under these notes.  To the extent we are unable to pay off our outstanding indebtedness with proceeds from this offering, our ability to make scheduled principal payments, to pay interest on or to refinance our indebtedness, depends on our future financial performance, which is subject to several factors including economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to satisfy our obligations under our indebtedness or any future indebtedness we may incur as well as our ability to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional capital on terms that may be onerous or highly dilutive. Our ability to refinance our existing or future indebtedness will depend on the conditions in the capital markets and our financial condition prior to maturity of the indebtedness.  Any failure to make required principal or interest payments, or satisfy any other non-monetary obligations, including maintaining listing on the Nasdaq Capital Market, would result in an event of default and permit acceleration of all amounts due, and other remedies, including foreclosure on our assets.

We may not achieve sustainable profitability with respect to the biometric component of our business if we are unable to maintain, improve our offerings.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services, we may not be able to recover our fixed costs or otherwise become profitable.

If we fail to adequately manage our resources, it could have a severe negative impact on our financial results or stock price.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

The recent outbreak of COVID-19 has and may continue to have a negative impact on our business, sales, results of operations and financial condition.

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, particularly retail operations and travel, as businesses and federal, state, and local governments take increasingly broad actions to mitigate this public health crisis. Individually and collectively, the consequences of the COVID-19 outbreak could have a material adverse effect on our business, sales, results of operations and financial condition.  Although our employees have been accustomed to working remotely prior to the COVID-19 pandemic, the uncertainty has extended sales cycles, extended payment terms, impacted access to inventory overseas, and delayed the start of planned deployments, particularly in the continent of Africa which remains subject to shut-down and shelter at home orders.

Additionally, our liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels, and meet our financial obligations. Currently capital and credit markets have been disrupted by the crisis and our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the crisis, further actions may be required.  Our recent experience is that due to circumstances related to COVID-19, some of our customers have experienced delays in processing of orders for our products, which may delay certain anticipated revenues.

The extent to which the COVID-19 outbreak ultimately impacts our business, sales, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience significant impacts to our business as a result of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

We have taken measures to minimize the health risks of COVID-19 to our employees, as their safety and well-being are a top priority. Despite these efforts, there is a risk that one or more of our employees, including members of senior management, could contract COVID-19. Our U.S. employees are working remotely when possible, and we may experience reduced productivity due to the remote work environment. The extent to which COVID-19 impacts our business, sales and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

War, terrorism, other acts of violence or natural or manmade disasters such as a global pandemic may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business may be adversely affected by instability, disruption or destruction in a geographic region in which we operate, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of COVID-19, described above.

Such events may cause customers to suspend their decisions on using our products and services, make it difficult or impossible to access some of our inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services. These events also pose significant risks to our personnel and to physical facilities which could materially adversely affect our financial results.

Our business could be negatively impacted by security threats, including cybersecurity threats, ransomware, and other disruptions.

As a technology company, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented systems and procedures that are designed to protect customer, employee, vendor and Company information, prevent data loss and other security breaches, and otherwise identify, assess, and analyze cybersecurity risks, these measures may not be effective. Development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures increase and become more sophisticated. We face an evolving threat landscape in which cybercriminals, among others, employ a complex array of techniques designed to access personal data and other information, including, for example, the use of fraudulent or stolen access credentials, malware, ransomware, phishing, denial of service and other types of attacks. While, to the best of our knowledge, we have not experienced any material misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information as a result of a security breach or cyber attack that could materially increase financial risk to the Company or our customers, such a security breach or cyber attack could adversely affect our business and operations, including by damaging our reputation and our relationships with our customers, employees and investors, exposing us to litigation, fines, penalties or remediation costs.

We may experience difficulties in integrating the operations, personnel and assets of PistolStar which we acquired in June 2020.

We recently acquired PistolStar. There can be no assurance that we will be able to manage PistolStar’s business or successfully integrate the business with our historic operations without substantial costs, delays or other operational or financial problems. In addition, we cannot assure you that we will be to maintain and grow the revenues and operating margins of the combined business, realize cost synergies with PistolStar’s products, services, and operations, or that we will be able to retain all of PistolStar’s existing customers and employees. If we are unable to successfully manage the new business, we will not be able to generate sufficient revenue to offset the acquisition costs that we have incurred which would have a material adverse effect on our financial positon and results of operations.

We may pursue strategic acquisitions, including acquiring other identity access management companies, as part of our growth strategy and that may disrupt our growth.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.  Additional risks may include:

•	difficulties in integrating operations, technologies, services and personnel;

•	the diversion of financial and management resources from existing operations;

•	the risk of entering new markets;

•	the potential loss of existing customers following an acquisition;

•	the potential loss of key employees and the associated risk of competitive efforts from such departed personnel; and

•	the inability to generate sufficient revenue to offset acquisition or investment costs.

As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

Risks Related To Our Common Stock

We have issued a substantial number of securities that are convertible into shares of our common stock which could result in substantial dilution to the ownership interests of our existing shareholders.

As of the date of this prospectus, approximately 11,400,000 shares of our common stock were reserved for issuance upon exercise or conversion of outstanding stock options, warrants, and convertible notes. The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing stockholders.

The availability of a substantial number of shares of our common stock for public sale may cause the price of our common stock to decline.

Our most recent registration statement, which was declared effective in September 2019, covered the public resale of 2,040,000 shares of our common stock underlying a convertible note and 2,000,000 shares underlying warrants which we issued in a July 2019 private offering. In the first quarter of 2020, we amended the convertible note to reduce the conversion price to $0.65 per share which increased the number of shares issuable upon conversion of the note. As of the date of this prospectus, 5,829,225 shares have been converted under the note.  In addition, on May 6, 2020 and June 29, 2020, we issued convertible notes and warrants convertible and exercisable, respectively, into approximately an aggregate of 6,968,319 shares of common stock.  We have agreed to register the public resale of these shares which represent approximately 31% of our outstanding shares. The availability of these shares for sale to the public, whether or not sales have occurred or are occurring, and the sale of such shares in the public markets could have an adverse effect on the market price of our common stock. Such an adverse effect on the market price would make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the Nasdaq Capital Market, an active trading market for our shares may not be developed and if developed, sustained. If an active market for our common stock is not developed or sustained, it may be difficult for you to sell your shares without depressing the market price for the shares or sell your shares at all. Any inactive trading market for our common stock may also impair our ability to raise capital to continue to fund our operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If we fail to comply with the continued minimum closing bid and the minimum shareholders’ equity requirements of the Nasdaq or other requirements for continued listing, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share for 30 consecutive business days. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

In September 2019, we received a letter from the Nasdaq stating that our share price had not satisfied the continued listing requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). We were not able to regain compliance during the 180-day period following the letter, and have provided a written notice to the Nasdaq stating that it is our intention to regain compliance during the second 180-day period. On April 20, 2020, we received notice from the Listing Qualifications Department of The Nasdaq Capital Market that the grace period to regain compliance with the continued listing standard set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules (the “Minimum Bid Price Requirement”) has been extended due to the global market impact caused by COVID-19. More specifically, Nasdaq has stated that the compliance periods for any company previously notified about non-compliance with the Minimum Bid Price Requirement will be suspended effective April 16, 2020, until June 30, 2020. On July 1, 2020, companies will receive the balance of any pending compliance period in effect on April 16, 2020 to come back into compliance with the applicable Minimum Bid Price Requirement. As a result of this extension, we now have until December 4, 2020, to regain compliance with the Minimum Bid Price Requirement.

On May 18, 2020, we received notice (the “Notice”) from the Nasdaq that the Company’s stockholders’ equity reported in the Company’s Annual Report on Form 10-K for the period ended December 31, 2019 does not satisfy the Nasdaq Capital Market continued listing requirement set forth in Nasdaq Listing Rule 5550(b)(1) (the “Rule”). We had 45 calendar days from the date of the Notice to submit to the Nasdaq a plan to regain compliance with the Rule. We have timely submitted our plan to the Nasdaq Capital Market. We expect that a combination of the proceeds of this offering, execution of existing contracts, and the acquisition of PistolStar will allow us to regain compliance within the next sixty (60) days. If the plan is accepted, the Nasdaq Capital Market may grant an extension of up to 180 calendar days from the date of the Notice for us to provide evidence of compliance. If the plan is not accepted or we are not granted an extension, or if we are granted an extension and are unable to regain compliance, then we may request a hearing before a Nasdaq Hearings Panel. In the event a hearing is requested, all suspension and delisting action would be stayed pending the conclusion of the hearing process. There can be no assurance that we will be able to regain compliance with the Rule. Failure to regain compliance with the Rule and delisting of our shares from the Nasdaq Capital Market this would result in an event of default under the secured convertible promissory notes issued to Lind.

We expect to raise additional funds in the future through issuances of securities and such additional funding may be dilutive to stockholders or impose operational restrictions.

We expect that we will need to raise additional capital in the future to help fund our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, and may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuance of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our shares of common stock.

We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors seeking cash dividends should not purchase shares of our common stock.

Our share ownership is concentrated which will limit your ability to influence corporate matters.

Our directors, officers and principal stockholders, beneficially own approximately 33% of our common stock and will continue to have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Provisions of our certificate of incorporation, bylaws and Delaware law may make a contested takeover of our Company more difficult.

Certain provisions of our certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware (“DGCL”) could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our stockholders. For example, we are subject to the provisions of the DGCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an “interested stockholder”) for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our certificate of incorporation also includes undesignated preferred stock, which may enable our board of directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Finally, our bylaws include an advance notice procedure for stockholders to nominate directors or submit proposals at a stockholders meeting. Delaware law and our charter may, therefore, inhibit a takeover.

The trading price of our common stock may be volatile.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the biometrics and access control industries, and other events or factors. We cannot assure you that any of the broker-dealers that currently make a market in our common stock will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future-trading price of our common stock.

Risks Relating to This Offering

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The combined public offering price per share of our common stock and accompanying warrant will be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of         shares of our common stock and accompanying warrants in this offering, at a combined public offering price of $[•] per share and accompanying warrant, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and attributing no value to the warrants sold in this offering, purchasers of our common stock in this offering will incur immediate dilution of $[•] per share in the net tangible book value of the common stock they acquire. In the event that you exercise your warrants, you may experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

Holders of our warrants and Pre-Funded Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants or Pre-Funded Warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants or Pre-Funded Warrants. Upon exercise of your warrants or Pre-Funded Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There is no public market for the warrants to purchase shares of our common stock or Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the warrants or Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the warrants and Pre-Funded Warrants will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “should,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties.

Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa, our ability to expand into Asia, Africa and other foreign markets; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing.

These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future.

You should carefully read this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $[•] million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants. If the underwriters exercise their option to purchase additional shares and warrants in full, our net proceeds from this offering will be approximately $[•] million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants. We currently intend to use $2,415,000 of the net proceeds of the offering to repay in full a secured convertible promissory note payable to Lind. due May 6, 2021. Principal payments on this note are due on a monthly basis commencing December 6, 2020. We intend to use $1,811,250 of the net proceeds from this offering to repay in full a secured convertible promissory note issued to Lind due June 30, 2021. Principal payments on this note are due on a monthly basis commencing October 30, 2020. We intend to use the balance of the net proceeds of this offering for general corporate and working capital purposes and to fund ongoing operations and expansion of our business. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for these purposes and our management will have broad discretion in the allocation of such net proceeds.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock currently trades on the Nasdaq Capital Market under the symbol “BKYI”.

Holders

As of June 30, 2020 the number of stockholders of record of our common stock was 58.

Dividends

We have not paid any cash dividends on our common stock to date, and have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends on our common stock is also subject to the discretion of our Board of Directors and certain limitations imposed under the DGCL. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

DILUTION

If you purchase our securities in this offering, you may experience dilution to the extent of the difference between the combined public offering price per share and accompanying warrant in this offering and our as adjusted net tangible book value per share immediately after this offering, assuming no value is attributed to the warrants, and such warrants are accounted for and classified as equity. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of March 31, 2020, our net tangible book value was approximately $[•] million, or approximately $[•] per share.

After giving effect to the sale by us of [•] shares of our common stock (including the shares of common stock underlying the Pre-Funded Warrants) and warrants to purchase up to [•] shares of our common stock in this offering at a combined public offering price of $[•] per share and accompanying warrant, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $[•] million, or approximately $[•] per share. This represents an immediate increase in net tangible book value of $[•] per share to existing stockholders and an immediate dilution of $[•] per share to new investors purchasing shares of our common stock and accompanying warrants in this offering, attributing none of the combined public offering price to the warrants offered hereby. The following table illustrates this per share dilution:

Combined public offering price per share and accompanying warrant
Net tangible book value per share as of March 31, 2020
Increase in net tangible book value per share after this offering

As adjusted net tangible book value per share after this offering

Dilution per share to new investors

The discussion and table above assume (i) no exercise of the underwriters’ option to purchase up to an additional [•] shares of common stock and/or warrants to purchase [•] shares of common stock, (ii) no exercise of warrants offered in this offering, and (iii) the immediate exercise in full of all Pre-Funded Warrants in this offering.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the combined public offering price per share of common stock and accompanying warrants sold in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 18,391,122 shares of our common stock outstanding as of March 31, 2020 and exclude as of such date:

●	1,642,964 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $2.44 per share;
●	2,586,507 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $1.49 per share;
●	3,737,192 shares of our common stock issuable upon conversion of outstanding convertible notes at a conversion price of $0.65 per share;
●	122,547 shares of our common stock issuable upon conversion of outstanding convertible notes at a conversion price of $1.50 per share; and
●	866,476 other shares of our common stock reserved for future issuance under our 2015 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned “RISK FACTORS” and elsewhere in this prospectus. The following should be read in conjunction with our audited financial statements included elsewhere herein.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help you understand the Company. The MD&A is provided as a supplement to and should be read in conjunction with our financial statements and the accompanying notes.

OVERVIEW

We develop and market advanced fingerprint biometric identification and identity verification technologies, as well as related identity management and credentialing fingerprint biometric hardware and software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit card, passports, driver’s licenses, OTP or other forms of possession or knowledge-based credentialing.  Advanced BIO-key® technology has been and is used to improve both the accuracy and speed of competing finger-based biometrics. Our solutions are used by customers in every sector of our economy including government, financial services, education, manufacturing, retail, and call centers.

We provide the ability to positively identify and authenticate individuals before granting access to valuable corporate resources, web portals or applications in seconds.  Powered by our patented Vector Segment Technology (VST), WEB-key and BSP development kits are fingerprint biometric solutions that provide interoperability with dozens of reader manufacturers, enabling application developers and integrators to integrate fingerprint biometrics into their applications.

Our biometric identification technology improves both the accuracy and speed of screening individuals, for identification purposes or for personal identity verification, by extracting unique data from a fingerprint and comparing it to existing similar fingerprint data. The technology has been built to be scalable and to handle databases containing millions of fingerprints. We achieve the highest levels of discrimination without requiring any other identifying data (multi-factor) such as a user ID, smart cards, or tokens, although our technology can be used in conjunction with such additional factors. Users of our technology have the option of on device or cloud authentication. This flexible authentication option in conjunction with our interoperable capabilities, is another key differentiator of our biometric identification solutions.

Our WEB-key solution is a client server suite that can be integrated into virtually any application, whether web based or desktop application based on Windows. The WEB-key solution is a security solution that protects the biometric data in processing, transmission and storage. WEB-key provides a turn-key solution for biometric as well as multi-factor authentication across an enterprise, government system or any user population.

We also develop and distribute hardware components that are used in conjunction with our software, and sell third-party hardware components with our software in various configurations required by our customers. Our products are interoperable with major fingerprint reader and hardware manufacturers, supporting Windows, Linux, Mac OS X, and Android operating systems enabling application developers, value added resellers, and channel partners to integrate our fingerprint biometrics into their applications, while dramatically reducing maintenance, upgrade and life-cycle costs. This interoperability is unique in the industry, and a key differentiator for our products in the biometric market. In our opinion, these features make our technology more viable than competing technologies and expands the size of the overall market for our products.

In partnerships with OEMs, VARs, integrators, and solution providers, we market and sell biometric hardware and software solutions to SMBs, the Fortune 500 and government agencies.

We support industry standards, including PIV, FIPS, ANSI, ISO, SAML, and BioAPI among others. We have received National Institute of Standards and Technology (NIST) independent laboratory testing and certification of our ability to support Homeland Security Presidential Directive #12 (HSPD-12) and ANSI/INCITS-378 templates, as well as validation of our fingerprint match speed and accuracy in large database environments.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary focus is in marketing and selling this technology to customers seeking to secure access to networks, applications and data on-premises or remotely. Our primary market focus includes, government, financial services, education, healthcare, manufacturing, retail, and call centers.

PRODUCTS

We also offer a full line of easy to use finger scanners for both enterprise and consumer markets. Our SideSwipe, SideTouch and EcoID scanners are plug and play compatible with Microsoft Windows and our Q-180 Touch reader is a Micro USB compatible fingerprint reader for Android devices. The readers are currently sold in the Microsoft stores, as well as through their on-line channel, on Amazon, and through our website.  In 2018, we introduced OmniPass Consumer, a secure biometric-enabled application to manage multiple passwords for online apps, services, or accounts.

In 2015, Microsoft announced native support for biometrics in the Windows 8.1 and Windows 10 Operating platforms as well as Office 2016. With Microsoft Hello, any user can replace their PIN or password to access their device without any special software downloads by using our finger scanners, SideSwipe, SideTouch and EcoID, which are plug and play compatible with the Microsoft platforms. We have been the preferred partner, in particular at the Microsoft “Ignite your Business” Windows 10 and Office 2016 launch events.

Finally, our ID Director for Windows and  ID Director for SAML offer biometric authentication to SAML enables apps such as Office 365, GoToMeeting, Zoom, SalesForce, Google G-Suite, and many others.

STRATEGIC OUTLOOK

Historically, our largest market has been access control within highly regulated industries such as government, financial services, and healthcare.  During 2019 we became the go-to biometric authentication provider for board of election offices as eight offices deployed our hardware and software to secure internal access to the voter registration database. We will seek to extend this footprint in 2020 and beyond.

Working with our partner TTI, we expect to begin deploying several large-scale identity and access projects in the second quarter of 2020. We are in the process of establishing an African subsidiary, to work closely with TTI who was awarded contracts of $45M and $30M. Under the first contract, we will provide biometric authentication to support the infrastructure of a new e-commerce project developed with the expectation to generate more than one million jobs in Nigeria. The second contract provides for BIO-key hardware and software to be used by a leading African telecommunications company to secure internal access to customer data. Based on information available today, Africa and the surrounding regions are receiving government funding to expand the use of biometric authentication solutions to help establish trustworthy government programs and reduce fraud.  As described above, the COVID-19 pandemic has and may continue to delay the rollout of these programs.

We plan to have a more significant role in the Identity and Access Management (IAM) market which continues to expand. We plan to offer customers a suite of authentication options that complement our biometric solutions. The more well-rounded offerings of authentication options will allow customers to customize their approach to authentication all under one umbrella.

As devices with onboard fingerprint sensors continue to deploy to consumers, we expect that third-party application developers will demand the ability to authenticate users of their respective applications (apps) with the onboard fingerprint biometric. We further believe that authentication will occur on the device itself for potentially low-value, and therefore low-risk, use-transactions and that user authentication for high-value transactions will migrate to the application provider’s authentication server, typically located within their supporting technology infrastructure, or cloud. We have developed our technology to enable, on-device authentication as well as network or cloud-based authentication and believe we may be the only technology vendor capable of providing this flexibility and capability. Our core technology works on major commercially available fingerprint readers, across Windows and Linux, Mac OS X and Android operating systems. This interoperability, coupled with the ability to authenticate users via the device or cloud, is unique in the industry, provides a key differentiator for us, and in our opinion, makes our technology more viable than competing technologies and expands the size of the overall market for our products.

We believe there is potential for significant market growth in the following key areas:

●	Corporate network access control, corporate campuses, computer networks, and applications.

●	Large scale identification projects, especially in Africa and the surrounding regions.

●	Government funded initiatives, including with the state board of elections.

●

International law enforcement use case applications as prospects see us as a global leader in the biometric technology space as witnessed by our agreement with the Israeli Defense Force, and the Singapore and Dubai Police departments.

●	Consumer mobile credentialing, including mobile payments, credit and payment card programs, data and application access, and commercial loyalty programs.

●	Demand for BIO-key hardware products from Windows 10 users and Fortune 500 companies.

●	Government services and highly regulated industries including, Medicare, Medicaid, Social Security, Drivers Licenses, Campus and School ID, Passports/Visas.

●	Continued growth in the Asia Pacific region.

●	New remote authentication challenges – which our solutions are ideally suited to address.

●	New opportunity to market our remote security solutions, spurred on because of the COVID-19 outbreak.

In the near-term, we expect to grow our business within government services and highly-regulated industries in which we have historically had a strong presence.  We believe that continued heightened security and privacy requirements in these industries will generate increased demand for security solutions, including biometrics. In addition, we expect that the integration of our technology into Windows 10, will accelerate the demand for our computer network log-on solutions and fingerprint readers.

Our two primary sales strategies call for expanded marketing efforts into the IAM market along with a dedicated pursuit of large-scale identification projects across the globe.

We also plan on expanding our new Channel Alliance Program which now has more than twenty participants and started to generate modest initial revenues.

RECENT DEVELOPMENTS

COVID-19

As discussed under “Risk Factors” above, an outbreak of a novel strain of the coronavirus, COVID-19, has been recognized as a pandemic by the World Health Organization. This outbreak has severely restricted the level of economic activity around the world. In response to this coronavirus outbreak the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions,  including imposing restrictions on travel and business operations and requiring individuals to limit or forego their time outside of their homes. Given the uncertainty regarding the spread of this coronavirus, the related financial impact cannot be reasonably estimated at this time.

The complications caused by COVID-19 has forced organizations to quickly adapt to a work from home remote business model. This increases the risk of unauthorized users, phishing attacks, and hackers whom are eager to take advantage of the challenges of securing remote workers. We believe that biometrics should play a key role in remote user authentication.

Acquisition of PistolStar

In June, 2020 we acquired PistolStar, a New Hampshire based provider of enterprise-ready identity access management solutions, including multi-factor authentication, identity-as-a-service, single sign-on and self-service password reset to commercial, government and education customers throughout the United States and internationally. PistolStar has over 200 active customer subscribers to their products, which include PortalGuard™ multi-factor authentication (MFA), Nebula™ identity-as-a-service (IDaaS), PortalGuard single sign-on (SSO) and PortalGuard self-service password reset (SSPR). Combining PistolStar’s proprietary authentication software with our biometric solutions creates an integrated turn-key multi-factor solution which we believe is unparalleled in the industry, and will allow us to provide a unified MFA solution that is differentiated in the market by our biometric user experience and who-you-are strong authentication.

THREE MONTHS ENDED MARCH 31, 2020 AS COMPARED TO MARCH 31, 2019

Consolidated Results of Operations - Percent Trend

	Three Months Ended March 31,
	2020	2019
Revenues
Services	40%	44%
License fees	45%	15%
Hardware	15%	41%
Total Revenues	100%	100%
Costs and other expenses
Cost of services	14%	17%
Cost of license fees	2%	68%
Cost of hardware	8%	25%
Total Cost of Goods Sold	24%	110%
Gross profit	76%	-10%

Operating expenses
Selling, general and administrative	264%	249%
Research, development and engineering	64%	68%
Total Operating Expenses	329%	317%
Operating loss	-253%	-327%

Other income (expenses)	-392%	-%

Net loss	-645%	-327%

Revenues and cost of goods sold

	Three months ended
	March 31,
	2020	2019	$ Change	% Change

Revenues
Service	$207,523	$241,610	$(34,087)	-14%
License	235,345	83,208	152,137	183%
Hardware	79,617	226,805	(147,188)	-65%
Total Revenue	$522,485	$551,623	$(29,138)	-5%

Cost of goods sold
Service	$70,445	$90,829	$(20,384)	-22%
License	10,456	377,216	(366,760)	-97%
Hardware	43,362	136,005	(92,643)	-68%
Total COGS	$124,263	$604,050	$(479,787)	-79%

Revenues

For the three months ended March 31, 2020, service revenues were $207,523 as compared to $241,610 during the three months ended March 31, 2019, a decrease of $34,087, or 14%. The decrease was due to a decline in recurring service revenue due to the timing of payments received for year-end renewals.

For the three months ended March 31, 2020, license revenue increased to $235,345 or 183% from $83,208 during the three months ended March 31, 2019. The increase was due to an increase in new customers, and for continued expansion of biometric ID deployments with several commercial partners, and several healthcare facilities, voter registration offices, and banks.

Hardware sales decreased during the three months ended March 31, 2020 by approximately $147,188, or 65%, to $79,617 from $226,805 during the three months ended March 31, 2019. The decrease resulted from an approximate $34,000 reduction in the shipment of locks and an approximate $113,000 reduction in shipments of fingerprint readers due to smaller orders in 2020 as compared to 2019.

Costs of goods sold

For the three months ended March 31, 2020, cost of service decreased approximately $20,000 or 22% to $70,445 as a result of reduced support required for ongoing maintenance, compared to the three months ended March 31, 2019 where costs are reclassed from research and development resources to cost of goods sold as needed. For the three months ended March 31, 2020, license fees decreased to $10,456 from $377,216 during the three months ended March 31, 2019, largely due to decrease of approximately $281,000 in amortization of the software rights which is included in cost of license fees on the statement of operations. For the three months ended March 31, 2020, hardware costs decreased to $43,362 from $136,005 during the three months ended March 31, 2019, related to lower costs associated with less hardware revenue.

Selling, general and administrative

	Three months ended
	March 31,
	2020	2019	$ Change	% Change

Selling, general and administrative	$1,381,399	$1,377,033	$4,366	0%

Selling, general and administrative expenses for the three months ended March 31, 2020 increased less than 1% to $1,381,399 as compared to $1,377,033 for the corresponding period in 2019. The increase was due to travel costs associated with securing contracts in Africa, marketing and shareholder relations. These amounts were offset by a decreases in Hong Kong business costs, factoring fees, show attendance, and booth costs.

Research, development and engineering

	Three months ended
	March 31,
	2020	2019	$ Change	% Change

Research, development and engineering	$336,889	$374,118	$(37,229)	-10%

For the three months ended March 31, 2020, research, development and engineering expenses decreased 10% to $336,889 as compared to $374,118 for the corresponding period in 2019. Included in the decrease were reductions in personnel expense and reduced development expenses by our Hong Kong subsidiary.

Other income (expense)

	Three months ended
	March 31,
	2020	2019	$ Change	% Change

Other income (expense)	$(2,050,215)	$70	$(2,050,286)	-2.9M	%

Other income (expense) for the 2020 period related to the interest expense, which included the amortization of a beneficial conversion feature and amortization of debt discounts and debt issuance costs in approximate amount of $1,551,000 and a loss on the extinguishment of a convertible debt financing in an approximate amount of $500,000.

YEAR ENDED DECEMBER 31, 2019 AS COMPARED TO YEAR ENDED DECEMBER 31, 2018

Consolidated Results of Operations

Two Year % trend

	Years ended December 31,
	2019	2018
Revenues
Services	40%	25%
License fees	20%	43%
Hardware	40%	32%
	100%	100%
Costs and other expenses
Cost of services	12%	11%
Cost of license fees	41%	76%
Cost of hardware	56%	16%
	109%	103%
Gross Profit (Loss)	-9%	-3%

Operating expenses
Selling, general and administrative	222%	132%
Research, development and engineering	58%	35%
Total operating expenses before impairment	280%	167%
Impairment of resalable software license rights	307%	-
Operating loss	-596%	-170%

Other income (expense)
Total other income (expense)	-47%	0%
Net loss	-643%	-170%

Revenues and Costs and other expenses

			2019 - 2018
	2019	2018	$ Chg	% Chg
Revenues
Services	$925,245	$1,012,576	$(87,331)	-9%
License fees	442,649	1,739,897	(1,297,248)	-75%
Hardware	899,634	1,292,069	(392,435)	-30%
Total Revenue	$2,267,528	$4,044,542	$(1,777,014)	-44%

Costs and other expenses
Services	$272,318	$443,210	$(170,892)	-39%
License fees	916,112	3,072,356	(2,156,244)	-70%
Hardware	1,272,815	648,624	624,191	96%
Total Costs and other expenses	$2,461,245	$4,164,190	$(1,702,945)	-41%

Revenues

Revenue decreased $1,777,014 or 44% to $2,267,528 in 2019 as compared to $4,044,542 in 2018 due to the factors stated below.

For the years ended December 31, 2019 and 2018, service revenues included approximately $904,000 and $895,000, respectively, of recurring maintenance and support revenue, and approximately $21,000 and $118,000, respectively, of non-recurring custom services revenue.  Recurring service revenue increased 1% from 2018 to 2019 as we moved from a perpetual license to subscription based licensing. As our customer base continues to grow, we expect the recurring revenue to increase in future periods. Non-recurring custom services decreased 82% in 2019 as a result of a completed special software requirement from an existing customer in the first quarter of 2018.

For the years ended December 31, 2019 and 2018, license revenue decreased 75% to $442,649. The decrease was primarily due to one large international order received in the fourth quarter of 2018 in amount of approximately $1,111,000 without a comparable transaction  in the fourth quarter of 2019.

Hardware sales decreased by approximately $392,000, or 30%, to $899,634 in 2019 as a result of fewer large customer deployments, and primarily reduced lock sales.  Fingerprint reader sales decreased approximately $158,000, or 16%, while the biometric locks decreased approximately $235,000, or 84% from 2018.

Costs of goods sold

For the year ended December 31, 2019, cost of service decreased approximately 39% to $272,318, due to a completed special software requirement from an existing customer in the first quarter of 2018.

License costs for the year ended December 31, 2019 decreased approximately 70% to $916,112. The decrease was attributable primarily to the amortization and actual deployments of the software rights in the approximate amount of $884,000 in 2019 compared to $2,658,000 in 2018.

Hardware costs for the year ended December 31, 2019 increased approximately 96% to $1,272,815. The increase was attributable primarily to the write down of lock inventory and parts as a result of the discontinuance of lock sales in the US, offset by a decrease in factory costs due to reduced lock sales.

Selling, general and administrative

		2019 - 2018
2019	2018	$ Chg	% Chg

$5,036,820	$5,333,906	$(297,086)	-6%

Selling, general and administrative costs for year ended December 31, 2019 were $5,036,820 representing a 6% decrease from over 2018. Decreases in costs included non-cash share-based compensation expenses, decreased bad debt expense, marketing personnel and related costs, and travel. These amounts were offset by increases in factoring fees, legal and accounting fees related to capital raising transactions, and insurance costs.

Research, development and engineering

		2019 - 2018
2019	2018	$ Chg	% Chg

$1,331,667	$1,415,401	$(83,734)	-6%

For the year ended December 31, 2019, research, development and engineering costs were $1,331,667 representing a 6% decrease over 2018, as a result of decreased personnel, non-cash share-based compensation expenses, and costs related to our Hong Kong subsidiary. These amounts were offset by increased recruiting costs.

Impairment

			2019 - 2018
	2019	2018	$ Chg	% Chg
Impairment of resalable software license rights	$(6,957,516)	-	$(6,957,516)	n/a

 Impairment of assets relates to the write-down of the FingerQ resalable software license rights to zero in the fourth quarter of 2019.

Other income (expense)

			2019 - 2018
	2019	2018	$ Chg	% Chg

Interest income	154	80	74	93%
Interest expense	(1,069,134)	-	(1,069,134)	n/a
	$(1,068,980)	$80	$(1,069,060)

Interest expense for the 2019 period related to the interest expense on convertible debt financings and amortization of the debt discount and debt issuance costs incurred as a result of the convertible debt financings.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Operating activities overview

Net cash used for operations during the three months ended March 31, 2020 was approximately $1,023,000. Items of note included:

●	Net positive cash flows related to accounts receivable, inventory, and deferred revenue of approximately $91,000.

●

Net positive cash flows related to adjustments for non-cash expenses for including depreciation, amortization of intangible assets and debt discounts and issuance costs, loss on extinguishment of debt, the amortization of a beneficial conversion feature, non-cash interest expense, and share-based compensation of approximately $2,672,000.

●	Negative cash flows related to changes in contract costs, factoring, prepayments, accounts payables, and accruals of approximately $377,000, due to working capital management.

Net cash used for operations during the year ended December 31, 2019 was approximately $1,850,000. Items of note included:

●	Net positive cash flows related to accounts receivable, prepayments, inventory, accounts payables, accruals and deferred revenue of approximately $2,222,000.

●	Net positive cash flows related to adjustments for non-cash expenses for impairment, depreciation, amortization, bad debt expense, and share-based compensation of approximately $10,609,000.

●	Negative cash flows related to changes in contract costs and factoring of approximately $105,000, due to working capital management.

Investing activities overview

Approximately $543,000 was used for investing activities during the year ended December 31, 2019 related to the purchase of a non-marketable bond for approximately $513,000 and capital expenditures of $30,000.

Financing activities overview

Approximately $1,606,000 was provided by financing activities during the three months ended March 31, 2020 from the issuance of convertible notes, less fees, and exercise of warrants net of approximately $122,000 from the net repayment of related party loans.

Approximately $2,149,000 was provided by financing activities during the year ended December 31, 2019 from the issuance and repayment of debt, including convertible notes, less fees.

We had negative net working capital at March 31, 2020 of approximately $2,087,000 as compared to negative net working capital of approximately $3,000,000 at December 31, 2019.

Capital Resources

Since our inception, our capital needs have been principally met through proceeds from the sale of equity and debt securities.  We expect capital expenditures to be less than $100,000 during the next twelve months.

The following sets forth our primary sources of capital during the previous two years:

We entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) which has since been extended through October 31, 2020. Pursuant to the terms of the arrangement, from time to time, we sell to the Factor a minimum of $150,000 of certain of our accounts receivable balances per quarter on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to us (the “Advance Amount”), with the remaining balance, less fees, forwarded to us once the Factor collects the full accounts receivable balance from the customer. In addition, from time to time, we receive over advances from the Factor. Factoring fees range from 2.75% to 15% of the face value of the invoice factored, and is determined by the number of days required for collection of the invoice. We expect to continue to use this factoring arrangement periodically to assist with our general working capital requirements due to contractual requirements.

On August 24, 2018, we completed a public offering of units consisting of 1,380,000 shares of common stock and warrants to purchase 1,035,000 shares of common stock for an aggregate gross proceed of $2,070,000, or $1.50 per unit.  During the quarter ending March 31, 2020, 972,000 of the warrants were converted to common stock at $1.50 resulting in proceeds of $1,428,000 to the Company.

On July 10, 2019, we issued a $3,060,000 principal amount senior secured convertible note (the “Original Note”) to an institutional investor. At closing, $2,550,000 was funded. The Note was secured by a lien on substantially all of our assets and properties and was convertible into shares of our common stock at a fixed conversion price of $1.50 per share.  Pursuant to amendments in the first and second quarter of 2020, we amended the Original Note to increase the principal amount to $3,789,000 as a result of interest and penalties, accelerated the maturity date to June 13, 2020, and reduced the conversion price to $0.65 per share (the “Amended Note”). As a result of conversions of amounts due under the Amended Note into shares of the Company’s common stock, the current outstanding principal amount of the Amended Note is $0.

On January 13, 2020, we issued a $157,000 principal amount convertible note to an institutional investor with a maturity date of June 13, 2020 which was convertible into common stock at a conversion price of $1.50 per share. The note was redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%.  This note was paid in full in the amount of $211,984 on June 12, 2020.

On February 13, 2020, we issued a $126,000 principal amount convertible note to an institutional investor with a maturity date of July 13, 2020 which was convertible into common stock at a conversion price of $1.15 per share. The note is redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%.

On April 20, 2020, we entered into a Paycheck Protection Program Term Note (the “SVB Note”) with Silicon Valley Bank (“SVB”) pursuant to the Paycheck Protection Program (the “Program”) of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration. We received total proceeds of $340,000 which will be used in accordance with the requirements of the CARES Act. We will apply to SVB for forgiveness of amounts due on the SVB Note to the extent they are used for eligible payroll costs, rent obligations, and covered utility payments incurred during the “covered period” following disbursement under the SVB Note.   Until the six-month anniversary of the date of the SVB Note (the “Deferral Expiration Date”), neither principal nor interest is due and payable. On the Deferral Expiration Date, the outstanding principal of the SVB Note that is not forgiven will convert to an amortizing term loan at an interest rate of 1% per annum requiring equal monthly payments of principal and interest through November 20, 2022. While these are the initial guidelines, we are monitoring the announcements for the issuance of the final guidelines.

On May 6, 2020, we issued a $2,415,000 principal amount senior secured convertible note (the “Note”).  The principal amount is due and payable in five equal monthly installments of $268,333 beginning seven months after the funding date with the remaining balance due twelve months after the date of funding.  The Note is convertible at a fixed convertible price of $1.16.

On June 29, 2020, we issued a $1,811,250 principal amount senior secured convertible note. At closing, a total of $1,575,000 was funded with the proceeds to be used for the acquisition of PistolStar. The principal amount due of this note is due and payable in nine (9) equal monthly installments of $201,250 beginning four (4) months after the funding date.  This note is convertible at a fixed convertible price of $1.16.

Liquidity outlook

At March 31, 2020, our total cash and cash equivalents were approximately $662,000, as compared to approximately $79,000 at December 31, 2019.

As discussed above, we have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. We estimate that we currently require approximately $525,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation. During the first quarter of 2020 we generated approximately $522,000 of revenue, which is below our average monthly requirements.

If we are unable to generate sufficient revenue to meet our goals, we will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. We may, therefore, need to obtain additional financing through the issuance of debt or equity securities.

Due to several factors, including our history of losses and limited revenue, our independent auditors have included an explanatory paragraph in their opinion related to our annual financial statements as to the substantial doubt about our ability to continue as a going concern. Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. To the extent that we require such additional financing, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate sufficient revenue, we may be required to reduce operating expenses, delay the expansion of operations, be unable to pursue merger or acquisition candidates, or in the extreme case, not continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have, or are in the opinion of management reasonably likely to have, a current or future effect on our financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions. With the exception of the adoption of ASC 842 for Leases and ASC 606 for Revenue Recognition, there have been no material changes to these estimates for the periods presented in our financial statements for the year ended December 31, 2019 and three months ended March 31, 2020 included in this prospectus.

We believe that of our significant accounting policies, which are described in Note A of the notes to our consolidated financial statements included in in this prospectus for the year ended December 31, 2019, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

1. Revenue Recognition

The Company accounts for revenue under the guidance of ASC 606. In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to performance obligations in the contract
●	Recognize revenue when or as the Company satisfies a performance obligation

All of our performance obligations, and associated revenue, are generally transferred to customers at a point in time, with the exception of support and maintenance, and professional services, which are generally transferred to the customer over time.

Software licenses

Software license revenue consist of fees for perpetual and software as a service (SaaS) software licenses for one or more of the Company’s biometric fingerprint solutions. Revenue is recognized at a point in time once the software is available to the customer for download. Software license contracts are generally invoiced in full on execution of the arrangement.

Hardware

Hardware revenue consists of fees for associated equipment sold with or without a software license arrangement, such as servers, locks and fingerprint readers. Customers are not obligated to buy third party hardware from us, and may procure these items from a number of suppliers. Revenue is recognized at a point in time once the hardware is shipped to the customer. Hardware items are generally invoiced in full on execution of the arrangement.

Support and Maintenance

Support and Maintenance revenue consists of fees for unspecified upgrades, telephone assistance and bug fixes. We satisfy our Support and Maintenance performance obligation by providing “stand-ready” assistance as required over the contract period. We record deferred revenue (contract liability) at time of prepayment until the contracts term occurs. Revenue is recognized over time on a ratable basis over the contract term. Support and Maintenance contracts are up to one year in length and are generally invoiced either annually or quarterly in advance.

Professional Services

Professional services revenues consist primarily of fees for deployment and optimization services, as well as training. The majority of our consulting contracts are billed on a time and materials basis, and revenue is recognized based on the amount billable to the customer in accordance with practical expedient ASC 606-10-55-18. For other professional services contracts, we utilize an input method and recognizes revenue based on labor hours expended to date relative to the total labor hours expected to be required to satisfy its performance obligation.

Contracts with Multiple Performance Obligations

Some contracts with customers contain multiple performance obligations. For these contracts, we account for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis.  The standalone selling prices are determined based on overall pricing objectives, taking into consideration market conditions and other factors, including the value of the contracts, the cloud applications sold, customer demographics, geographic locations, and the number and types of users within the contracts.

We considered several factors in determining that control transfers to the customer upon shipment of hardware and availability of download of software.  These factors include that legal title transfers to the customer, the Company has a present right to payment, and the customer has assumed the risks and rewards of ownership.

Accounts receivable from customers are typically due within 30 days of invoicing.  We do not record a reserve for product returns or warranties as amounts are deemed immaterial based on historical experience.

Costs to Obtain and Fulfill a Contract

Costs to obtain and fulfill a contract are predominantly sales commissions earned by the sales force and are considered incremental and recoverable costs of obtaining a contract with a customer. These costs are deferred and then amortized over a period of benefit determined to be four years. These costs are included as capitalized contract costs on the balance sheet. The period of benefit was determined by taking into consideration customer contracts, technology, and other factors based on historical evidence. Amortization expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

2. Impairment or Disposal of Long Lived Assets, including Intangible Assets

We review our long-lived assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying value of the assets exceeds their fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. In assessing recoverability, we must make assumptions regarding estimated future cash flows and discount factors. If these estimates or related assumptions change in the future, we may be required to record impairment charges. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. We recorded an impairment charge for the 2019 year with respect to the FingerQ Resalable License Rights. Refer Note G – Resalable License Rights for additional information.

3. Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

4. Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryforward period available under tax law. We evaluate, on a quarterly basis whether, based on all available evidence, it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, “Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of our historical performance and estimated future taxable income a full valuation allowance has been established.

5. Accounting for Stock-Based Compensation

We account for share based compensation in accordance with the provisions of ASC 718-10, “Compensation — Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of our share-based compensation arrangements vest over either a three or four year vesting schedule. We expense our share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of our common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and our expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates.

BUSINESS

BIO-key International, Inc., a Delaware corporation (the “Company,” “BIO-key,” “we,” or “us), was founded in 1993 to develop and market advanced fingerprint biometric technology and related security software solutions. First incorporated as BBG Engineering, the company was renamed SAC Technologies in 1994 and renamed BIO-key International, Inc. in 2002.

We develop and market advanced fingerprint biometric identification and identity verification technologies, as well as related identity management and credentialing hardware and software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit card, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been, and is, used to improve both the accuracy and speed of competing finger-based biometrics.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary market focus includes enterprise security, mobile payments and credentialing, healthcare records, and data security, among other things. Our secondary focus includes government markets, large scale identity projects such as voter’s registration, driver’s license, national ID programs, and SIM card registration.

We market and sell through distributors and directly to end users via Amazon, our SideSwipe®, EcoID® and SideTouch™ finger readers which can be used on any laptop, tablet or other device which contains a USB port.

We continue to develop advancements in our capabilities, as well as explore potential strategic relationships, including business combinations and acquisitions, which could help us leverage our capability to deliver our solutions. To drive revenue we rely upon our inside and outside sales teams, and continue to develop relationships with distributors, resellers, integrators, value added resellers (“VAR’s”), and technology partners. We’re building a growing network of partners with substantial experience in selling technology solutions to government and corporate customers in their respective markets.

In 2020, we announced that we had secured two of the largest contracts in the Company’s history, with our partner TTI. The contracts, valued at a combined $75M, are for large-scale identification projects in Africa and Nigeria. These historic opportunities are expected to showcase the Company’s ability to support large scale projects utilizing our core biometric authentication software engine, WEB-key®.

In June 2020, we expanded our business though the acquisition of PistolStar. PistolStar has over 200 active customer subscribers to their products, which include PortalGuard multi-factor authentication (MFA), Nebula identity-as-a-service (IDaaS), PortalGuard single sign-on (SSO) and PortalGuard self-service password reset (SSPR).

PistolStar’s PortalGuard MFA offers customers flexible policy-driven choices among 15 different methods of authentication, including BIO-key biometrics, FIDO U2F/2FA tokens, WebAuthn, Windows Hello, Google Authenticator, Microsoft Authenticator, RSA SecureID, Phone Push, OTP, SMS, phone-call, and bar-code, so every user can always be securely authenticated with whichever factor is most appropriate.  For enterprises with existing IAM platforms, PortalGuard can be seamlessly integrated to add its complete MFA by supporting SAML, OpenID Connect, OAuth, WS-Federation, CAS, and Shibboleth, among other standards.

Combining PistolStar’s proprietary authentication software with our biometric solutions creates an integrated turn-key multi-factor solution which we believe is unparalleled in the industry, and will allow BIO-key to provide a unified MFA solution that is differentiated in the market by our biometric user experience and who-you-are strong authentication.

Since April 10, 2020, we have licensed PortalGuard®, PistolStar’s authentication software, which we combine with our biometric authentication solutions offered to existing and prospective customers. We acquired PistolStar for an aggregate purchase price of $2.5 million, subject to adjustment based on PistolStar’s closing date working capital, consisting of a $250,000 deposit, cash payment of $1.75 million, and $500,000 by issuance of a 4% promissory note payable in four installments over the 12-month period following the closing, the first installment due on or before September 28, 2020 and the remaining installments due on or before the first day of each quarter thereafter (January 1, April 1, July 1) with the final installment to be paid on or before July 1, 2021. Additionally, if the Company faces an event of default because it fails to make a full, punctual payment of any amount due, which is not cured on or before the 5th day after the founder of PistolStar’s written notice to the Company, the Company will deliver to the founder, all gross cash proceeds received by the Company from the sales of the Company’s PortalGuard®, Password PowerTM and ScoochTM products until the amount of such cash proceeds delivered to the founder equals 100% of any missed and unsatisfied payment(s). For any other event of default, the founder may accelerate the indebtedness, which shall be immediately due and payable. At closing, we entered into a consulting agreement with the founder of PistolStar to provide technology development, product development, customer relations and other services to the Company for a period of one year.

Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, and, in the following weeks, many U.S. states and localities issued lockdown orders impacting our operations. Since then, the COVID-19 situation within the U.S. has rapidly escalated.  The recent COVID-19 outbreak has caused us to migrate to a remote business model for our sales, marketing, administrative and executive teams.  Research and development and production are adjusting to the new landscape to maintain production as best as possible considering the conditions and regulations. We continue to monitor the situation closely and it is possible that we will implement further measures. Since we qualify as an essential business in New Jersey because we serve the healthcare industry, we have been able to access inventory to fulfill orders and ship products as required.  The pandemic has extended sales cycles and delayed deployments in most markets in which we operate, particularly in Africa which remains subject to shut-down and shelter at home orders.  We continue to conduct business daily and are actively closing transactions throughout the current climate, with no changes to personnel.

Overview

BIO-key is a leader in finger-based biometric identification and personal identity verification, as well as authentication-transaction security. Stand-alone, or in partnerships with OEMs, integrators, and solution providers, we provide biometric security solutions to private and public sector customers. We help customers reduce risk by providing the ability to control access to online assets. Our solutions positively identify individuals before granting access to corporate resources, subscribed services, cloud services and other applications.

We also develop and distribute hardware components that are used in conjunction with our software and sell third-party hardware components with our software in various configurations required by our customers. Our products are interoperable with all major fingerprint reader and hardware manufacturers, enabling application developers, VAR’s, and channel partners to integrate our fingerprint biometrics into their applications, while dramatically reducing maintenance, upgrade and life-cycle costs. Our core technology supports interoperability on over 40 different commercially available fingerprint readers and is interoperable across Windows, Linux, and the Android mobile operating systems. This interoperability is unique in the industry, is a key differentiator for our products in the biometric market and, in our opinion, makes our technology more viable than competing technologies and expands the size of the overall market for our products.

2018 saw the emergence of a few trends as customers in financial services and manufacturing began reaching out to us to add a layer of biometric sign-in to their security infrastructure. Use cases included securing the online activity of roving users and shared workstations. Manufacturers turned to us to incorporate workflow efficiencies such as replacing eSignature processes with biometric tracking and reducing the use of long sophisticated passwords with biometric sign-in.

Late 2018, Lockheed Martin, a global government contractor, purchased SidePass and EcoID to secure employee access to the device and to leverage the biometric authentication capabilities of Windows Hello – Windows Hello for Business.

Along with organizations that sought out our solutions to address compliance requirements for multifactor authentication, emerged a new area of opportunity as state board of election organizations were funded to address key security concerns and biometric sign-in became a preferred solution.

In the second half of 2019, we modified our software licensing program to a software as a service (SaaS) model.  By migrating to a SaaS billing model, we open the door for more organizations to use our technology by lowering the cost of entry.  Although we expect to sacrifice some short-term revenue, the SaaS model is expected to generate more revenue than our former “perpetual billing method” which provided for an upfront payment for all licenses.

We approached CES 2019 as a critical proving ground for our TouchLock line of products. After expanding the product line and marketing the products on Shopify and Amazon, we targeted CES 2019 as a crossroad to either continue to market TouchLock, or to discontinue the products to focus on the core business. Upon returning from the event, we decided to exit the US consumer lock business.

In 2019, we entered into a sales incentive agreement with TTI to pursue market opportunities in the continent of Africa and compete for large-scale ID products in Africa and the surrounding region.  The World Bank announced that it has dedicated $443M in funds to support government ID, voter ID, SIM Card registration programs throughout Africa and the surrounding countries. TTI has already secured $75M in contracts as of April, 2020.  The COVID-19 pandemic has delayed the timing of the rollout of the programs.  We are continuing to monitor the effects of the pandemic and expect that we may experience further delays.

In 2019, we won two significant international government law enforcement projects, one in Dubai and one in Singapore. Both organizations are using ID Director for Windows along with BIO-key fingerprint scanners to secure internal access to files and applications.

With the upcoming election, and security being a concern, during 2019 we emerged as the preferred biometric authentication solution for certain election offices in the Southeastern United states.  Within the past twelve (12) months, we have completed projects with eight (8) county election offices to secure internal access to the voter registration databases and additional state and county offices are evaluating our solutions. We anticipate the trend may continue to grow both in number of offices supported and in geographic coverage.

Banking remains a primary focus as we added several banks and credit unions to our financial services footprint.  During the first quarter of 2019, we published and distributed a case study highlighting First National Bank of Long Island.  Banks are finding ID Director for Windows and BIO-key scanners offer secure cost-effective multifactor authentication, protecting internal access to customer data.

The U.S. Senate became a BIO-key customer when they ordered our fingerprint scanners to secure access to laptops, computers, and tablets. Several offices within the White House have deployed our scanners as a way to secure the device and protect critical files and applications.

Products

Finger-based Biometric Identification and Personal Identity Verification

Our biometric identification technology improves both the accuracy and speed of authenticating or identifying individuals, by extracting unique landmarks and other characteristics from a fingerprint and comparing it to the landmarks from previously enrolled fingerprints to determine a match. The technology is built to be scalable and to handle databases containing millions of fingerprints. We achieve the highest levels of discrimination without requiring any other identifying data (multi-factor) such as a user ID, smart ID cards, or tokens, although our technology can be used in conjunction with such additional factors. Users of our technology have the option of on device or cloud authentication. This flexible authentication option in conjunction with our interoperable capabilities, is another key differentiator of our biometric identification solutions.

We support industry standards, such as SAML, FIDO, BioAPI, and have received National Institute of Standards and Technology independent laboratory certification of our ability to support Homeland Security Presidential Directive #12 (HSPD-12) and ANSI/INCITS-378 templates, as well as validation of our fingerprint match speed and accuracy in large database environments.

Our fingerprint identification algorithm, Vector Segment Technology (VST™), and WEB-key biometric service manager are the core intellectual property behind our full suite of biometric products that include:

●

ID Director™—is a suite of solutions for integration with CA Technologies / Broadcom’s Single Sign-on solution, Oracle’s Fusion Middleware SSO, IBM Tivoli Access Manager as well as ISAM and other solutions, utilizing the power and security of WEB-key. This solution provides a simple to implement, custom authentication scheme for companies looking to enhance authentication. ID Director is designed to add a level of security and convenience to the transaction level of any application. Versions of ID Director include:

●

ID Director for Windows provides enterprise customers the ability to implement and operate a biometric-centric multi-factor authentication (MFA) solutions with their Microsoft Active Directory and Azure Cloud platforms.

●

ID Director for SAML allows for simplified integration with many applications and identity and access management (IAM) platforms, without coding, including CA Technologies / Broadcom’s Single Sign-on, Oracle’s IDCS, IBM Tivoli Access Manager ESSO as well as Salesforce, SAP, and other SAML-enabled solutions, leveraging the power and security of WEB-key into a growing set of end user authentication scenarios. This solution provides a simple-to-implement, secure biometric authentication solution for companies looking to enhance authentication across many applications.

●	ID Director for EPIC adds BIO-key authentication to EPIC EHR environments, simplifying strong authentication for access, as well as meeting electronic prescribing regulations for authentication.

●

Vector Segment Technology SDK (VST)—Our biometric software development kit (“SDK”) provides developers with the ability to incorporate our biometric capabilities into their respective product offerings or infrastructure. VST is available as a low level SDK for incorporation into any application architecture to increase security while not sacrificing convenience. VST runs on Windows and Linux as well as within WEB-key on iOS and Android systems.

●

Intelligent Image Indexing®—Our biometric identification solution offers both large-scale one-to-many and one-to-one user identification. This solution enables customers to perform false alias and fast entry checks, including preventing fraudulent access to systems and privileges. Intelligent image indexing scales identification capabilities from thousands to millions of users. The solution runs on commercially available hardware making it scalable for any size system.

●

Biometric Service Provider—We provide support for the BioAPI (a standards-based solution meeting worldwide needs) for a compliant interface to applications using biometrics for verification and identification. We enhance the traditional use of BioAPI by adding 64-bit support and other advanced features, supporting identification calls and also providing a single user interface for multiple fingerprint readers.

We also offer a full line of easy to use finger scanners for both enterprise and consumer markets. Our SideSwipe, SideTouch and EcoID scanners are plug and play compatible with Microsoft Windows and our Q-180 Touch reader is a Micro USB compatible fingerprint reader for Android devices. The readers are currently sold in the Microsoft stores, as well as through their on-line channel, on Amazon, and through our website.

In 2015, Microsoft announced native support for biometrics in the Windows 8.1 and Windows 10 Operating platforms as well as Office 2016. With Microsoft Hello, any user can replace their PIN or password to access their device without any special software downloads by using our finger scanners, SideSwipe, SideTouch and EcoID, which are plug and play (PnP) compatible with the Microsoft platforms. We have been the preferred partner, in particular at the Microsoft “Ignite your Business” Windows 10 and Office 2016 launch events.

In 2018, we continued to invest and grow our relationship with Microsoft. The 2018 Ignite your Business event included Microsoft hosting an exclusive BIO-key demonstration kiosk within their event showcase.

In 2018, we also introduced OmniPass Consumer, a secure biometric-enabled application to manage multiple passwords for online apps, services or accounts.

Authentication Transaction Security

Our authentication-transaction security technology, WEB-key, provides the ability to conduct identification and identity verification transactions in potentially unsecure environments, including the World Wide Web or in off-site cloud environments.

WEB-key makes cloud-based biometric user-authentication viable and eliminates technology constraints on online service providers, who are otherwise dependent on handset provider hardware and software platform decisions. It extends all features and functionalities of the VST algorithm to customers looking to add an enhanced level of security to their thin client and client/server applications. Both Windows and Linux operating systems currently support WEB-key. Clients are available on Windows and Android operating systems.

Intellectual Property Rights

We develop and own significant intellectual property and believe that our intellectual property is fundamental to our biometric operation:

Patents

We own patented technologies and trade secrets developed or acquired by us.

In May 2005, the U.S. Patent & Trademark Office issued patent 6,895,104 for our Vector Segment fingerprint technology (VST), our core biometric analysis and identification technology. With the payment of all maintenance fees, this patent will expire on March 4, 2023.

On October 3, 2006, we announced that our patent for a biometric authentication security framework had been granted by the U.S. Patent & Trademark Office. The patent No. 7,117,356 was issued to us for a biometric authentication security framework that enhances commercial and civil biometric use. Our authentication security framework protects privacy and security of cloud or network-based authentications while also facilitates ease of use of biometric systems. The technology that this patent is based on is the foundation for the authentication security incorporated in our WEB-key product line. WEB-key is a mature enterprise authentication solution that functions in a wide variety of application environments. The solution supports a variety of implementation alternatives including card technologies for “two-factor” authentication and also supports “single-factor” authentication. Partners and customers implementing our WEB-key software to provide convenient and secure user identity include a number of institutions including the Allscripts Healthcare Solutions, Computer Associates Site Minder, Oracle Access Manager and many other enterprise and solutions-based systems. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On December 26, 2006, we were issued US patent No. 7,155,040 covering our unique image processing technology, which is critical for enhancing information used in the extraction of biometric minutiae. The issued patent protects a critical part of an innovative four-phase image enhancement process developed by us. With the payment of all maintenance fees, this patent will expire on January 29, 2025.

On April 15, 2008, we were issued US patent No. 7,359,553 covering our image enhancement and data extraction core algorithm components. The solution protected under this patent provides the capability to quickly and accurately transform a fingerprint image into a computer image that can be analyzed to determine the critical data elements. With the payment of all maintenance fees, this patent will expire on January 3, 2025.

On August 19, 2008, we were issued US patent No. 7,415,605 for our “Biometric Identification Network Security” method. The solution protected under this patent provides a defense against hackers and system attacks, while leveraging the industry standard Trusted Platform Module (TPM) specification for encryption key management. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On November 18, 2008, we were issued US patent No. 7,454,624 for our “Match Template Protection within a Biometric Security System” method. The solution protected under this patent limits the scope of enrollment templates usage and also eliminates the need for revocation or encryption processes, which can be expensive and time consuming. With the payment of all maintenance fees, this patent will expire on May 17, 2025.

On March 10, 2009, we were issued US patent No. 7,502,938 for our “Trusted Biometric Device” which covers a simple, yet secure method of protecting a user’s biometric information. It covers the transmission of information from the point the information is collected at the biometric reader until the data reaches the computer or device that is authenticating the user’s identity. With the payment of all maintenance fees, this patent will expire on October 25, 2025.

On May 26, 2009, we were issued US patent No. 7,539,331 for our “Image Identification System” method for improving the performance and reliability of image analysis within an image identification system. With the payment of all maintenance fees, this patent will expire on March 22, 2022.

On November 8, 2011, we were issued US Patent No. 8,055,027 for our “Generation of Directional Information in the Context of Image Processing” method for image enhancement and processing. With the payment of all maintenance fees, this patent will expire on October 10, 2027.

On July 3, 2012, we were issued US Patent No. 8,214,652 for our “Biometric Identification Network Security”, an expanded method of network and related network authentication security systems utilizing hardware-based support for encryption and key management for authentication purposes. With the payment of all maintenance fees, this patent will expire on April 24, 2024.

On May 3, 2017, we were issued US Patent No. 9,646,146 for our “Utilization of Biometric Data”, a method enables existing small area sensors to capture substantially more fingerprint surface area, leading to a higher degree of accuracy when performing a match. With the payment of all maintenance fees, this patent will expire on March 6, 2035.

On June 19, 2018 we were issued U.S. Patent No. 10,002,244 for our “Utilization of Biometric Data” to allow continuous, passive user authentication on a mobile device.

On July 27, 2018 we were issued U.S. Patent No. 10,025,831 for “Adaptive Short Lists and Acceleration of Biometric Database Search”, a method to quickly and iteratively search a database of biometric data.

In June 2020, through our acquisition of PistolStar, we acquired U.S. Patent No. 8,397,077 for “Client side authentication redirection” and U.S. Patent No. 8,196,193 for a “Method for retrofitting password enabled computer software with a redirection user authentication method.”

We have also been granted parallel patents to the US Patent portfolio to certain of our patents in many foreign countries offering protection of our intellectual property rights around the world.

Licensed Technology

In the fourth quarter of 2015, we entered into a license agreement with affiliates of CGG. The license agreement provides for the grant to our subsidiary, BIO-key Hong Kong Limited (“BIO-key Hong Kong”), of a perpetual, irrevocable, exclusive, worldwide, fully-paid license to all software and documentation regarding the software code, toolkit, electronic libraries and related technology currently known as or offered under the FingerQ name, together with perpetual license under all related patents held by the licensors and any other intellectual property rights owned by the licensors related to the forgoing software.  This portfolio includes 16 patents focused on, among other things, mobile payment systems and mobile payment methods based on biometric authentication as well finger print authentication systems and a finger print authentication method based on near field communication (“NFC”). The license agreement grants us the exclusive right to reproduce, create derivative works and distribute copies of the FingerQ software and documentation, create new FingerQ related products, and grant sublicenses of the licensed technology to end users. In addition, in the event the licensors make any derivatives or improvement in the FingerQ software or make any product or service that may compete with or which includes functionality similar to the FingerQ technology, they are required to license such derivative, improvement, product or service to us on the terms set forth in the license agreement at no additional charge. The license arrangement also allows us to create new, innovative solutions to address the growing demand for secure mobile transactions.  However, since we have not been able to generate the expected revenue from this agreement, we have written off the balance of the FingerQ resalable software license rights.

Trademarks

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing”, “WEB-key”, “SideSwipe, “EcoID” and “The Biometric of Things” (application pending) with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting our companies name and key technology offering names.

Through our acquisition of PistolStar in June 2020, we acquired the following registered trademarks: “PortalGuard®”, “PASSIVEKEY®”, and “PISTOLSTAR®”. We also acquired the following unregistered trademarks: “PortalGuard NebulaTM”, “Password PowerTM” and “ScoochTM”.

Copyrights and trade secrets

We take measures to ensure copyright and license protection for our software releases prior to distribution. When possible, the software is licensed in an attempt to ensure that only licensed and activated software functions to its full potential. We also take measures to protect the confidentiality of our trade secrets.

Markets

Identity Management, User Authentication, Privilege Entitlement and Access Control

Our products simplify the authentication process for enterprise users and consumers, while raising security to the highest levels of assurance. This allows our customers to meet new, stronger authentication requirements and security best practices across many industries, while delivering a superior end-user experience. Customers use our products to reduce risk of theft, fraud, loss, account takeover attacks, and unauthorized account sharing by limiting access to valuable assets, privileges, data, services, networks and places to only authorized individuals. Our products provide stronger identity binding and a superior user experience versus traditional credentialing systems, which utilize a physical or knowledge-based electronic credential to authenticate the holder, but fail to authenticate the actual user in addition to the token. Nearly every enterprise and public sector has seen a shift in the requirement for stronger authentication, and both NIST and industry thought leaders such as Microsoft have encouraged entities to enhance their security posture by implementing stronger 2-factor (2FA) or multi-factor authentication (MFA). Our products help organizations to meet their strong authentication goals, with a sign in process that end users prefer. In our opinion, the market for advanced user authentication, including fingerprint biometrics, extends to nearly every industry segment. We believe the market opportunity for our products is massive, global and growing.

Historically, our largest market has been access control within highly regulated industries like government and healthcare. However, we are witnessing a change in the landscape as organizations within all industries and of all sizes are embracing biometric technology as a security and workflow solution. Championed by the millions of users that have been successfully introduced to biometrics by companies such as Apple and Samsung, today’s users have witnessed the security and convenience benefits of biometric technology.

Upon introducing a series of compact fingerprint readers, we saw an immediate increase in inquiries from both large commercial companies seeking an alternative to passwords, and from consumers recognizing that they could use SideSwipe or EcoID to replace their Windows password.

In October 2015, we established BIO-key Hong Kong for purposes of establishing relationships and conducting business is the Asia Pacific Region. Through our Hong Kong subsidiary, we support the growing demand for secure identification and authentication in the region.

We believe there is potential for significant market growth in the following key areas:

●	Corporate network access control, corporate campuses, computer networks, and applications.

●	Large scale identification projects, especially in Africa and the surrounding regions.

●	Government funded initiatives, including with the state board of elections.

●

International law enforcement use case applications as prospects see us as a global leader in the biometric technology space as witnessed by our agreement with the Israeli Defense Force, and the Singapore and Dubai Police departments.

●	Consumer mobile credentialing, including mobile payments, credit and payment card programs, data and application access, and commercial loyalty programs.

●	Demand for BIO-key hardware products from Windows 10 users and Fortune 500 companies.

●	Government services and highly regulated industries including, Medicare, Medicaid, Social Security, Drivers Licenses, Campus and School ID, Passports/Visas.

●	Continued growth in the Asia Pacific region.

●	New remote authentication challenges – which our solutions are ideally suited to address.

●	New opportunity to market our remote security solutions to address concerns caused by the COVID-19 outbreak.

Business Model

Our business model for 2020 and beyond is focused on the following key areas:

Market Drivers

The current climate of broad enterprise adoption of MFA to replace passwords, an ongoing upgrade cycle of Microsoft Windows 10, and accompanying moves to Windows Hello for Business, all present broad opportunities for our products to leverage our unique differentiators and exploit the gaps left in existing technology approach.

There are gaps in the existing IAM solution space that provide the opportunity for us to demonstrate the unique business value of our solutions. One of those gaps is the challenge of authenticating users that “rove” among workstations. A second gap is preventing unauthorized account sharing. These gaps represent soft entry points to gain market share by highlighting known shortcomings of the status quo IAM approach.

OEM Customers

We will continue to prioritize securing agreements with OEM customers. The history of success supporting NCR, Omnicell, and LexisNexis provides an established footprint that we intend to build upon. As OEM customers embed our solutions within their products, the customer benefits from the enhanced security and workflow. OEM customers ordering patterns are more predictable and OEM customers generally require lower service and support resourcing. In 2019, we continued to meet with potential partners, constantly seeking that ideal synergistic partner relationship.

Highly Regulated Industries

Government ID projects and Healthcare organizations, including hospitals, clinics, and small private practices present a strong opportunity for BIO-key. In healthcare, we anticipate that patient identification will emerge as a highly regulated requirement for all healthcare organizations and we are developing our software to accommodate this need. Additionally, the financial services footprint of banking and credit union customers has grown substantially.

Partner Model

In 2019, we took major steps to upgrade our partner program. We hired dedicated resources and announced the launch of a new incentive laden Channel Alliance Partner program (CAP). The new CAP program provides VAR’s, Integrators, and Resellers with pricing and promotional incentives. The result to date has been the addition of 20+ new partners and we are  committed to growing this program aggressively in 2020.

Microsoft Partnership

We remain a Microsoft Partner and our line of compact fingerprint scanners have been tested and qualified by Microsoft to support Windows Hello and Windows Hello for Business. We continue to attend Microsoft’s premier IT event, Ignite your Business, which has become a source for generating leads.

Hardware

Hardware products generated 40% of the Company’s revenue in 2019. EcoID has emerged as our most popular scanner for enterprise deployments. For customers that require the highest level of security, PIV-Pro is a FIPS complaint fingerprint scanner, suitable for highly regulated industries and organizations that want a best-in-class solution.

Research and Development

Our biometric platform is mature, stable, and widely-deployed and we concentrate our research and development efforts on enhancing the functionality, reliability and integration of our current products as well as developing new and innovative products and solutions for providing broader access to the BIO-key user experience, such as ID Director for Windows and ID Director for SAML. Although we believe that our identification technology is one of the most advanced and discriminating fingerprint technologies available today, the markets in which we compete are characterized by rapid technological change and evolving standards. In order to maintain our position in the market, we will need to continue to upgrade and refine our existing technologies as new standards become relevant to our customers and markets.

We have also licensed mobile platform software from CGG which we have integrated with our core WEB-key offerings and introduced to the Asian markets in 2016. During the years ended December 31, 2019 and 2018, we incurred $1,331,667 and $1,415,401, respectively, on research and development.

Moving forward, much of our R&D focus will remain on updating and advancing our core software products including WEB-key and VST. These products are critical to support the anticipated growth in large-scale ID projects.

Competition

In addition to companies that provide existing commonplace methods of restricting access to facilities and logical access points such as pass cards, PIN numbers, passwords, locks and keys, there are numerous companies involved in the development, manufacturing and marketing of fingerprint biometrics products to commercial, government, law enforcement and prison markets. These companies include, but are not limited to, 3M (Cogent), NEC, and MorphoTrak.

The majority of sales for automated fingerprint identification products in the market to date have been deployed for government agencies, healthcare facilities, and law enforcement applications. The consumer and commercial markets represent areas of significant growth potential for biometrics, led by the use of mobile devices.

The epidemic of security and data breaches reported over the past few years is one of the driving factors for identifying new methods of protecting valuable data. After attempting to create a more sophisticated password or more efficient token or PIN, it has become apparent that each of these methods are easily compromised, and the downside risks are significant.

We have also seen “keys” disrupt the market, led by Yubico’s YubiKey a USB key that stores and protects the user’s passwords. Keys do not offer the security benefits of biometric technology as they can be easily lost or stolen and replacement costs / managing the product becomes a growing expense.

With respect to competing biometrics technologies, each has its strengths and weaknesses and none has emerged as a market leader:

●	Fingerprint identification is generally viewed as very accurate, inexpensive and non-intrusive and is the dominant biometric in use today and will be for the foreseeable future;

●	Palm Vein scanning is expensive, technique-sensitive, and offers mobility challenges;

●	Iris scanning is viewed as accurate, but the hardware is significantly more expensive; and

●	Facial recognition can have accuracy limitations and is typically highly dependent on ambient lighting conditions, angle of view, and other factors.

Government Regulations

We are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses or related to specific project requirements. In the event of any international sales, we would be subject to various domestic and foreign laws regulating such exports and export activities.

Environmental Regulations

As of the date of this prospectus, we have not incurred any material expenses relating to our compliance with federal, state, or local environmental laws and do not expect to incur any material expenses in the foreseeable future.

Employees, Contractors, and Consultants

As of July 8, 2020, we employed twenty-two individuals on a full-time basis as follows: (i) eleven in engineering, customer support, research and development; (ii) four in finance and administration; and (iii) seven in sales and marketing. We also use the services of three consultants (part-time) who provide engineering and technical services. Additionally, our Hong Kong subsidiary employs two individuals on a full-time basis as follows: (i) one in research and development, and (ii) one in finance and administration. We also use the services of two factory contractors (full-time) in China.

Description of Property

We do not own any real estate. We conduct operations from leased premises in Eagan, Minnesota (5,544 square feet), Bedford, New Hampshire (3,364 square feet), and Wall, New Jersey (4,517 square feet), as well as in several home-office locations across the country. Internationally, we conduct operations from leased premises in Tsuen Wan, Hong Kong (1,098 square feet), and Jiangmen, China (3,267 square feet).

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any pending lawsuit.

DIRECTORS AND EXECUTIVE OFFICERS

The following chart sets forth certain information about each of our directors, executive officers and key employees.

Name	Age	Positions Held
Michael W. DePasquale	65	Chairman of the Board of Directors and Chief Executive Officer
Thomas E. Bush, III (a)* (c)	68	Director
Robert J. Michel(a)(b)*	63	Director
Thomas Gilley (c)*	60	Director
Wong Kwok Fong (Kelvin)	56	Director
Yao Jianhui	48	Director
Pieter Knook (b)	61	Director
Fabian Shin(b)	51	Director
Emmanual Alia (Manny)	55	Director
Cecilia Welch	60	Chief Financial Officer
Mira K. LaCous	58	Chief Technology Officer
James Sullivan	52	Vice President of Strategy and Compliance

(a)	Compensation Committee Member

(b)	Audit Committee Member

(c)	Nominating Committee Member

*	Indicates chair of committee.

Set forth below is a brief description of the background and business experience of our directors and executive officers for the past five years.

Michael W. DePasquale, 65, has served as our Chief Executive Officer and a Director since January 3, 2003, and Chairman of the Board since January 29, 2014. He served as Co-Chief Executive Officer of the Company from July 2005 to August 2006. Mr. DePasquale brings more than 30 years of executive management, sales and marketing experience to the Company. Prior to joining us, Mr. DePasquale served as the President and Chief Executive Officer of Prism eSolutions, Inc., a Pennsylvania-based provider of professional consulting services and online solutions for ISO-9001/14000 certification for customers in manufacturing, healthcare and government markets, since February 2001. From December 1999 through December 2000, Mr. DePasquale served as Group Vice President for WRC Media, a New York-based distributor of supplemental education products and software. From January 1996 until December 1999, Mr. DePasquale served as Senior Vice President of Jostens Learning Corp., a California-based provider of multimedia curriculum. Prior to Jostens, Mr. DePasquale held sales and marketing management positions with McGraw-Hill and Digital Equipment Corporation. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology. He serves on the Board of Directors and as Treasurer of the International Biometrics and Identification Industry Association. We believe Mr. DePasquale’s qualifications to sit on the board of directors include his extensive executive management experience in the technology sector and biometric industry expertise which strengthen the board’s collective qualifications, skills and experience.

Wong Kwok Fong (Kelvin), 56, has served as a Director of the Company since December 4, 2015, as Managing Director of our Hong Kong Subsidiary since August 2016, and as Co-Chairman of the Board of Directors since March 2019. He is the co-founder of China Goldjoy Group (previously World Wide Touch Technology Holdings Limited), a company listed on The Stock Exchange of Hong Kong. From 1997 until August, 2015, Mr. Wong served as the Chairman of China Goldjoy Group and served as its Chief Technology Officer through October 2016. During this time, Kelvin played a significant role in the substantial growth of the business. Kelvin brings over 15 years of senior management experience in manufacturing, supply chain, and marketing functions in the electronics and technology industries, including establishing manufacturing plants in Hong Kong and China, and building an extensive network in the electronics and technology industries. We believe Kelvin’s qualifications to sit on the board of directors include his substantial experience in the technology industry, including biometrics and payment systems, and serving the Asian markets, which broaden and strengthen the board’s collective qualifications, skills, and experience.

Robert J. Michel, 63, has served as a Director of the Company since April 10, 2017. He has over 30 years of accounting and financial management experience. Since September, 2018, he has served as the Chief Financial Officer of Daxor Corporation (NYSE MKT: DXR), a medical device manufacturing company specializing in blood volume analysis. Prior to Daxor, from November, 2017 until September 2018, Mr. Michel served as the CFO of Roadway Moving, Inc., a transportation, moving and storage company located in New York City. Immediately prior to Roadway Moving, Inc., Mr. Michel served as a consultant with Feuer & Orlando, LLP, a New York City based CPA firm, from May, 2016 until November 2017. From 2009 until March, 2016, Mr. Michel was the Chief Financial Officer of Asta Funding, Inc. (Nasdaq: ASFI), a diversified financial services company operating in five reportable segments in the United States, with the consumer receivables segment also operating in South America. Mr. Michel was responsible for all financial matters and SEC reporting. From 2004 until 2009, Mr. Michel served as the Controller and the Director of Financial Reporting and Compliance for Asta Funding. Mr. Michel is a certified public accountant, earned a MBA in Taxation from St. John’s University, and a BS in Business Administration from Villanova University. Mr. Michel gained his public accounting experience at Price Waterhouse in New York, the predecessor firm of pwc. We believe Mr. Michel’s qualifications to sit on the board of directors include his substantial experience in accounting and financial management for public companies which provide the board with a deep knowledge of financial and SEC reporting and strengthen the board’s collective qualifications, skills, and experience.

Thomas E. Bush, III, 68, has served as a Director of the Company since January 29, 2014. Since 2009, Mr. Bush has provided business consulting services through his firm, Tom Bush Consulting. Prior to that, Mr. Bush served with the Federal Bureau of Investigation for over 33 years. Mr. Bush joined the FBI in September 1975, ultimately becoming the Director of the CJIS division, with over 2,500 employees and a budget of approximately one billion dollars. Mr. Bush is known for providing critical services in support of the criminal justice community, including two significant IT projects, Next Generation Identification and N-Dex, which were awarded by CJIS during his tenure at the FBI. Mr. Bush has received many awards during his career, most notably a Presidential Rank Award for Meritorious Service in 2007. We believe Mr. Bush’s qualifications to sit on the board of directors include his extensive experience in law enforcement, security matters, and the use of biometric technologies in the government sector, which provide the board with a unique perspective on security and public sector matters.

Pieter Knook, 61, has served as a Director of the Company since May 2, 2016. Mr. Knook has over 30 years of experience in mobility and software technology in Europe, Asia and the United States. Since 2010, Mr. Knook has served on the boards of a number of private equity backed and publicly traded early stage technology companies, including Altitude Angel in Reading, Pulsant in the UK, and Coromatic in Sweden. Mr. Knook served as the Director of Internet Services at Vodafone Group in London from March 2008 through October 2010. Prior to joining Vodafone, Mr. Knook spent 18 years at Microsoft. As President of Microsoft Asia from 1997 to 2001, Mr. Knook led the company’s efforts in opening and expanding Asian markets. He subsequently served as Senior Vice President of Microsoft’s mobile communication business from 2001 through 2008. We believe Mr. Knook’s qualifications to sit on the board of directors include his extensive industry experience, particularly in serving the Asian markets, which further broaden and strengthen the board’s collective qualifications, skills, and experience.

Thomas Gilley, 60, has served as a Director of the Company since January 29, 2014. Mr. Gilley is an entrepreneur, investor and advisor for mobile and connected product (IoT) industry, digital media, and social computing. After founding his Enterprise Software IoT company in 2012 and selling it in 2016, Mr. Gilley has been making investments in early stage technology companies and serving as a growth strategy advisor to companies in the connected industry. Mr. Gilley was previously employed at Apple Computer, in the Advance Technology Group, Portable Products Group and Strategy Advisor from 1988 to 1996. Before and after Apple, Mr. Gilley founded several successful companies including PicoStar, a Silicon Valley incubator-technology investment company, and an on-demand web media company he sold to Vignette. Mr. Gilley acted as CTO throughout the transaction until the company’s ultimate acquisition by OpenText. We believe Mr. Gilley’s qualifications to sit on the board of directors include his substantial experience in starting, operating and financing technology companies which provides the board with a deep knowledge of the sales and development cycles applicable to growth businesses in the technology industry.

Fabian Shin, 51, was appointed as Director of the Company on November 20, 2017. He is currently an independent non-executive director of several Hong Kong-listed companies including: iron ore mining company Newton Resources Ltd., apparel company Pak Tak Int’l Ltd., computer peripheral manufacturer and financial services provider Huabang Financial Holdings Ltd., supermarket operator China Shun Ke Long Holdings Ltd, and plastic and metal household product designer and manufacturer Lisi Group (Holdings).  Mr. Shin has over 25 years of experience in advising companies as an investment banker, financial consultant, and independent director. During his investment banking career, Mr. Shin was Deputy Chief Executive Officer at CMB International Capital Limited and head of investment banking at a unit of the Industrial and Commercial Bank of China.  We believe Mr. Shin’s qualifications to sit on the board of directors include his business and financial experience, network of relationships and record of accomplishment, which strengthens the board’s collective qualifications, skills, and experience.

Manny Alia, 55, was appointed as Director of the Company on April 3, 2020. Mr. Alia has over fifteen (15) years of experience in advising companies in the financial and banking industries. Since July 2019, he has served as the President of Exponential Launch Partners LLC, a corporate development, advisory and investment firm. Mr. Alia is also the Chief Executive Officer of Technology Transfer Institute, a company specializing in the delivery of technology solutions, since its establishment in 2019. From 2011 through 2019, Mr. Alia served as an Executive Director at JP Morgan Bank specializing in the financial and banking services industries and opportunities in Africa. Prior to serving as an Executive Director at JP Morgan, Mr. Alia served as Head of Wholesale Operations of JP Morgan’s Corporate and Investment Banking in the U.S. and Canada from 2007 through 2011. Mr. Alia received Bachelor of Arts in Accounting from SouthEastern University and a Master’s of Business Administration (MBA) from Cornell University. We believe Mr. Alia’s qualifications to sit on the board of directors include his extensive industry experience, particularly in serving the African markets, which further broaden and strengthen the board’s collective qualifications, skills, and experience.

Yao Jianhui, 48, has served as a Director of the Company since December 4, 2015. He has served as the Chairman of the Board of Directors and Chief Executive Officer of the China Goldjoy Group Ltd., a Company listed on The Stock Exchange of Hong Kong, since August 2015. Since June 2006, Mr. Yao has served as the Chairman of the Board of Directors of Baoneng Holding (China) Co. Ltd., a company principally engaged in property development. From July 2010 to October 2014, Mr. Yao was the General Manager and Chairman of the Board of Directors of Baocheng Investment Co. Ltd., a company listed on Shanghai Stock Exchange principally engaged in the manufacturing of cables as well as the hotel and trading business. Mr. Yao has held senior management positions with a number of enterprises and listed companies across a wide range of industries including food, construction materials, real estate, commerce, agriculture and forestry, logistics, technology and finance. Mr. Yao’s extensive industry experience, particularly in serving the Asian markets, further broadens and strengthens the Board’s collective qualifications, skills, and experience.

Non-director Executive Officers

Cecilia Welch has served as the Chief Financial Officer of the Company since December 21, 2009. Ms. Welch joined the Company in 2007 as Corporate Controller. Prior to joining the Company, from January 2006 to December 2006, she was the Controller for Savaje Technologies (acquired by Sun Microsystems), a developer of advanced mobile telephone software. From October 2004 to January 2006, she was Controller for Crystal Systems, a manufacturer of sapphire crystals used for industrial, semiconductor, defense and medical applications. From December 1988 to July 2004, she was the Controller for ATN Microwave (acquired by Agilent Technologies), a manufacturer of automated test equipment. Ms. Welch has a Bachelor’s degree in Accounting from Franklin Pierce University.

Mira K. Lacous has served as Chief Technology Officer of the Company since March 13, 2014. Prior to her appointment as Chief Technology Officer, she served as Senior Vice President of Technology & Development since 2012, and as our Vice President of Technology and Development since 2000. Ms. LaCous has over 30 years of product/project management, solution architecture, software development, team leadership and customer relations experience, with a background that includes successfully bringing numerous technologies to market, including automated voice response systems, automated building control systems, software piracy protection, intranet training materials and testing, page layout and design software, image scanning software and systems, biometric security, and biometric algorithms. Ms. LaCous is also the author of six US patented technologies, multiple international patents, and other patent pending solutions. Ms. LaCous has a Bachelor’s in Computer Science from North Dakota State University.

Significant Employee

James Sullivan is BIO-key’s Senior Vice President of Strategy and Compliance and BIO-key’s Chief Legal Officer. Mr. Sullivan served as Senior Vice President of Strategy and Business Development the Company from April 2012 through December 2018, and a dual role as Senior Vice President of Global Sales from August 2015 through December of 2016. Mr. Sullivan is a recognized expert in biometric authentication, cyberlaw and privacy for consumer and mobile applications. During over 17 years with the Company, Mr. Sullivan has directly worked with dozens of the Company’s customers, including AT&T, Israel Defense Forces, LexisNexis, NCR and Omnicell, as well as large-scale biometric-centered identity management projects that interface daily with millions of corporate and consumer users. Mr. Sullivan earned a Juris Doctor cum laude from Georgia State University College of Law, is a member of the Georgia Bar, and enrolled to practice before the IRS. Mr. Sullivan has an undergraduate degree in Computer Science from Brown University, and has over 25 years of experience in IT projects and implementation, including directly working with security and identity management solutions at the Company, Computer Associates, Platinum Technology, and Memco Software.

Director Independence

As required under the NASDAQ Marketplace Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board considered certain relationships between our directors and us when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Based upon such definition and SEC regulations, we have determined that Robert Michel, Pieter Knook, Thomas Bush, III, Thomas Gilley and Fabian Shin are “independent” under NASDAQ standards.

Board Leadership Structure and Role in Risk Oversight

We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as our board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board. The board has determined that having our Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and our industry, as well as fostering greater communication between our management and the board.

Our corporate governance guidelines provide that the board of directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Committees of the Board of Directors

Audit Committee

Our audit committee is comprised of Robert J. Michel (Chair), Fabian Shin and Pieter Knook, all of whom meet the independence standards for purposes of serving on an audit committee established by NASDAQ and under the Exchange Act. Our audit committee (i) assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and corporate policies and controls, (ii) has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm, and (iii) is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has unrestricted access to our audit committee. Our board of directors has determined that Robert J. Michel qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our audit committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com. The audit committee held four meetings during the year ended December 31, 2019.

Compensation Committee

Our compensation committee is comprised of Thomas Bush, III (Chair) and Robert Michel, both of whom meet the independence standards established by NASDAQ and under the Exchange Act. The compensation committee’s duties include overseeing our overall compensation philosophy, policies and programs. This includes reviewing and analyzing the design and function of our various compensation components, establishing salaries, incentives and other forms of compensation for officers and non-employee directors, and administering our equity incentive plan. In fulfilling its responsibilities, the compensation committee has the authority to delegate any or all of its responsibilities to a subcommittee of the compensation committee.

Our compensation committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com. The compensation committee held one meeting during the year ended December 31, 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Thomas Gilley (Chair) and Thomas Bush, III, both of whom meet the independence standards established by NASDAQ and under the Exchange Act. The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters.

Our nominating and corporate governance committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com. The nominating and corporate governance committee held one meeting during the year ended December 31, 2019.

Considerations in Evaluating Director Nominees

In selecting nominees for director, without regard to the source of the recommendation, our nominating and corporate governance uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee may consider, among other things, the current size and composition of our board of directors, the needs of our board of directors, and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee may consider include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, leadership skills, potential conflicts of interest, and other commitments. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. In addition, our nominating and corporate governance committee considers all applicable statutory and regulatory requirements and the requirements of any exchange upon which our common stock is listed or to which it may apply in the foreseeable future.

Although our board of directors does not maintain a specific policy with respect to board diversity, we believe that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in reviewing candidates for nomination to the board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (v) accountability for adherence to the code.  We intend to disclose amendments or waivers of the Code of Ethics on our website within four business days.  Any person may obtain a copy of our Code of Ethics free of charge by sending a written request for such to the attention of the Chief Financial Officer of the Company, 3349 Highway 138, Building A Suite E, Wall, NJ 07719.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Term of Office

Our directors are appointed at the annual meeting of shareholders and hold office until the annual meeting of the shareholders next succeeding his or her election, or until his or her prior death, resignation or removal in accordance with our bylaws. Our officers are appointed by the Board and hold office until the annual meeting of the Board next succeeding his or her election, and until his or her successor shall have been duly elected and qualified, subject to earlier termination by his or her death, resignation or removal.

Section 16(a) Beneficial Ownership Reporting Compliance

Reports of all transactions in our common stock by officers, directors and ten percent (10%) stockholders are required to be filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of copies of the reports received, or representations of such reporting persons, we believe that during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and ten percent (10%) stockholders were satisfied in a timely fashion.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid to or accrued by our chief executive officer and the two most highly compensated executive officers other than our chief executive officer for the fiscal years ended December 31, 2019 and 2018:

Summary Compensation Table Summary Compensation Table

Name	Year	Salary ($)	Bonus $	Option Awards ($) (1)	All Other Compensation ($)(2)	Total ($)

Michael W. DePasquale	2019	275,000	-	34,510	1,127	310,637
Chief Executive Officer	2018	275,000	-	57,362	739	333,101

Cecilia Welch	2019	175,000	-	25,883	1,194	202,077
Chief Financial Officer	2018	175,000	-	43,020	614	218,634

Mira LaCous	2019	213,075	-	12,941	1,401	227,417
Chief Technology Officer	2018	213,000	-	21,510	739	235,249

(1)

The aggregate grant date fair value of the option awards was estimated using the Black-Scholes option pricing model, with the assumptions listed in Note A to the Company’s financial statements. The amount shown in this column represents the grant date fair value calculated under ASC 718.

(2)	Consists of life insurance premiums paid by the Company.

Narrative Disclosure to Summary Compensation Table

Compensation for our executives is comprised of three main components: base salary, annual performance-based cash bonus, and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather, the board of directors and compensation committee considers changes in the business, external market factors and our financial position each year when determining pay levels and allocating between long-term and current compensation for the named executive officers.

Cash compensation is comprised of base salary and an annual performance-based cash bonus opportunity. The committee generally seeks to set a named executive officer’s targeted total cash compensation opportunity within a range that is the average of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions.

In setting cash compensation levels, we favor a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average. Through 2017, the base salary of our CEO has not been increased since 2005. In light of this fact and in order to motivate and retain these key officers, the compensation committee increased the base salaries of our CEO and CFO to $275,000 and $175,000, respectively, in 2018.

Performance-based bonuses are generally based upon the achievement of certain revenue milestones established by the compensation committee. The committee believes that this higher emphasis on performance-based cash bonuses places an appropriate linkage between a named executive officer’s pay, his or her individual performance and the achievement of specific business goals by placing a higher proportion of annual cash compensation at risk, thereby aligning executive opportunity with the interests of stockholders.

For 2018, we adopted an incentive bonus plan for our named executive officers, our other executive officers, and certain key employees. The plan provided for the payment of a cash bonus equal to 10% of our EBITDA in the event that our 2018 revenue exceeded $11,900,000, 12% of our EBITDA in the event that our 2018 revenue exceeded $15,800,000, and 15% of our EBITDA in the event that our 2018 revenue exceeded $18,900,000. As these targets were not achieved, no bonuses were paid under this plan.

We did not adopt an incentive bonus plan in 2019. Based on the performance of the Company in 2019, we did not award any discretionary incentive compensation to our named executive officers in 2019.

We also include an equity component as part of our compensation package because we believe that equity-based compensation aligns the long-term interests of our named executive officers with those of stockholders. In March 2018, we issued options to Mr. DePasquale to purchase 33,334 shares of common stock, to Ms. Welch to purchase 25,000 shares of common stock, and to Ms. LaCous to purchase 12,500 shares of common stock. The foregoing options have an exercise price of $1.96 per share, the last sales price of our common stock on the date of grant, have a term of seven years, and vest in three equal annual installments commencing March 23, 2019. In March 2019, we issued options to Mr. DePasquale to purchase 33,334 shares of common stock, to Ms. Welch to purchase 25,000 shares of common stock, and to Ms. LaCous to purchase 12,500 shares of common stock. The foregoing options have an exercise price of $1.18 per share, the last sales price of our common stock on the date of grant, have a term of seven years, and vest in three equal annual installments commencing March 21, 2020.

These cash and equity compensation components of pay are supplemented by various benefit plans that provide health, life, accident, disability and severance benefits, most of which are the same as the benefits provided to all of our US based employees.

Employment Agreements

On March 26, 2010, we entered into an employment agreement, effective as of March 25, 2010, with Michael W. DePasquale to serve as our Chief Executive Officer until March 24, 2011. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the agreement. Under the agreement, Mr. DePasquale’s initial annual base salary was $250,000, subject to adjustment by the compensation committee. In addition to the base salary, a “Performance Bonus” may be awarded to Mr. DePasquale on the basis of the Company achieving certain corporate and strategic performance goals, as determined by the compensation committee in its sole discretion. The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter. This agreement also contains a number of termination and change in control provisions as described under the captions “Termination Arrangements” and “Change in Control Arrangements” below.

On May 15, 2013, we entered into an employment agreement with Cecilia Welch to serve as our Chief Financial Officer until May 2014. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the agreement. The employment agreement contains standard and customary confidentiality, technical invention provisions, as well as a covenant not to compete, which prohibits Ms. Welch from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of her employment and for the one year period thereafter. This agreement also contains a number of termination provisions as described under the caption “Termination Arrangements” below.

On November 20, 2001, we entered into an employment agreement with Mira LaCous. The agreement automatically renews for subsequent one-year terms, unless terminated by the Company upon at least one month prior written notice which is treated as termination without cause, and provides for a discretionary bonus which shall not exceed 50% of base salary. The agreement contains standard and customary confidentiality, technical invention provisions as well as non-competition and non-solicitation covenants which prohibit Ms. LaCous from doing business with any current or prospective customer of the Company or engaging in any business competitive with that of the Company during the term or her employment and for the one year period thereafter. The agreement also contains a number of termination provisions as described under the caption “Termination Agreements” below.

Stock Option Grants

In the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the board deems to be similar circumstances, the number and kind of shares subject to outstanding options, and the exercise price of such options shall be appropriately adjusted in a manner to be determined in the sole discretion of the board. Furthermore, these option agreements contain change of control provisions as described under the caption “Change in Control Provisions” below.

Outstanding Equity Awards at December 31, 2019

The following table sets forth for each named executive officer, information regarding outstanding equity awards as at December 31, 2019.

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option Exercise Price ($)	Option expiration date

Michael W. DePasquale	41,667	—	4.18	3/27/2020
	20,834	—	4.92	3/13/2021
	20,834	—	2.16	8/13/2022
	166,666	83,334(1)	2.65	3/16/2024
	11,111	22,223 (2)	1.96	3/23/2025
	-	33,334 (3)	1.18	3/21/2026

Cecilia Welch	6,250	—	4.18	3/27/2020
	12,500	—	4.92	3/13/2021
	8,334	—	2.16	8/13/2022
	86,666	43,334 (1)	2.65	3/16/2024
	8,333	16,667 (2)	1.96	3/23/2025
	-	25,000 (3)	1.18	3/21/2026

Mira LaCous	5,209	—	4.18	3/27/2020
	12,500	—	4.92	3/13/2021
	8,334	—	2.16	8/13/2022
	66,666	33,334 (1)	2.65	3/16/2024
	4,166	8,334 (2)	1.96	3/23/2025
	-	12,500 (3)	1.18	3/21/2026

(1)	The options vest in three equal annual installments commencing March 16, 2018.
(2)	The options vest in three equal annual installments commencing March 23, 2019.
(3)	The options vest in three equal annual installments commencing March 21, 2020.

Narrative Disclosure to Outstanding Equity Awards at December 31, 2019 Table

The following are the material terms of each agreement, contract, plan or arrangement that provide for payments to one or more of our named executive officers at, following or pursuant to their resignation, retirement or termination, or in connection with a change in control of the Company.

Termination Arrangements

We may terminate our employment agreement with Mr. DePasquale at any time with or without cause. In the event of termination by us without cause, we will continue to pay Mr. DePasquale his then current base salary for the greater of nine months from the date of such termination or the number of months remaining until the end of the term of the agreement.

We may terminate our employment agreement with Ms. Welch at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. Welch her then current base salary for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the agreement.

We may terminate our employment agreement with Ms. LaCous at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. LaCous her then current base salary for nine months from the date of such termination.

Change in Control Provisions

Our 2004 Stock Incentive Plan and 2015 Equity Incentive Plan (the “Plans”) provide for the acceleration of the vesting of unvested options upon a “Change in Control” of the Company. A Change in Control is defined in the Plans to include (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act. In the event of a “Change In Control” each Plan provides for the immediate vesting of all options issued thereunder. Options issued to executive officers outside of the Plans contain change in control provisions substantially similar to those contained in the Plans.

Our employment agreement with Mr. DePasquale contains a change in control provision that is triggered if Mr. DePasquale is not offered continued employment with us or any successor, or within five years following such Change of Control, we or any successor terminate Mr. DePasquale’s employment without cause. If this occurs, then we will pay Mr. DePasquale his base salary and benefits earned but unpaid through the date of termination, and any prorated bonus earned during the then current bonus year, plus two times his then current base salary.

DIRECTOR COMPENSATION

The following table sets forth for each director, information regarding their compensation for the year ended December 31, 2019:

Name (1)	Stock Awards ($) (2)	Options Awards ($) (3)	Total ($)

Thomas E. Bush, III (4)	7,004	2,588	9,592
Thomas Gilley(4)	5,502	2,588	8,090
Yao Jianhui (5)	-	-	-
Pieter Knook (6)	8,003	2,588	10,591
Robert J Michel (6)	8,504	2,588	11,092
Fabian Shin (7)	6,002	2,588	8,590

(1)	Mr. DePasquale and Mr. Wong have been omitted from the above table because they do not receive any additional compensation for serving on our Board of Directors.
(2)	The aggregate fair value of the common stock issued was calculated based on the closing price of our common stock on the date of issuance in accordance with FASB ASC 718.
(3)

The aggregate grant date fair value of the option awards was estimated using the Black-Scholes option pricing model, with the assumptions listed in Note A to the Company’s financial statements. The amount shown in this column represents the grant date fair value calculated under ASC 718.

(4)	At December 31, 2019, Messrs. Bush and Gilley each held options to purchase 19,209 shares of common stock.
(5)	At December 31, 2019, Mr. Jianhui held options to purchase 1,500 shares of common stock.
(6)	At December 31, 2019, Messrs. Knook and Michel each held options to purchase 14,000 shares of common stock.
(7)	At December 31, 2019, Mr. Shin held options to purchase 4,000 shares of common stock.

Narrative Disclosure to Director Compensation Table

During 2019, we had a policy to pay to each non-employee director $3,000 per board meeting, $1,000 per telephonic board meeting, and $500 per board committee meeting attended. Fees for attendance at regular quarterly board meetings held during the first three quarters of each fiscal year are paid through the issuance of common stock and payment for the last meeting of the year are paid in cash or, at the option of the director, in shares of common stock. All of our directors elected to receive payment in common stock for the last board meeting in 2019. All directors will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law. We reimburse each of our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the board of directors and related committees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	381,918	2.15	236,037

Equity compensation plans not approved by security holders	1,206,096	$2.89	—

Total	1,588,014	$2.72	236,037

As of December 31, 2019, there were outstanding options under the 2015 Plan to purchase 567,920 shares of common stock, and 846,471 shares were available for future grants.

On October 12, 2004, we adopted the 2004 Stock Option Plan (the 2004 Plan). The 2004 Plan was not presented to stockholders for approval and thus incentive stock options were not available under this plan. Under the terms of this plan, 166,667 shares of common stock were reserved for issuance to employees, officers, directors, and consultants at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the 2004 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 2004 Plan expired in October 2014. As of December 31, 2019, there were outstanding options under the 2004 Plan to purchase 31,251 shares of common stock and no shares were available for future grants.

On January 27, 2016, the shareholders approved the 2015 Equity Incentive Plan (the 2015 Plan). Under the original terms of this plan, 666,667 shares of common stock were reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100-110% of fair market value. At our annual shareholders meeting in 2019, we adopted an amendment to the 2015 Plan which increases the number of shares of common stock authorized for issuance under the 2015 Plan from 666,667 shares to 1,500,000 shares and also effected certain changes in light of the Tax Cuts and Jobs Act of 2017 and its impact on Section 162(m) of the United States Internal Revenue Code of 1986, as amended. The term of stock options granted may not exceed ten years. Options issued under the 2015 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, certain stock awards issued under this plan may be subject to additional acceleration of vesting as may be provided in the participants’ written agreement. The 2015 Plan expires in December 2025.

In addition to options issued under the 2004 and 2015 Plans, we have issued options to purchase common stock to employees, officers, directors and consultants outside of the plans. As of December 31, 2019, there were outstanding non-plan options to purchase 1,152,553 shares of common stock. The terms of these outstanding options are substantially similar to the provisions of the 2014 and 2015 Plans and options issued thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, as of July 8, 2020, information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than 5% of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current officers and directors, both individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, include all shares of our common stock that may be acquired by such beneficial owners within 60 days of July 8, 2020 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 22,181,315 shares of common stock outstanding on July 8, 2020.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class

Michael W. DePasquale	345,418 (2)	1.5%
Cecilia Welch	175,833 (3)	*
Mira LaCous	133,333 (4)	*
Thomas Gilley	41,660 (5)	*
Thomas E. Bush, III	37,044 (5)	*
Pieter Knook	32,311 (6)	*
Robert J. Michel	35,723 (6)	*
Fabian Shin	15,061 (7)	*
Emmanuel Alia	1,011 (8)	*
Wong Kwok Fong (Kelvin)	4,574,041 (9)	20.6%
Yao Jianhui	6,268 (10)	*
Micron Technology Development Limited	2,178,484 (11)	9.8%

All officers and directors as a group (11) persons	5,397,703	24%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each person listed below is c/o BIO-key International, Inc., 3349 Highway 138, Building A, Suite E, Wall, NJ 07719.
(2)	Includes 325,001 shares issuable on exercise of options. Does not include 33,335 shares issuable upon exercise of options subject to vesting.
(3)	Consists of shares issuable upon exercise of options. Does not include 25,001 shares issuable upon exercise of options subject to vesting.
(4)	Consists of shares issuable upon exercise of options. Does not include 12,501 shares issuable upon exercise of options subject to vesting.
(5)	Includes 17,041 shares issuable on exercise of options. Does not include 2,168 shares issuable upon exercise of options subject to vesting.
(6)	Includes 11,832 shares issuable on exercise of options. Does not include 2,168 shares issuable upon exercise of options subject to vesting.
(7)

Includes 1,832 shares issuable on exercise of options. Does not include 2,168 shares issuable upon exercise of options subject to vesting.  The address of Mr. Shin is Flat B, 23/F, Tower 2B, 19 Tong Yin Street, The WINGS IIIA, Tseung Kwan O New Territories, Hong Kong.

(8)	Consists of shares of common stock.
(9)

Includes 183,333 shares issuable on exercise of options. Does not include 33,335 shares issuable upon exercise of options subject to vesting. The address of Kelvin is Flat C, 27/F, Block 5, Grand Pacific Views, Siu Lam, Hong Kong N7.

(10)

Includes 999 shares issuable of exercise of options. Does not include 501 shares issuable upon exercise of options subject to vesting. Does not include 958,289 shares of common stock owned of record by Giant Leap International, Ltd (“Giant Leap”), or 2,178,484 shares of common stock owned of record by Micron Technology Development Limited (“Micron”). Also does not include 88,875 shares of common stock owned by GSFG Group Limited (f/k/a China Goldjoy Group Limited) (“GSFG”). Giant is an indirect wholly-owned subsidiary, and Micron is an indirect wholly-owned subsidiary of GSFG. As the chairman of the board of directors of GSFG, Mr. Yao shares voting and dispositive power over these shares. The address of Mr. Yao is Suites 2601-2, 26/F Tower 2, Nina Tower, 8 Yeung UK Road, Tsuen Wan, Hong Kong TWTL 353.

(11)	The address of Micron is Unit 1903, 19/F, Tower 2, Lippo Centre NO. 89 Queensway, Hong Kong.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Standstill Agreement with Principal Stockholders

Pursuant to separate securities purchase agreements dated October 29, 2015 and November 11, 2015 with each of Wong Kwok Fong (Kelvin), Micron, and Giant Leap we issued and sold shares of series A-1 stock to Kelvin and shares of series B-1 stock to Micron and Giant Leap, which were subsequently converted into shares of our common stock. The forgoing agreements contain a standstill provision (the “Standstill”) which prohibits each of these investors either alone or together with any other person, from acquiring additional shares of our common stock or any of our assets, soliciting proxies, or seeking further representation on our board of directors. Kelvin is the Co-Chairman of the board of directors, an executive officer, and a principal stockholder of the Company. Micron is a principal stockholder of the Company. Yao Jianhui, a director of the Company, is chairman of the board of directors and a principal shareholder of GSFG, the parent company of Giant Leap and Micron, and may, therefore, be deemed to have an interest in transactions between us and Giant Leap or Micron.

Licensing Agreement with Subsidiaries of GSFG Group Limited.

On November 11, 2015 our subsidiary BIO-key Hong Kong Limited entered into a license purchase agreement with certain subsidiaries of GSFG. The license agreement provides for the grant of a perpetual, irrevocable, exclusive, worldwide, fully-paid license to all software and documentation regarding the software code, toolkit, electronic libraries and related technology currently known as or offered under the Finger Q name, together with perpetual license under all related patents held by the licensors and any other intellectual property rights owned by the licensors related to the forgoing software. We made a one-time payment of $12,000,000 to the licensors. In the fourth quarter of 2019, we re-evaluated the recoverability of the carrying amount of the balance of these license rights and recorded an impairment charge equal to the full carrying amount of such license rights. Yao Jianhu is the chairman and chief executive officer and principal shareholder of GSFG and a director of the Company. Kelvin served as the chief technology officer of GSFG through October 2016 and is the Co-Chairman of the Board, an executive officer, and a principal stockholder of the Company.

Stock Purchase Agreements and Related Transactions with Wong Kwok Fong (Kelvin)

On April 3, 2018, Kelvin converted 39,088 shares of series A-1 stock at a conversion price of $3.60 per share resulting in the acquisition of 1,085,778 shares of common stock. On April 3, 2018, we entered into a securities purchase agreement with Kelvin to purchase 91,820 shares of common stock in consideration of the conversion of an accrued dividend payable on the shares of series A-1 stock owned by Kelvin in the amount of $330,552 resulting in a per share purchase price of $3.60. In connection with this transaction, we waived the Standstill Provision for the sole purpose of permitting him to purchase the forgoing securities.

On May 31, 2018, Kelvin converted the 23,508 remaining shares of series A-1 stock held by him at a conversion price of $3.60 per share resulting in the acquisition of 653,000 shares of common stock. On May 31, 2018, we entered into a securities purchase agreement with Kelvin to purchase 7,073 shares of common stock in consideration of the conversion of an accrued dividend payable on the series A-1 stock in the amount of $25,463 resulting in a per share purchase price of $3.60. In connection with this transaction, we waived the Standstill Provision for the sole purpose of permitting him to purchase the forgoing securities.

Stock Purchase Agreements and Related Transactions with Giant Leap International, Ltd.

On March 23, 2018, Giant Leap converted 29,280 shares of series B-1 stock at a conversion price of $3.60 per share into 813,334 shares of common stock. On March 23, 2018, we entered into a securities purchase agreement with Giant Leap to purchase 33,102 shares of common stock in consideration of the conversion of an accrued dividend payable on the shares of series B-1 stock owned by Giant Leap in the amount of $119,167 resulting in a per share purchase price of $3.60. Giant Leap was a principal stockholder of the Company. Yao Jianhui, a director of the Company, is chairman of the board of directors of GSFG, the parent company of Giant Leap, and may, therefore, be deemed to have an interest in the forgoing transactions.

On May 23, 2018, we received a conversion notice from Giant Leap to convert the 720 remaining shares of series B-1 stock held by it at a conversion price of $3.60 per share. The forgoing conversion resulted in the issuance of 20,000 shares of common stock. On May 23, 2018, we entered into a securities purchase agreement with Giant Leap to purchase 2,978 shares of common stock in consideration of the conversion of an accrued dividend payable on the shares of series B-1 Stock owned by Giant Leap in the amount of $10,721 resulting in a per share purchase price of $3.60. In connection with this transaction, we waived the Standstill Provision for the sole purpose of permitting Giant Leap to purchase the forgoing securities.

Stock Purchase Agreements and Related Transactions with Micron Technology Development Limited

On March 23, 2018, Micron converted 31,140 shares of series B-1 stock at a conversion price of $3.60 per share into 865,000 shares of common stock. On March 23, 2018, we received notice from Micron of its desire to increase the cap on the maximum percentage of shares of common stock issuable upon conversion of its shares of series B-1 stock from 9.99% to 19.9% of our outstanding shares. In connection with this request, we entered into a securities purchase agreement with Micron to purchase 82,755 shares of common stock in consideration of the conversion of an accrued dividend payable on the shares of series B-1 stock owned by Micron in the amount of $297,917 resulting in a per share purchase price of $3.60. In connection with the forgoing transactions, we waived the Standstill for the sole purpose of permitting Micron to purchase the forgoing securities and to increase the cap. Micron is a principal stockholder of the Company.

On May 23, 2018, we received a conversion notice from Micron to convert the 43,860 remaining shares of series B-1 stock held by it at a conversion price of $3.60 per share. The forgoing conversion resulted in the issuance of 1,218,334 shares of common stock. On May 23, 2018, we entered into a securities purchase agreement with Micron to purchase 12,395 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the shares of series B-1 stock owned by Micron in the amount of $44,621 resulting in a per share purchase price of $3.60. In connection with this transaction, we waived the Standstill Provision for the sole purpose of permitting Micron to purchase the forgoing securities.

Loans from Wong Kwok Fong (Kelvin)

Between March 2019 and February 2020, we received a series of non-interest-bearing advances from Mr. Wong Kwok Fong (Kelvin) in the aggregate amount of $217,360 to pay current liabilities. The balance of the advances owed to Kelvin as of the date of this prospectus is $66,466. Kelvin serves as the Co-Chairman of the Board, an executive officer, and is also a principal stockholder of the Company.

Loans from Michael W. DePasquale

In December 2019, we received two non-interest-bearing advances from Michael DePasquale in the aggregate amount of $114,000 to pay current liabilities. All amounts advanced have been repaid in full. Mr. DePasquale serves as the Chairman of the Board and Chief Executive Officer of the Company.

Sales Incentive Agreement with TTI

On March 25, 2020, we entered into a sales incentive agreement TTI. The agreement provides that for each $5,000,000 in revenue (up to a maximum of $20,000,000), TTI generates for the Company during the first year that generate net income (calculated under U.S. generally accepted accounting principles) of at least 20%, we will pay TTI a sales incentive fee of $500,000 payable by the issuance of 500,000 shares of common stock. In the event that TTI generates revenue for the Company in excess of $20,000,000 during first year, we will issue TTI a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share for each $1,000,000 of revenue in excess of $20,000,000 (up to a maximum of $25,000,000). In no event will we be obligated to issue more than 2,000,000 shares of common stock or warrants to purchase more than 500,000 shares of common stock pursuant to this agreement. Manny Alia, a member of our board of directors, is the Chief Executive Officer of TTI.

 DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our amended certificate of incorporation authorizes us to issue 170,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find More Information.”

Authorized. We currently have authority to issue up to 170,000,000 shares of common stock, $0.0001 par value per share. As of July 8, 2020, we had 22,181,315 shares of common stock outstanding. From time to time we may amend our certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. Holders of a plurality of our outstanding common stock can elect all of the directors who are up for election in a particular year. Holders of a majority of our outstanding common stock act by a majority for all other matters, except as limited by our certificate of incorporation, bylaws and the Delaware General Corporation Law.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock

The following summary description of our preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find More Information.”

General. We currently have authority to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share, none of which are outstanding. We may amend from time to time our certificate of incorporation to increase the number of authorized shares of preferred stock or to designate a new class of preferred stock. Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;

●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of that common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Provisions of the Company’s Certificate of Incorporation; Blank Check Preferred Stock. As described above, our Board of Directors is authorized without further stockholder action, to designate any number of series of preferred stock with such rights, preferences and designations as determined by the Board of Directors. Shares of preferred stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of preferred stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The existence of the preferred stock may, therefore, be viewed as having possible anti-takeover effects.

Certain Effects of Authorized But Unissued Stock

As described in above, we have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may use these additional shares for a variety of corporate purposes, including for future public or private offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Delaware Law and Charter and Bylaw Provisions

Business Combinations. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock. This provision could have the effect of delaying or preventing a change in control of our company.

Indemnification. Our charter and bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders who desire to nominate a person for election to our board of directors must comply with specified notice and information provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Nasdaq Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.”

Transfer Agent

The transfer agent of our common stock being offered hereby is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering (i) [•] shares of our common stock, (ii) Pre-Funded Warrants to purchase up to an aggregate of [•] shares of our common stock and (ii) warrants to purchase up to an aggregate of [•] shares of our common stock. Each share of common stock or Pre-Funded Warrant is being sold together with a warrant to purchase one share of common stock. The shares of common stock or Pre-Funded Warrants and accompanying warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants and warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the Pre-Funded Warrant. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.01. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration. The Pre-Funded Warrants offered hereby will entitle the holders thereof to purchase shares of our common stock at a nominal exercise price of $0.01 per share, commencing immediately on the date of issuance.

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Pre-Funded Warrants will have an exercise price of $0.01 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-Funded Warrants with the same effect as if such successor entity had been named in the Pre-Funded Warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

The warrants will be issued as individual warrant agreements to the investors. The warrants will have a five-year term and will initially be exercisable for shares of our common stock at an exercise price of $[•] per share. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised, except as set forth in the warrants.

Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder's affiliates) would beneficially own a number of shares of common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event will the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. If a warrant is exercised via the “cashless” exercise provision, the holder will receive the number of shares equal to the quotient obtained by dividing (i) the difference between the VWAP (as determined pursuant to the terms of the warrants) and the exercise price of the warrant multiplied by the number of shares issuable under the warrant by (ii) the VWAP. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus supplement forms a part, effective when the warrants are exercised.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock (a “fundamental transaction”), then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity is required to assume the obligations under the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision).

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise warrants only if the issuance of the shares of common stock upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus supplement forms a part effective when the warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

We have not applied, and do not intend to apply, for listing of the warrants on any securities exchange or other trading system.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC (“Maxim”), as representative of the underwriters named below with respect to the shares of our common stock and accompanying warrants and Pre-Funded Warrants and accompanying warrants subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of our common stock, Pre-Funded Warrants and corresponding warrants provided below opposite each underwriter’s name.

Underwriter	Number of Shares	Number of Pre- Funded Warrants	Number of Warrants
Maxim Group LLC

The underwriters are offering the shares of our common stock and accompanying warrants and Pre-Funded Warrants and accompanying warrants subject to their acceptance of our common stock, the Pre-Funded Warrants and the warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock and accompanying warrants and Pre-Funded Warrants and accompanying warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock and accompanying warrants and Pre-Funded Warrants and accompanying warrants if any such shares of our common stock and accompanying warrants or Pre-Funded Warrants and accompanying warrants are taken.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional [•] shares of common stock and/or warrants to purchase [•] shares of common stock (equal to 15% of the number of shares and warrants underlying the securities sold in the offering) at the public offering price, less the underwriting discount.

Underwriter Compensation

We have agreed to pay the underwriters an aggregate fee equal to 7% of the gross proceeds of this offering and expect the net proceeds from this offering to be approximately $[•] million after deducting approximately $[•] million in underwriting commissions and approximately $[•] million in our other estimated offering expenses. We have agreed to pay the underwriters an accountable expense allowance for certain of the underwriters’ expenses relating to the offering up to a maximum aggregate amount of $80,000, including the underwriters’ legal fees incurred in this offering.

Representative’s Warrants

We have agreed to issue to the representative the representative’s warrants to purchase up to [•] shares of common stock (5% of the shares of common stock sold in this offering (including shares of common stock issuable upon exercise of the Pre-Funded Warrants, if any), plus 5% of the shares of common stock issuable upon exercise of the warrants sold in this offering). We are registering hereby the issuance of the representative’s warrants and the shares of common stock issuable upon exercise of the warrants. The representative’s warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to 110% of the public offering price per share of common stock sold in the offering and expiring on a date which is no more than three years from the effectiveness of the offering. We have agreed to a one-time demand registration and unlimited “piggyback” registration rights of the shares of common stock underlying warrants at our expense and an additional demand registration right at the holder’s expense for a period of two (2) years after the closing date of this offering. Except as described above or as summarized below, the representative’s warrants will be in substantially the same form as the warrants included in this offering except that the representative’s warrants will expire on the third anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part. The representative’s warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Discounts and Expenses

The underwriters have advised us that they propose to offer the shares of our common stock, Pre-Funded Warrants and accompanying warrants to the public at the respective public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $[•] per share of our common stock and accompanying warrant or $[•] per Pre-Funded Warrant and accompanying warrant. After this offering, the public offering price and concession to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of our common stock, Pre-Funded Warrants and accompanying warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, underwriting discount payable to the underwriters by us and proceeds before expenses to us, assuming no exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants. The underwriting commissions are equal to the combined public offering price per share, Pre-Funded Warrants and accompanying warrants, less the amount per share the underwriters pay us for the shares of common stock, Pre-Funded Warrants and warrants:

	Per Share and Accompanying Warrant	Per Pre- Funded Warrant and Accompanying Warrant	Total (No Exercise of Over- allotment Option)	Total (Full Exercise of Over- allotment Option)
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

In addition, we have agreed to reimburse the underwriters for reasonable out-of-pocket expenses not to exceed $80,000 in the aggregate. We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $[•].

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Lock-up Agreements

We, as well as our officers and directors, and greater than five percent (5%) shareholders, have agreed, subject to limited exceptions, for a period of 90 days after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of Maxim. Maxim may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Except for the services provided in connection with this offering and as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Maxim acted as placement agent in connection with the issuance of a $2,415,000 senior secured convertible note as described in our Current Report on Form 8-K filed with the SEC on May 7, 2020, the issuance of a $1,811,250 senior secured convertible note as described in our Current Report on Form 8-K filed with the SEC on July 2, 2020 and as financial advisor in connection with the issuance and amended and restated senior secured convertible promissory note as described in our Current Report on Form 8-K filed with the SEC on March 12, 2020, which is incorporated by reference into this prospectus, for which Maxim was paid a placement fee equal to 7% of the aggregate gross proceeds raised in the transaction.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of common stock and warrants being offered by this prospectus has been passed upon for us by Fox Rothschild LLP, Lawrenceville, New Jersey. The underwriters are being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Rotenberg Meril Solomon Bertiger & Guttilla, P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2018 and 2019, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years then ended, as set forth in their report, which report expresses the uncertainty of our ability to continue as a going concern. We have included such financial statements in this prospectus and in this registration statement in reliance on the report of Rotenberg Meril Solomon Bertiger & Guttilla, P.C. given on their authority as experts in accounting and auditing. The balance sheets of PistolStar, Inc. as of December 31, 2019 and 2018 and the related statements of income and retained earnings and cash flows for each of the two years then ended, as set forth in their report are included in this prospectus and registration statement in reliance on the reports of Penchansky & Co., PLLC.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the biometric technology industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

The following financial statements of BIO-key International, Inc. are included herein at the indicated page numbers:

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

BIO-key International, Inc.

Wall, NJ

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BIO-key International, Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in the consolidated financial statements, the Company has suffered substantial net losses in recent years, has negative working capital and has an accumulated deficit at December 31, 2019 and is dependent on debt and equity financing to fund its operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are disclosed in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principles

As discussed in Note A and Note B to the financial statements, the Company has changed its method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company adopted the new revenue standard using the modified retrospective approach.

As discussed in Note A and Note O to the financial statements, the Company adopted ASC 842, Leases as of January 1, 2019 using the modified retrospective approach. ASC 842 had a significant effect on the balance sheet resulting in increased non-current right of use assets and increased current and non-current lease liabilities, required by the new standard.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla,P.C.
ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

We have served as the Company's auditor since 2010.

Saddle Brook, New Jersey
May 14, 2020

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$79,013	$323,943
Accounts receivable, net	126,000	1,574,032
Due from factor	110,941	56,682
Inventory	429,119	998,829
Resalable software license rights	-	1,125,000
Prepaid expenses and other	108,397	150,811
Investment – non-marketable security	512,821	-
Total current assets	1,366,291	4,229,297
Resalable software license rights, net of current portion	73,802	6,790,610
Equipment and leasehold improvements, net	95,509	148,608
Capitalized contract costs, net	231,519	319,199
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	566,479	-
Intangible assets, net	154,386	195,906
Total non-current assets	1,130,407	7,463,035
TOTAL ASSETS	$2,496,698	$11,692,332

LIABILITIES
Accounts payable	$919,294	$481,269
Accrued liabilities	686,885	548,232
Convertible notes payable, net of debt discount and debt issuance costs	2,255,454	-
Deferred revenue	359,212	196,609
Operating lease liabilities, current portion	170,560	-
Total current liabilities	4,391,405	1,226,110
Operating lease liabilities, net of current portion	390,466	-
Total non-current liabilities	390,466	-
TOTAL LIABILITIES	4,781,871	1,226,110

Commitments and Contingencies

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock — authorized, 170,000,000 shares; issued and outstanding; 14,411,432 and 13,977,868 of $.0001 par value at December 31, 2019 and December 31, 2018, respectively	1,441	1,398
Additional paid-in capital	87,436,402	85,599,140
Accumulated deficit	(89,723,016)	(75,134,316)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,285,173)	10,466,222
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,496,698	$11,692,332

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2019	2018

Revenues
Services	$925,245	$1,012,576
License fees	442,649	1,739,897
Hardware	899,634	1,292,069
Total revenues	2,267,528	4,044,542

Costs and other expenses
Cost of services	272,318	443,210
Cost of license fees	916,112	3,072,356
Cost of hardware	1,272,815	648,624
Total costs and other expenses	2,461,245	4,164,190
Gross Profit (Loss)	(193,717)	(119,648)

Operating expenses
Selling, general and administrative	5,036,820	5,333,906
Research, development and engineering	1,331,667	1,415,401
Total operating expenses before impairment	6,368,487	6,749,307
Impairment of resalable software license rights	(6,957,516)	-
Operating loss	(13,519,720)	(6,868,955)

Other income (expense)
Interest income	154	80
Interest expense	(1,069,134)	-
Total other income (expense)	(1,068,980)	80
Net loss	(14,588,700)	(6,868,875)
Deemed dividend from trigger of anti-dilution provision feature	-	(1,428,966)
Convertible preferred stock dividends	-	(198,033)
Net loss available to common stockholders	(14,588,700)	(8,495,874)

Basic and Diluted Loss per Common Share	$(1.03)	$(0.73)

Weighted Average Shares Outstanding:
Basic and Diluted	14,223,685	11,607,933

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A-1 Preferred Stock		Series B-1 Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - as of December 31, 2017	62,596	$6	105,000	$11	7,691,324	$769	$80,829,001	$(67,076,492)	$13,753,295
ASC 606 adoption								240,017	240,017
Issuance of common stock for directors’ fees	-	-	-	-	20,976	2	37,530	-	37,532
Issuance of common stock pursuant to securities purchase agreement	-	-	-	-	1,380,000	138	2,069,862	-	2,070,000
Dividends declared on preferred stock	-	-	-	-	-	-	(198,033)	-	(198,033)
Conversion of A-1 preferred stock to common stock	(62,596)	(6)	-	-	1,738,778	174	(168)	-	-
Conversion of B-1 preferred stock to common stock	-	-	(105,000)	(11)	2,916,668	292	(281)	-	-
Conversion of dividends payable on A-1 preferred stock	-	-	-	-	98,893	10	356,005	-	356,015
Conversion of dividends payable on B-1 preferred stock	-	-	-	-	131,229	13	472,411	-	472,424
Deemed dividend related to down-round features	-	-	-	-	-	-	1,428,966	(1,428,966)	-
Stock issuance costs			-	-	-	-	(338,845)	-	(338,845)
Share-based compensation	-	-	-	-	-	-	942,692	-	942,692
Net loss	-	-	-	-	-	-	-	(6,868,875)	(6,868,875)
Balance as of December 31, 2018	-	$-	-	$-	13,977,868	$1,398	$85,599,140	$(75,134,316)	$10,466,222
Issuance of common stock for directors’ fees	-	-	-	-	36,897	3	35,010	-	35,013
Issuance of common stock for commitment fees net of adjustments	-	-	-	-	396,667	40	594,960	-	595,000
Warrant debt discount valuation	-	-	-	-	-	-	595,662	-	595,662
Legal and commitment fees	-	-	-	-	-	-	(301,077)	-	(301,077)
Share-based compensation							912,707		912,707
Net loss	-	-	-	-	-	-	-	(14,588,700)	(14,588,700)
Balance as of December 31, 2019	-	$-	-	$-	14,411,432	$1,441	$87,436,402	$(89,723,016)	$(2,285,173)

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2019	2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(14,588,700)	$(6,868,875)
Adjustments to reconcile net loss to cash used for operating activities:
Bad debt expense	564,361	720,000
Depreciation	81,852	84,617
Amortization of intangible assets and writeoff	43,256	15,596
Amortization of resalable software license rights	843,287	1,513,237
Impairment of resalable software license rights	6,957,516	-
Amortization of debt discount	571,332	-
Amortization of capitalized contract costs	138,679	123,171
Amortization of debt issuance costs	424,980	-
Share based compensation for employees and consultants	912,707	942,692
Stock based fees to directors	35,013	37,532
Amortization of operating lease right-of-use assets	36,458	-
Change in assets and liabilities:
Accounts receivable	883,671	1,341,914
Due from factor	(54,259)	53,183
Capitalized contract costs	(50,999)	(202,353)
Inventory	569,710	(51,982)
Resalable software license rights	41,005	1,144,961
Prepaid expenses and other	29,819	1,843
Accounts payable	438,025	(17,961)
Accrued liabilities	138,653	(139,793)
Deferred revenue	162,603	(311,257)
Operating lease liabilities	(29,316)	-
Net cash used for operating activities	(1,850,347)	(1,613,475)
CASH FLOWS FROM INVESTING ACTIVITIES:
Patents	(1,736)	(30,398)
Capital expenditures	(28,753)	(52,060)
Purchase of investment – non-marketable security	(512,821)	-
Net cash used for investing activities	(543,310)	(82,458)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	3,217,000	-
Repayment of convertible notes	(707,000)	-
Proceeds from issuance of common stock	-	1,875,100
Costs to issue notes and common stock	(361,273)	(143,945)
Net cash provided by financing activities	2,148,727	1,731,155
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(244,930)	35,222
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	323,943	288,721
CASH AND CASH EQUIVALENTS, END OF YEAR	$79,013	$323,943

The accompanying notes are an integral part of these statements.

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Years ended December 31,
	2019	2018

Cash paid for:
Interest	$72,822	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Accrual of unpaid preferred dividends	$-	$198,033
Conversion of A-1 preferred dividends payable to common stock	$-	$356,015
Conversion of A-1 preferred stock to common stock	$-	$6,259,600
Conversion of B-1 preferred dividends payable to common stock	$-	$472,426
Conversion of B-1 preferred stock to common stock	$-	$10,500,000
Deemed dividend from trigger of anti-dilution provision feature	$-	$1,428,966
Right-of-use asset addition under ASC 842	$719,812	$-
Operating lease liabilities under ASC 842	$707,217	$-
Share based loan commitment fees	$595,000	$-
Debt issuance cost allocated to equity	$152,000	$-
Debt discount issued with convertible note	$550,000	$-
Warrant debt discount valuation	$595,662	$-

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE A —THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company, founded in 1993, develops and markets proprietary fingerprint identification biometric technology and software solutions. The Company was a pioneer in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit card, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been, and is, used to improve both the accuracy and speed of competing finger-based biometrics.

Going Concern and Basis of Presentation

The Company has incurred significant losses to date, and at December 31, 2019, it had an accumulated deficit of approximately $90 million. In addition, broad commercial acceptance of the Company’s technology is critical to the Company’s success and ability to generate future revenues. At December 31, 2019, total cash and cash equivalents were approximately $79,000, as compared to approximately $324,000 at December 31, 2018.

As discussed below, the Company has financed itself in the past through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. The Company currently requires approximately $525,000 per month to conduct operations, a monthly amount that it has been unable to consistently achieve through revenue generation.

If the Company is unable to generate sufficient revenue to meet its goals, it will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute its plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. No assurance can be given that any form of additional financing will be available on terms acceptable to the Company, that adequate financing will be obtained by the Company in order to meet its needs, or that such financing would not be dilutive to existing shareholders.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Reclassification

Reclassifications occurred to certain prior year amounts in order to conform to the current year presentation to segregate cost of sales for licenses and hardware. The reclassifications have no effect on the reported net loss.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.  Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

2. Use of Estimates

Our consolidated financial statements are prepared in accordance with GAAP as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the U.S. Securities and Exchange Commission (SEC). These accounting principles require us to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions upon which it relies are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Certain significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, accounts receivable, inventory, intangible assets and long-lived assets, and income taxes. To the extent there are material differences between these estimates, judgments or assumptions and actual results, its consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.

3. Revenue Recognition

The Company adopted ASC Topic 606 on January 1, 2018 using the modified retrospective method for all contracts not completed as of the date of adoption. In accordance with ASC Topic 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to performance obligations in the contract
●	Recognize revenue when or as the Company satisfies a performance obligation

All of the Company's performance obligations, and associated revenue, are generally transferred to customers at a point in time, with the exception of support and maintenance, and professional services, which are generally transferred to the customer over time.

Software licenses

Software license revenue consist of fees for perpetual and SaaS software licenses for one or more of the Company’s biometric fingerprint solutions. Revenue is recognized at a point in time once the software is available to the customer for download. Software license contracts are generally invoiced in full on execution of the arrangement.

Hardware

Hardware revenue consists of fees for associated equipment sold with or without a software license arrangement, such as servers, locks and fingerprint readers. Customers are not obligated to buy third party hardware from the Company, and may procure these items from a number of suppliers. Revenue is recognized at a point in time once the hardware is shipped to the customer. Hardware items are generally invoiced in full on execution of the arrangement.

Support and Maintenance

Support and Maintenance revenue consists of fees for unspecified upgrades, telephone assistance and bug fixes. The Company satisfies its Support and Maintenance performance obligation by providing “stand-ready” assistance as required over the contract period. The Company records deferred revenue (contract liability) at time of prepayment until the contracts term occurs. Revenue is recognized over time on a ratable basis over the contract term. Support and Maintenance contracts are up to one year in length and are generally invoiced either annually or quarterly in advance.

Professional Services

Professional services revenues consist primarily of fees for deployment and optimization services, as well as training. The majority of the Company’s consulting contracts are billed on a time and materials basis, and revenue is recognized based on the amount billable to the customer in accordance with practical expedient ASC 606-10-55-18. For other professional services contracts, the Company utilizes an input method and recognizes revenue based on labor hours expended to date relative to the total labor hours expected to be required to satisfy its performance obligation.

Contracts with Multiple Performance Obligations

Some contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis.  The standalone selling prices are determined based on overall pricing objectives, taking into consideration market conditions and other factors, including the value of the contracts, the cloud applications sold, customer demographics, geographic locations, and the number and types of users within the contracts.

The Company considered several factors in determining that control transfers to the customer upon shipment of hardware and availability of download of software.  These factors include that legal title transfers to the customer, the Company has a present right to payment, and the customer has assumed the risks and rewards of ownership.

Accounts receivable from customers are typically due within 30 days of invoicing.  The Company does not record a reserve for product returns or warranties as amounts are deemed immaterial based on historical experience.

Costs to Obtain and Fulfill a Contract

Costs to obtain and fulfill a contract are predominantly sales commissions earned by the sales force and are considered incremental and recoverable costs of obtaining a contract with a customer. These costs are deferred and then amortized over a period of benefit determined to be four years. These costs are included as capitalized contract costs on the balance sheet. The period of benefit was determined by taking into consideration customer contracts, technology, and other factors based on historical evidence. Amortization expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

4.  Cash Equivalents

Cash equivalents consist of liquid investments with original maturities of three months or less.  At December 31, 2019 and 2018, cash equivalents consisted of a money market account.

5. Accounts Receivable

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible.

As a result of the payment delays for a large customer, the Company has reserved $1,720,000 at December 31, 2019 and 2018, which represents 100% of the remaining balance owed under the contract. Recoveries of accounts receivable previously written off are recorded when received. The Company made a license sale to a Chinese reseller in December 2018. Revenue was recognized in accordance with ASC 606 in the amount of $1.1 million in 2018. As of December 31, 2019, the second payment for $555,555 was still outstanding and payable. The Company wrote off directly to bad debt expense $555,555 that was promised to be paid in March 2019, but not received.

Accounts receivable at December 31, 2019 and 2018 consisted of the following:

	December 31,
	2019	2018

Accounts receivable - current	$139,785	$1,587,817
Accounts receivable - non current	1,720,000	1,720,000
	1,859,785	3,307,817

Allowance for doubtful accounts - current	(13,785)	(13,785)
Allowance for doubtful accounts - non current	(1,720,000)	(1,720,000)
	(1,733,785)	(1,733,785)

Accounts receivable, net of allowances for doubtful accounts	$126,000	$1,574,032

The allowance for doubtful accounts for the years ended December 31, 2019 and 2018 is as follows:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Year
Year Ended December 31, 2019
Allowance for Doubtful Accounts	$1,733,785	$-	$-	$1,733,785
Year Ended December 31, 2018
Allowance for Doubtful Accounts	$1,013,785	$720,000	$-	$1,733,785

Bad debt expenses (if any) are recorded in selling, general, and administrative expense.

6. Software License Rights

Software license rights acquired for re-sale to end users are recorded as assets when purchased and are stated at the lower of cost or estimated net realizable value.

The cost of the software license rights was initially allocated pro-rata to the maximum number of resalable end-user licenses in the rights contract. Through December 31, 2018, the remaining license rights were amortized over the greater of the following amounts: 1) an estimate of the economic use of such license rights, 2) the amount calculated by the straight line method over ten years or 3) the actual cost basis of sales usage of such rights. After re-evaluation of the expected timeline of future license transaction, commencing January 1, 2019, the Company changed its amortization methodology to the greater of the straight-line methodology or actual unit cost per license sold.

Management re-evaluates the total sub-licenses it expects to sell during the proceeding twelve months and will adjust the allocation of the current portion vs. non-current portion of software rights.

The rights are also evaluated by management on a periodic basis to determine if estimated future net revenues, on a per sub-license basis, support the recorded basis of each license. If the estimated net revenues are less than the current carrying value of the capitalized software license rights, the Company will reduce the rights to their net realizable value.

7. Equipment and Leasehold Improvements, Intangible Assets and Depreciation and Amortization

Equipment and leasehold improvements are stated at cost.  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

The estimated useful lives used to compute depreciation and amortization for financial reporting purposes are as follows:

	Years
Equipment and leasehold improvements
Equipment (years)	3	-	5
Furniture and fixtures (years)	3	-	5
Software (years)		3
Leasehold improvements	life or lease term

Intangible assets consist of patents.  Patent costs are capitalized until patents are awarded. Upon award, such costs are amortized using the straight-line method over their respective economic lives. If a patent is denied, all costs are charged to operations in that year.

8. Impairment or Disposal of Long Lived Assets, including Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying value of the assets exceeds their fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. In assessing recoverability, the Company must make assumptions regarding estimated future cash flows and discount factors. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. The Company recorded an impairment charge for the 2019 year with respect to the FingerQ Resalable Software License Rights. Refer to Note G – Resalable License Rights for additional information.

9. Advertising Expense

The Company expenses the costs of advertising as incurred. Advertising expenses for 2019 and 2018 were approximately $317,000 and $309,000, respectively.

10. Deferred Revenue

Deferred revenue includes customer advances and amounts that have been paid by customer for which the contractual maintenance terms have not yet occurred. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12 months.

11. Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

12. Earnings Per Share of Common Stock (“EPS”)

The Company’s EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuances of common stock, such as stock issuable pursuant to the conversion of preferred stock, exercise of stock options and warrants, when the effect of their inclusion is dilutive. See Note U - Earnings Per Share “EPS” for additional information.

13. Accounting for Stock-Based Compensation

The Company accounts for share based compensation in accordance with the provisions of ASC 718-10, “Compensation — Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of its share-based compensation arrangements vest over either a three or four year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of its common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, the Company reviews its valuation assumptions at each grant date and, as a result, the Company is likely to change its valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from current estimates.

The following table presents share-based compensation expenses included in the Company’s consolidated statements of operations:

	Year ended December 31,
	2019	2018

Selling, general and administrative	$828,981	$855,125
Research, development and engineering	118,739	125,099
	$947,720	$980,224

Valuation Assumptions for Stock Options

For 2019 and 2018, 241,334 and 351,918 stock options were granted, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2019	2018
Weighted average Risk free interest rate	2.33%	2.70%
Expected life of options (in years)	4.50	4.50
Expected dividends	0%	0%
Weighted average Volatility of stock price	84%	143%

The stock volatility for each grant is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected option term. The expected term was determined using the simplified method for estimating expected option life, which qualify as “plain-vanilla” options; and the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

14. Derivative Liabilities

In connection with the issuances of equity instruments or debt, the Company may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. The Company early-adopted the new provisions issued July 2017, for derivative liability instruments under FASB ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. Under ASU 2017-11, down round features do not meet the criteria for derivative accounting and no liability is to be recorded until an actual issuance of securities triggers the down-round feature. Prior to these provisions, the liabilities were recorded without the actual issuance of the securities triggering the down-round feature.

15. Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. The Company evaluates, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, “Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of the Company’s historical performance and estimated future taxable income, a full valuation allowance has been established.

The Company accounts for uncertain tax provisions in accordance with ASC 740-10-05, “Accounting for Uncertainty in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

16. Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, “Leases” (Topic 842), as amended (ASC 842).  The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months and classify as either operating or finance leases.  We adopted this standard effective January 1, 2019 using the modified retrospective approach for all leases entered into before the effective date.  Adoption of the ASC 842 had a significant effect on our balance sheet resulting in increased non-current assets and increased current and non-current liabilities.  There was no impact to retained earnings upon adoption of the new standard. We did not have any finance leases (formerly referred to as capital leases prior to the adoption of ASC 842), therefore there was no change in accounting treatment required.  For comparability purposes, the Company will continue to comply with the previous disclosure requirements in accordance with the existing lease guidance and prior periods are not restated.

The Company elected the package of practical expedients as permitted under the transition guidance, which allowed us: (1) to carry forward the historical lease classification; (2) not to reassess whether expired or existing contracts are or contain leases; and, (3) not to reassess the treatment of initial direct costs for existing leases.

In accordance with ASC 842, at the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present and the classification of the lease including whether the contract involves the use of a distinct identified asset, whether we obtain the right to substantially all the economic benefit from the use of the asset, and whether we have the right to direct the use of the asset. Leases with a term greater than one year are recognized on the balance sheet as ROU assets, lease liabilities and, if applicable, long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less under practical expedient in paragraph ASC 842-20-25-2. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration and to account for the lease and non-lease components as a single lease component.

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. The implicit rate within our operating leases are generally not determinable and, therefore, the Company uses the incremental borrowing rate at the lease commencement date to determine the present value of lease payments. The determination of the Company’s incremental borrowing rate requires judgment. The Company determines the incremental borrowing rate for each lease using our estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The operating lease ROU asset also includes any lease prepayments, offset by lease incentives.

An option to extend the lease is considered in connection with determining the ROU asset and lease liability when it is reasonably certain we will exercise that option. An option to terminate is considered unless it is reasonably certain we will not exercise the option.

For periods prior to the adoption of ASC 842, the Company recorded rent expense based on the term of the related lease. The expense recognition for operating leases under ASC 842 is substantially consistent with prior guidance. As a result, there are no significant differences in our results of operations presented.

The impact of the adoption of ASC 842 on the balance sheet was:

	As reported	Adoption of ASC	Balance
	December 31, 2018	842 - increase (decrease)	January 1, 2019
Operating lease right-of-assets	$-	$602,937	$602,937
Prepaid expenses and other	$150,811	$(12,595)	$138,216
Total assets	$11,692,332	$590,342	$12,282,674
Operating lease liabilities, current portion	$-	$135,519	$135,519
Operating lease liabilities, net of current portion	$-	$454,823	$454,823
Total liabilities	$1,226,110	$590,342	$1,816,452
Total liabilities and stockholders’ equity	$11,692,332	$590,342	$12,282,674

In the third quarter of 2019, $116,875 was capitalized to operating lease right-of-use assets and operating lease liabilities in connection with signing a long-term lease for the Company's Minnesota office space.

16. Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update to the standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Entities can choose to adopt the ASU 2018-15 prospectively or retrospectively. The Company has assessed that ASU 2018-15 currently does not have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), referred to herein as ASU 2016-13, which significantly changes how entities will account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 replaces the existing incurred loss model with an expected credit loss model that requires entities to estimate an expected lifetime credit loss on most financial assets and certain other instruments. Under ASU 2016-13 credit impairment is recognized as an allowance for credit losses, rather than as a direct write-down of the amortized cost basis of a financial asset. The impairment allowance is a valuation account deducted from the amortized cost basis of financial assets to present the net amount expected to be collected on the financial asset. Once the new pronouncement is adopted by the Company, the allowance for credit losses must be adjusted for management’s current estimate at each reporting date. The new guidance provides no threshold for recognition of impairment allowance. Therefore, entities must also measure expected credit losses on assets that have a low risk of loss. For instance, trade receivables that are either current or not yet due may not require an allowance reserve under currently generally accepted accounting principles, but under the new standard, the Company will have to estimate an allowance for expected credit losses on trade receivables under ASU 2016-13. ASU 2016-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2022 for smaller reporting companies. Early adoption is permitted. The Company is currently assessing the impact ASU 2016-13 will have on its condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE B—REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company adopted ASC 606 on January 1, 2018 using the modified retrospective method for all contracts not completed as of the date of adoption.

Disaggregation of Revenue

The following table summarizes revenue from contracts with customers for the years ended:

	North America	South America	EMEA*	Asia	December 31, 2019

License fees	$208,827	$46,717	$117,401	$69,704	$442,649
Hardware	388,938	12,636	342,304	155,756	899,634
Support and Maintenance	780,288	8,514	96,911	18,502	904,215
Professional services	14,030	-	3,000	4,000	21,030
Total Revenues	$1,392,083	$67,867	$559,616	$247,962	$2,267,528

	North America	South America	EMEA*	Asia	December 31, 2018

License fees	$318,271	$32,000	$278,516	$1,111,110	$1,739,897
Hardware	439,480	53,200	477,674	321,715	1,292,069
Support and Maintenance	805,800	665	60,820	27,321	894,606
Professional services	115,970	-	2,000	-	117,970
Total Revenues	$1,679,521	$85,865	$819,010	$1,460,146	$4,044,542

* EMEA – Europe, Middle East, Africa

Revenue recognized during the year ended December 31, 2019 from amounts included in deferred revenue at the beginning of the period was approximately $147,000. The Company did not recognize any revenue from performance obligations satisfied in prior periods. Total deferred revenue (contract liability) was $359,212 and $196,609 at December 31, 2019 and December 31, 2018, respectively.

Transaction Price Allocated to the Remaining Performance Obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as at December 31, 2019. The guidance provides certain practical expedients that limit this requirement, which the Company’s contracts meet as follows:

●	The performance obligation is part of a contract that has an original expected duration of one year or less, in accordance with ASC 606-10-50-14.

At December 31, 2019 deferred revenue represents our remaining performance obligations related to prepaid support and maintenance, all of which is expected to be recognized within one year.

NOTE C—FACTORING

Due from factor consisted of the following as of December 31:

	Original Invoice Value	Factored Amount	Factored Balance due
Year Ended December 31, 2019
Factored accounts receivable	$233,005	$122,064	$110,941
Year Ended December 31, 2018
Factored accounts receivable	$221,120	$164,438	$56,682

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) which has been extended to October 31, 2020. Pursuant to the terms of the arrangement, the Company, from time to time, sells to the Factor a minimum of $150,000 per quarter of certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees, forwarded to the Company once the Factor collects the full accounts receivable balance from the customer. In addition, the Company, from time to time, receives over advances from the Factor. Factoring fees range from 2.75% to 15% of the face value of the invoice factored, and are determined by the number of days required for collection of the invoice. The cost of factoring is included in selling, general and administrative expenses. The cost of factoring was as follows:

	Years Ended December 31,
	2019	2018

Factoring fees	$203,950	$186,845

NOTE D—FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, inventory, due from factor, accounts payable and accrued liabilities are carried at, or approximate, fair value because of their short-term nature.

NOTE E—CONCENTRATION OF RISK

Financial instruments which potentially subject the Company to risk primarily consist of cash, short-term investments, and accounts receivables.

The Company maintains its cash and cash equivalents with various financial institutions, which, at times may exceed the amounts insured by the Federal Deposit Insurance Corporation. The exposure to the Company is solely dependent upon daily bank balances and the respective strength of the financial institutions. No amounts were in excess of coverage at December 31, 2019 and 2018. The Company has not incurred any losses on these accounts.

The Company extends credit to customers on an unsecured basis in the normal course of business. The Company’s policy is to perform an analysis of the recoverability of its receivables at the end of each reporting period and to establish allowances where appropriate. The Company analyzes historical bad debts and contract losses, customer concentrations, and customer credit-worthiness when evaluating the adequacy of the allowances.

During the year ended December 31, 2019, two customers accounted for 22% and 14% of total revenue, respectively. During the year ended December 31, 2018, three customers accounted for 27%, 14% and 13% of total revenue, respectively.

Three customers accounted for 18%, 16% and 14% of total accounts receivable, respectively, as of December 31, 2019. One customer accounted for 70% of total accounts receivable, as of December 31, 2018.

NOTE F—INVENTORY

Inventory is stated at the lower of cost, determined on a first in, first out basis, or realizable value, and consists primarily of fabricated assemblies and finished goods. Inventory is comprised of the following as of December 31:

	2019	2018

Finished goods	287,761	496,358
Fabricated assemblies	141,358	502,471
Total inventory	$429,119	$998,829

NOTE G—RESALABLE SOFTWARE LICENSES RIGHTS

On November 11, 2015, the Company entered into a license agreement for the rights to all software and documentation regarding the technology currently known as or offered under the FingerQ name. The license agreement grants the Company the exclusive right to reproduce, create derivative works and distribute copies of the FingerQ software and documentation, create new FingerQ related products, and grant sub-licenses of the licensed technology to end users. The license rights have been granted to the Company in perpetuity, with a stated number of end-user resale sub-licenses allowed under the contract for a total of $12,000,000.

The Company initially determined the software license rights to be a finite lived intangible asset, and estimated that the software license rights shall be economically used over a 10 year period, with a weighting towards the beginning years of that time-frame. The license rights were acquired during the fourth quarter of 2015, but the usage of such rights in the Company’s products was not generally available until January 2017. Accordingly, amortization began in the first quarter of 2017.

Through December 31, 2018, the license rights were amortized over the greater of the following amounts: 1) an estimate of the economic use of such license rights, 2) the amount calculated by the straight line method over ten years or 3) the actual cost basis of sales usage of such rights. After re-evaluation of the expected timeline of future license transactions, commencing January 1, 2019, the Company changed its amortization methodology to the greater of the straight-line methodology or actual unit cost per license sold based on net remaining software licenses as of January 1, 2019. The Company categorized the amortization expense under Cost of Sales as it more closely reflected the nature of the license right arrangement and the use of the technology.

During the fourth quarter of 2019, the Company re-evaluated the recoverability of the carrying amount of the balance of license rights, and concluded that there were no significant undiscounted cashflows expected to be generated from the future sale of the license rights. Accordingly, an impairment charge of $6,957,516 was recorded in the fourth quarter of 2019, which reduced the carrying amount of the FingerQ license rights down to zero. Throughout the year, the Company attempted to sell the technology into the mobile market in Asia, but due to, among other things, the trade tension between the US and China, management concluded that the future amortization would not represent an accurate cost to the ongoing business, without corresponding revenue.

A total of $843,888 (prior to the impairment charge detailed above), and $2,640,000 was expensed during the twelve month periods ended December 31, 2019 and 2018, respectively. Since the license purchase, a cumulative amount of $12,000,000 has been expensed, with a carrying balance of $0 as of December 31, 2019.

On December 31, 2015, the Company purchased third-party software licenses in the amount of $180,000 in anticipation of a large pending deployment that has yet to materialize. The Company is amortizing the total cost over the same methodology described above with the greatest of the actual sales or straight-line method approaches being the actual sales through 2019. A total of $40,404, and $18,198 was expensed during the twelve month periods ended December 31, 2019 and 2018, respectively. Since the license purchase, the actual per unit cost (actual usage) of such license rights in the cumulative amount of $106,198 net of credits has been expensed, with a carrying balance of $73,802 as of December 31, 2019. The Company has classified the balance as non-current until a larger deployment occurs. Software license rights is comprised of the following as of:

	2019	2018

Current software license rights	$-	$1,125,000
Non-current software license rights	73,802	6,790,610
Total software license rights	$73,802	$7,915,610

Estimated minimum amortization expense based on straight line amortization of the software license rights for each of the next five years and thereafter approximates the following:

Years ending December 31
2020	$18,000
2021	$18,000
2022	$18,000
2023	$18,000
2024	$1,802

NOTE H—INVESTMENTS

During 2019, the Company purchased a 4,000,000 Hong Kong dollar denominated Bond Certificate with a financial institution in Hong Kong. The Bond Certificate translates to $512,821 U.S. Dollars as of December, 2019. The bond has a one-year maturity and 5% interest rate. The Company can invest up to a 20,000,000 Hong Kong dollars under the terms of the certificate.  The bond is recorded on the balance sheet as an investment – non-marketable security. The investment is recorded at amortized cost which approximates fair value, and is currently planned to be held to maturity.

NOTE I—EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following as of December 31:

	2019	2018

Equipment	$648,286	$619,533
Furniture and fixtures	164,079	164,079
Software	32,045	32,045
Leasehold improvements	23,403	23,403
	867,813	839,060

Less accumulated depreciation and amortization	(772,304)	(690,452)

Total	$95,509	$148,608

Depreciation was $81,852 and $84,617 for 2019 and 2018, respectively. Amounts are recorded in Selling, General, and Administrative Expense and Cost of Services.

NOTE J—INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31:

		2019			2018
	Gross Carrying Amount	Accumulated Amortization	Write-offs	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Patents and patents pending	$380,080	$(210,694)	$(15,000)	$154,386	$378,344	$(182,438)	$195,906

Aggregate amortization expense for 2019 and 2018 was $28,256 and $15,596, respectively. In 2019, the Company recorded $15,000 of write offs of patents rejected. Amounts are recorded in Research, Development and engineering expense. The estimated aggregate amortization expense of intangible assets for the years following December 31, 2019 is approximately $20,000 per year for 2020 through 2022, $17,000 for 2023, $13,000 for 2024 and approximately $65,000 thereafter.

NOTE K—ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2019	2018

Compensation	$193,823	$224,135
Compensated absences	155,962	154,169
Accrued legal and accounting fees	105,933	77,133
Sales tax payable	17,248	9,436
Factoring fees	31,458	19,000
Other	182,461	64,359

Total	$686,885	$548,232

NOTE L—RELATED PARTY

Licensing Agreement with Subsidiaries of China Goldjoy Group Limited.

On November 11, 2015, BIO-key Hong Kong Limited, a subsidiary of the Company, entered into a license purchase agreement with certain subsidiaries of China Goldjoy Group Limited (“CGG”). The license agreement provides for the grant of a perpetual, irrevocable, exclusive, worldwide, fully-paid license to all software and documentation regarding the software code, toolkit, electronic libraries and related technology currently known as or offered under the name, together with perpetual license under all related patents held by the licensors and any other intellectual property rights owned by the licensors related to the forgoing software.  The Company made a one-time payment of $12,000,000 to the licensors. Mr. Yao Jianhu is the chairman and chief executive officer of CGG and a director of the Company. Mr. Wong Kwok Fong served as the chief technology officer of CGG through October 2016 and is the beneficial owner of 21.6% of the Company’s common stock, and a director and executive officer of the Company. During the fourth quarter of 2019, the Company recorded an impairment charge of approximately $7 million, bringing the carrying value of FingerQ license rights to zero. Refer Note G - Resalable License Rights for additional information.

Securities Purchase Agreements with Wong Kwok Fong

On April 3, 2018, Wong Kwok Fong converted 39,088 of the Series A-1 Shares at a conversion price of $3.60 per share and $330,552 of accrued dividends payable, resulting in the acquisition of 1,177,598 shares of the Company’s Common Stock.

On May 31, 2018 Wong Kwok Fong converted 23,508 of the Series A-1 Shares at a conversion price of $3.60 per share and $25,463 of accrued dividends payable, resulting in the acquisition of 660,073 shares of the Company’s Common Stock.

Non-Interest-Bearing Advances

During the 2019 fiscal year, the Company received a series of non-interest-bearing advances from Mr. Wong Kwok Fong, and Mr. Michael DePasquale, to pay current liabilities. The balance of the advances as at December 31, 2019 was $74,737 and $114,000, respectively, and was recorded in Accounts Payable and Accrued Liabilities (Other), respectively.

NOTE M—DEFERRED REVENUE

Deferred revenue represents unearned revenue from customer prepayments prior to maintenance contractual term. Maintenance contracts include provisions for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period. At December 31, 2019 and 2018, amounts in deferred revenue were approximately $359,000 and $197,000, respectively.

NOTE N—CONVERTIBLE NOTES PAYABLE

On April 4, 2019, the Company issued a $550,000 secured convertible debenture which had a maturity date of November 15, 2019 and was convertible into common stock at a conversion price of $1.50 per share. The note was redeemable at any time by payment of a premium to the principal balance starting at 5% and increasing to 25%.  The note was issued at approximately 7% ($40,000) original issue discount.  Subject to the mutual agreement of the Company and the investor, the Company could issue two additional $550,000 principal amount notes on the same terms after 45 day intervals from the prior issuance, for additional net proceeds of $1,020,000.  The convertible note contained anti-dilution protections if the Company issued shares of common stock for less than the conversion price. The convertible note was secured by substantially all the assets of the Company.  At the closing, the Company issued 80,000 shares of common stock in payment of a $120,000 commitment fee and was obligated to issue 10,000 shares of common stock monthly in payment of a monthly commitment fee of $15,000 until the earlier of November 1, 2019 or the repayment or conversion of the note.

On June 14, 2019, the Company issued a $157,000 secured 10% convertible redeemable note which had a maturity date of November 14, 2019 and was convertible into common stock at a conversion price of $1.50 per share. The convertible redeemable note contained anti-dilution protections if the Company offered a conversion discount or other more favorable conversion terms while the note was outstanding.  The note was redeemable within the first five months by payment of a premium to the principal balance starting at 10% and increasing to 30% of principal plus interest.  At the closing, the Company agreed to issue 200,000 shares of common stock in lieu of payment of a $30,000 commitment fee which was reduced to 20,000 shares as the note was repaid prior to the maturity date.

Both notes were repaid in full on July 10, 2019.

For the two notes issued during the second quarter of 2019, the Company issued a total of 130,000 shares of common stock, amounting to $195,000 in commitment fees. $195,000 was recorded as an offset to notes payable – debt issuance costs and was amortized over the life of the loan.    The Company also incurred $17,000 of legal fees withheld from proceeds which was also recorded as an offset to notes payable – debt issuance costs and was amortized over the life of the loan. Amortization of the debt issuance costs and debt discount are included in interest expense on the statement of operations.

Securities Purchase Agreement dated July 10, 2019

On July 10, 2019, the Company issued a $3,060,000 principal amount senior secured convertible note (the “Original Note”). At closing, a total of $2,550,000 was funded. The original issue discount was $510,000. The principal amount due of the Original Note was due and payable as follows: $918,000 was due 180 days after funding, $1,071,000 was due 270 days after funding, and the remaining balance due 12 months after the date of funding.

The Original Note is secured by a lien on substantially all of the Company’s assets and properties and is convertible at the option of the Investor in shares of common stock at a fixed conversion price of $1.50 per share. The Company has the right to prepay the Original Note in full at any time without penalty in which event, the Investor had the option of converting 25% of the outstanding principal amount of the Note into shares of common stock.

In connection with the closing of the Original Note, the Company issued a five-year warrant to the Investor to purchase 2,000,000 shares of common stock at a fixed exercise price of $1.50 per share, paid a $50,000 commitment fee, and issued 266,667 shares of common stock in payment of a $400,000 due diligence fee. The Company also paid banker fees of $193,500 and legal fees of $71,330. The valuation of the warrant of $595,662 was recorded to debt discount and is amortized over the life of the Note. The fees associated with the agreement were allocated to debt issuance costs and additional paid-in capital based on the respective ratio of the valuation of the note and warrant. Amortization of the debt issuance costs and debt discount are included in interest expense on the statement of operations.

On March 12, 2020, the Company issued a $3,789,000 principal amount senior secured convertible note (the “Amended Note”), which replaced the Original Note. The principal amount was due and payable in full on April 13, 2020. The Amended Note was secured by a lien on substantially all of the Company’s assets and properties and was convertible at the option of the Investor into shares of common stock at a fixed conversion price of $0.65 per share.

On April 12, 2020, and May 6, 2020 the Company entered into amendments (the “Amendments”) to the Amended Note.  The Amendments extended the maturity date to June 12, 2020 and extended the Investor’s right to convert the Amended Note into shares of the Company’s common stock at a price of $0.65 per share through June 12, 2020. All other provisions of the Amended Note remain the same. As of May 12, 2020, the Investor has converted $3,250,000 into 4,999,995 shares of common stock.

Until the second anniversary of the closing, the Investor has the right to purchase up to 20% of the securities the Company issues in any future private placement, subject to certain exceptions for, among other things, strategic investments.

Secured convertible note payable relating to the Original Note, net of unamortized debt discount and debt issuance costs at December 31, 2019 consisted of:

Principal amount	$3,060,000
Less unamortized debt discount	(574,330)
Less unamortized debt issuance costs	(230,216)
Notes payable, net of unamortized debt discount and debt issuance costs	$2,255,454

Interest expense for the year ended December 31, 2019 consists of:

April 4, 2019 debenture interest expense	$55,000
April 4, 2019 debenture discount amortized	40,000
April 4, 2019 debenture deferred costs amortized	175,000
June 14, 2019 convertible note interest expense	17,822
June 14, 2019 convertible note deferred costs amortized	37,000
July 10, 2019 convertible note discount amortized	245,083
July 10, 2019 convertible note deferred costs amortized	212,980
July 10, 2019 warrant valuation (debt discount) amortization	286,249
Total	$1,069,134

NOTE O—LEASES

The Company’s leases office space in New Jersey, Hong Kong and Minnesota with lease termination dates of 2023, 2020, and 2022, respectively. The leases include non-lease components with variable payments. The following tables present the components of lease expense and supplemental balance sheet information related to the operating leases, were:

Year ended December 31,
2019

Lease cost
Operating lease cost	$186,246
Short-term lease cost	41,535
Total lease cost	$227,781

Balance sheet information
Operating right-of-use assets	$566,479

Operating lease liabilities, current portion	$170,560
Operating lease liabilities, non-current portion	390,466
Total operating lease liabilities	$561,026

Weighted average remaining lease term (in years) – operating leases	3.33
Weighted average discount rate – operating leases	5.50%

Supplemental cash flow information related to leases were as follows, for the year ended December 31, 2019:

Cash paid for amounts included in the measurement of operating lease liabilities	$179,105

Maturities of operating lease liabilities were as follows:

2020	$197,724
2021	170,853
2022	160,817
2023	89,226
Total future lease payments	$618,620
Less: imputed interest	(57,594)
Total	$561,026

NOTE P—COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of December 31, 2019, the Company was not a party to any pending lawsuits.

NOTE Q— EQUITY

1. Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications. As of December 31, 2019, 100,000 shares of preferred stock have been designated as Series A-1 Convertible Preferred Stock, of which 90,000 were issued in 2015 and 0 remain outstanding, and 105,000 shares of preferred stock have been designated as Series B-1 Convertible Preferred Stock, of which 105,000 were issued in 2015 and 0 remain outstanding.

Series A-1 Convertible Preferred Stock

On October 22 and 29, 2015, the Company issued 84,500 shares of Series A-1 Stock at a purchase price of $100.00 per share, for aggregate gross proceeds of $8,450,000. On November 11, 2015, 5,500 additional shares of Series A-1 Stock were issued at a purchase price of $100.00 per share, for gross cash proceeds of $550,000.

In 2017, the holder of the Series A-1 Stock converted $540,000 in accrued dividends payable into 150,000 shares common stock and converted 27,404 Series A-1 Stock into 761,222 shares of common stock. Between January 1, 2018 and May 31,2018, the holder of the Series A-1 Stock converted all remaining shares of the Series A-1 Stock into an aggregate of 1,738,778 shares of common stock and purchased an aggregate of 98,893 shares of common stock in consideration of the conversion of $356,015 of accrued dividends payable on the Series A-1 Stock.

As a result of the forgoing conversions, at December 31, 2018 and 2019 there are no longer any issued and outstanding shares of Series A-1 Stock.

Overall balances and conversion of Series A-1 Stock and accrued dividends into common stock has been as follows:

	Series A-1	Accrued Dividends

Balance – January 1, 2017	90,000	$270,000
Accrual of dividends – Q1 2017	-	135,000
Accrual of dividends – Q2 2017	-	135,000
Accrual of dividends – Q3 2017	-	135,000
Conversion into common stock – September 2017	-	(540,000)
Conversion into common stock – October 2017	(27,404)	-
Accrual of dividends – Q4 2017	-	101,658
Balance – December 31, 2017	62,596	$236,658
Accrual of dividends – Q1 2018	-	93,894
Conversion into common stock – April 2018	(39,088)	(330,552)
Accrual of dividends – Q2 2018 (until final conversion)	-	25,463
Conversion into common stock – May 2018	(23,508)	(25,463)
Balance – December 31, 2018 and December 31, 2019	-	$-

Series B-1 Convertible Preferred Stock

On November 11, 2015, the Company issued 105,000 shares of Series B-1 Stock at a purchase price of $100.00 per share, for gross proceeds of $10,500,000.

Between March 23, 2018 and May 23, 2018, holders of shares of Series B-1 Stock converted all shares of Series B-1 Stock into an aggregate of 2,916,668 shares of common stock and purchased an aggregate of 131,229 shares of common stock in consideration of the conversion of $472,426 of accrued dividends payable on the Series B-1 Stock.

As a result of the forgoing conversions, at December 31, 2018 and 2019 there are no longer any issued and outstanding shares of Series B-1 Stock.

Overall balances and conversion of Series B-1 Stock and accrued dividends into common stock has been as follows:

	Series B-1	Accrued Dividends

Balance – January 1, 2017	105,000	$131,250
Accrual of dividends – Q1 2017	-	65,625
Accrual of dividends – Q2 2017	-	65,625
Accrual of dividends – Q3 2017	-	65,625
Accrual of dividends – Q4 2017	-	65,625
Balance – December 31, 2017	105,000	393,750
Conversion into common stock – March 2018	(60,420)	(417,084)
Accrual of dividends – Q1 2018	-	62,268
Accrual of dividends – Q2 2018 (until final conversion)	-	16,408
Conversion into common stock – May 2018	(44,580)	(55,342)
Balance – December 31, 2018 and December 31, 2019	-	$-

2. Common Stock

Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

Issuances of Common Stock

See Note N for common stock issued as commitment fees for notes payable during the 2019 fiscal year.

On August 22, 2018, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC (the “Underwriter”) with respect to the issuance and sale of an aggregate of 1,200,000 units (“Units”) with each unit consisting of one share of common stock and a warrant to purchase 0.75 shares of common stock at an exercise price of $1.50 per share, in an underwritten public offering pursuant to the Underwriting Agreement. Each Unit was sold for a price of $1.50. The Warrants have a term of five years and are immediately exercisable. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase up to an additional 180,000 shares of Common Stock and/or 135,000 Warrants to cover over-allotments, if any (the “Over-Allotment”). On August 22, 2018, the Underwriter exercised its Over-Allotment option in full on both the Common Stock and the Warrants. Pursuant to this agreement, 1,380,000 shares of common stock and warrants to purchase 1,035,000 shares of stock were issued on August 24, 2018 for aggregate gross proceeds of $2,070,000. The gross proceeds were reduced by a 7% commission ($144,900) and $50,000 of underwriting expenses to net to $1,875,100 cash received.

Costs of $143,945 were incurred during 2018 in relation to the issuance of common stock.

Also see preferred stock section above for conversions of shares of preferred stock and accrued dividends into shares of common stock in 2018.

Issuances to Directors, Executive Officers & Consultants

During the year ended December 31, 2019, the Company issued 36,897 shares of common stock to its directors in lieu of payment of board fees, valued at $35,013.

During the year ended December 31, 2018, the Company issued 20,976 shares of common stock to its directors in lieu of payment of board fees, valued at $37,532.

Employees’ exercise options

During 2019 and 2018, no employee stock options were exercised.

Securities Purchase Agreement dated November 13, 2014

Pursuant to a Securities Purchase Agreement, dated November 13, 2014, by and between the Company and a number of private and institutional investors, the Company issued to certain private investors 664,584 shares of common stock and warrants to purchase an additional 996,877 shares of common stock for aggregate gross proceeds of $1,595,000.

The warrants had a term of five years and an initial exercise price of $3.60 per share, and were fully exercisable since February 2015. The warrants had customary anti-dilution protections including a “full ratchet” anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional shares of common stock, options, warrants or other securities that are convertible into common stock at a price lower than $3.60 per share. The anti-dilution adjustment provision was not triggered by certain “exempt issuances” which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers.

On August 24, 2018 the Company issued Common Stock and Warrants to investors at a purchase price of $1.50 per unit which triggered the anti-dilution protection provision under this Securities Purchase Agreement. As a result, the total number of outstanding and fully vested warrants was increased from 996,877 to 2,392,502, and the exercise price was reduced from $3.60 to $1.50 per share. The Company recognized a non-cash deemed dividend of $1,288,139 in 2018 in connection with these adjustments.

The warrants expired in November 2019.

Securities Purchase Agreement dated September 23, 2015

On September 23, 2015, the Company issued a warrant to purchase 69,445 shares of common stock in connection with the issuance of a promissory note. The warrants are immediately exercisable at an initial exercise price of $3.60 per share and have a term of five years.

The warrants have customary anti-dilution protections including a "full ratchet" anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional shares of common stock, options, warrants or other securities that are convertible into common stock at a price lower than $3.60 per share. The anti-dilution adjustment provision was not triggered by certain "exempt issuances" which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers.

On August 24, 2018 the Company issued Common Stock and Warrants to the investors at a purchase price of $1.50 per unit which triggered the anti-dilution protection provision under this Securities Purchase Agreement. As a result, the total number of outstanding and fully vested warrants was increased from 69,445 to 166,668, and the exercise price was reduced from $3.60 to $1.50 per share. The Company recognized a non-cash deemed dividend of $140,827 in 2018 in connection with these adjustments.

In February 2020, the Company entered into a convertible note at a conversion price of $1.15 that triggered the anti-dilution feature under Securities Purchase Agreement dated September 23, 2015. Additionally, the Company entered into an amendment (as discussed in Note N) that reduced the conversion price of the Amended Note to $0.65, thus triggering the anti-dilution feature under the Securities Purchase Agreement dated September 23, 2015. In the first quarter of 2020, the total number of outstanding and fully vested warrants will increase, the exercise price will ultimately reduce to $0.65 per share, and the Company will record a non-cash deemed dividend in connection with both triggering events.

3. Warrants

The Company has issued warrants to certain creditors, investors, investment bankers and consultants. A summary of warrant activity is as follows:

	Total Warrants	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value

Outstanding, as of December 31, 2017	1,398,969	3.81	2.06

Granted	1,035,000	1.50
Increase due to trigger of anti-dilution provision feature	1,492,848	1.50
Exercised	—	—
Forfeited	—	—
Expired	(145,841)	6.00
Outstanding, as of December 31, 2018	3,780,976	1.59	2.05	—
Granted	2,000,000	1.50
Exercised	—	—
Forfeited	—	—
Expired	(2,392,502)	1.50
Outstanding, as of December 31, 2019	3,388,474	1.60	3.94	—
Vested or expected to vest at December 31, 2019	3,388,474	1.60		—
Exercisable at December 31, 2019	3,388,474	1.60		—

NOTE R—STOCK OPTIONS

2004 Stock Option Plan

On October 12, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan (the 2004 Plan). The 2004 Plan was not presented to stockholders for approval and thus incentive stock options were not available under this plan. Under the terms of this plan, 166,667 shares of common stock were reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the 2004 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 2004 Plan expired in October 2014.

2015 Stock Option Plan

On January 27, 2016, the shareholders approved the 2015 Equity Incentive Plan (the 2015 Plan). Under the terms of this plan, 666,667 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100-110% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the 2015 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, certain stock awards issued under this plan may be subject to additional acceleration of vesting as may be provided in the participants’ written agreement. The 2015 Plan expires in December 2025.

Non-Plan Stock Options

Periodically, the Company has granted options outside of the 2004 and 2015 Plans to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Stock Option Activity

Information summarizing option activity is as follows:

	Number of Options				Weighted average	Weighted average remaining	Aggregate
	2004 Plan	2015 Plan	Non Plan	Total	exercise price	life (in years)	intrinsic value

Outstanding, as of December 31, 2017	52,296	82,086	1,343,111	1,477,493	$2.91

Granted	—	351,918	—	351,918	1.97
Exercised	—	—	—	—	—
Forfeited	—	(38,613)	(111,253)	(149,866)	2.63
Expired	(18,961)	(13,473)	(59,097)	(91,531)	3.03
Outstanding, as of December 31, 2018	33,335	381,918	1,172,761	1,588,014	$2.72	5.00	$0

Granted	—	241,334	—	241,334	1.17
Exercised	—	—	—	—	—
Forfeited	—	(40,615)	(4,168)	(44,783)	2.27
Expired	(2,084)	(14,717)	(16,040)	(32,841)	3.08
Outstanding, as of December 31, 2019	31,251	567,920	1,152,553	1,751,724	$2.51	4.30	$0
Vested or expected to vest at December 31, 2019				1,594,905	$2.59	4.17	$0
Exercisable at December 31, 2019				992,747	$2.88	3.63	$0

The options outstanding and exercisable at December 31, 2019 were in the following exercise price ranges:

			Options Outstanding			Options Exercisable
Range of exercise prices			Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Number exercisable	Weighted average exercise price
$0.51	-	1.99	418,336	$1.52	5.78	62,712	$1.96
$2.00	-	3.50	1,164,841	2.56	4.28	761,488	2.58
$3.51	-	4.92	168,547	4.58	0.76	168,547	4.58
$0.51	-	4.92	1,751,724			992,747

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $0.50 as of December 31, 2019, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of December 31, 2019 was 0.

The weighted average fair value of options granted during the years ended December 31, 2019 and 2018 was $1.03 and $1.53 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2019 and 2018 was $0. The total fair value of shares vested during the years ended December 31, 2019 and 2018 was $891,760 and $946,435, respectively.

As of December 31, 2019, future forfeiture adjusted compensation cost related to nonvested stock options is $731,370 and will be recognized over an estimated weighted average period of 0.91 years.

NOTE S—INCOME TAXES

There was no provision for federal or state taxes as at December 31, 2019 and 2018.

The Company has deferred taxes due to income tax credits, net operating loss carryforwards, and the effect of temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes. Significant components of deferred taxes are as follows at December 31:

	2019	2018

Accrued compensation	$84,000	$91,000
Accounts receivable allowance	474,000	474,000
Stock-based compensation	894,000	644,000
Basis differences in fixed assets	(5,000)	(13,000)
Basis differences in intangible assets	62,000	50,000
Net operating loss and credit carryforwards	15,002,000	12,735,000
Valuation allowances	(16,511,000)	(13,981,000)

	$—	$—

The Company has a valuation allowance against the full amount of its net deferred taxes due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. Similarly, income tax benefits related to stock options exercised have not been recognized in the financial statements.

As of December 31, 2019, the Company has federal net operating loss carryforwards of approximately $70 million. Approximately $55 million are subject to expiration between 2022 and 2037, and $15 million net operating loss carryforwards have no expiration date. These net operating loss carryforwards are subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. The Company has 3.6 million of state net operating loss carryforwards.

A reconciliation of the effective income tax rate on operations reflected in the Statements of Operations to the US Federal statutory income tax rate is presented below.

	2019	2018

Federal statutory income tax rate	21%	21%
Permanent differences	(2)	—
Effect of net operating loss	(22)	(21)

Effective tax rate	—%	—%

The Company has not been audited by the Internal Revenue Service (“IRS”) or any states in connection with income taxes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The periods from 2016 through 2019 remain open to examination by the IRS and state jurisdictions. The Company believes it is not subject to any tax audit risk beyond those periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense incurred during the years ended December 31, 2019 and 2018.

NOTE T—PROFIT SHARING PLAN

The Company has established a savings plan under section 401(k) of the Internal Revenue Code. All employees of the Company, after completing one day of service, are eligible to enroll in the 401(k) plan. Participating employees may elect to defer a portion of their salary on a pre-tax basis up to the limits as provided by the IRS Code. The Company is not required to match employee contributions but may do so at its discretion. The Company made no contributions during the years ended December 31, 2019 and 2018.

NOTE U—EARNINGS PER SHARE (EPS)

The Company’s basic EPS is calculated using net income (loss) available to common shareholders and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of preferred stock.

The reconciliation of the numerator of the basic and diluted EPS calculations, due to the inclusion of preferred stock dividends was as follows for the following fiscal years ended December 31:

	2019	2018

Basic Numerator:
Net Loss	$(14,588,700)	$(6,868,875)
Deemed dividend from trigger of anti-dilution provision feature	-	(1,428,966)
Convertible preferred stock dividends	-	(198,033)
Net loss available to common stockholders (basic and diluted EPS)	$(14,588,700)	$(8,495,874)

The following table summarizes the weighted average securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive.

	Years ended December 31,
	2019	2018

Stock options	945	83
Warrants	-	697,879
Potentially dilutive securities	945	697,962

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Years ended December 31,
	2019	2018

Stock options	1,749,724	1,583,014
Warrants	3,388,474	186,806
Convertible notes	1,458,740	-
Preferred stock	-	1,426,756
Total	6,596,938	3,196,576

NOTE V—SUBSEQUENT EVENTS

Refer to Note N for subsequent events related to convertible notes in effect as of December 31, 2019.

On January 13, 2020, the Company issued a $157,000 principal amount convertible note to an institutional investor with a maturity date of June 13, 2020 which is convertible into common stock at a conversion price of $1.50 per share. The note was redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%. At the closing, the Company agreed to issue 650,000 shares of common stock in lieu of payment of a $75,000 commitment fee which would be reduced to 50,000 shares if the note is repaid prior to the maturity date.

On February 13, 2020, the Company issued a $126,000 principal amount convertible note to an institutional investor with a maturity date of July 13, 2020 which is convertible into common stock at a conversion price of $1.15 per share. The note is redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%. At the closing, the Company agreed to issue 550,000 shares of common stock in lieu of payment of a $57,500 commitment fee which would be reduced to 50,000 shares if the note is repaid prior to the maturity date.  To date, the Company has only issued 50,000 shares at the request of the lender.

On March 25, 2020, the Company entered into a sales incentive agreement TTI.  The agreement provides that for each $5,000,000 in revenue (up to a maximum of $20,000,000) TTI generates for the Company during the first year, that generate net income (calculated under U.S. generally accepted accounting principles) of at least 20%, the Company will pay TTI a sales incentive fee of $500,000 payable by the issuance of 500,000 shares of Common Stock. In the event that TTI generates revenue for the Company in excess of $20,000,000 during first year, the Company will issue TTI a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share (the “Warrants”) for each $1,000,000 of revenue in excess of $20,000,000 (up to a maximum of $25,000,000). In no event shall the Company be obligated to issue more than 2,000,000 shares of Common Stock or Warrants to purchase more than 500,000 shares of Common Stock pursuant to the Sales Agreement.

On March 30, 2020, 972,000 warrant shares were exercised at $1.50 for net proceeds to the Company of $1,458,000.

On April 2, 2020, the Company issued 6,850 shares of common stock to its directors in payment of meeting fees.  Additionally, the Company issued a warrant to a new employee for 5,000 shares with three -vesting period.

On April 20, 2020, the Company entered into a Paycheck Protection Program Term Note (the “SVB Note”) with Silicon Valley Bank (“SVB”) pursuant to the Paycheck Protection Program (the “Program”) of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration. The Company received total proceeds of $340,000 which will be used in accordance with the requirements of the CARES Act.  The Company will apply to SVB for forgiveness of amounts due on the SVB Note to the extent they are used for eligible payroll costs, rent obligations, and covered utility payments incurred during the eight weeks following disbursement under the SVB Note.   Until the six-month anniversary of the date of the SVB Note (the “Deferral Expiration Date”), neither principal nor interest is due and payable. On the Deferral Expiration Date, the outstanding principal of the SVB Note that is not forgiven will convert to an amortizing term loan at an interest rate of 1% per annum requiring equal monthly payments of principal and interest through November 20, 2022.

On May 6, 2020, the Company issued a $2,415,000 principal amount senior secured convertible note (the “Note”) which provided for the funding of $2,100,000. The principal amount is due and payable in five equal monthly installments of $268,333 beginning seven months after the funding date with the remaining balance due on the twelfth month after the date of funding. The Note is convertible at a fixed convertible price of $1.16 per share. In connection with the issuance of the Note, the Company made a payment of a $133,333 due diligence fee by issuing 114,943 shares to the Investor priced at $1.16. The Company also issued a warrant to purchase 1,900,000 shares of common stock at a fixed exercise price of $1.16 and paid a placement fee of 7% of the gross proceeds to Maxim Group LLC.

On May 12, 2020, the Company issued 7,077 shares of common stock to its directors in payment of meeting fees.

Subsequent to year-end, due to the effects of the worldwide coronavirus pandemic, the Company is closely monitoring its operations, liquidity, and capital resources. We are actively working to minimize the current and future impact of this unprecedented situation. As of the date of issuance of these financial statements, the full impact to the Company’s financial position is not known.

The Company has reviewed subsequent events through May 14, 2020.

FINANCIAL INFORMATION

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Cash and cash equivalents	$661,937	$79,013
Accounts receivable, net	120,293	126,000
Due from factor	130,670	110,941
Inventory	397,711	429,119
Prepaid expenses and other	166,572	108,397
Investment – non-marketable security	512,821	512,821
Total current assets	1,990,004	1,366,291
Resalable software license rights	68,774	73,802
Equipment and leasehold improvements, net	75,597	95,509
Capitalized contract costs, net	208,499	231,519
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	520,470	566,479
Intangible assets, net	147,222	154,386
Total non-current assets	1,029,274	1,130,407
TOTAL ASSETS	$3,019,278	$2,496,698

LIABILITIES
Accounts payable	$616,985	$844,557
Due to related parties	66,466	188,737
Accrued liabilities	515,108	572,885
Convertible notes payable, net of debt discount and debt issuance costs	2,301,956	2,255,454
Deferred revenue	413,345	359,212
Operating lease liabilities, current portion	162,886	170,560
Total current liabilities	4,076,746	4,391,405
Operating lease liabilities, net of current portion	353,553	390,466
Total non-current liabilities	353,553	390,466
TOTAL LIABILITIES	4,430,299	4,781,871

Commitments and Contingencies

STOCKHOLDERS’ DEFICIT
Common stock — authorized, 170,000,000 shares; issued and outstanding; 18,391,122 and 14,411,432 of $.0001 par value at March 31, 2020 and December 31, 2019, respectively	1,839	1,441
Additional paid-in capital	91,793,124	87,436,402
Accumulated deficit	(93,205,984)	(89,723,016)
TOTAL STOCKHOLDERS’ DEFICIT	(1,411,021)	(2,285,173)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,019,278	$2,496,698

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2020	2019

Revenues
Services	$207,523	$241,610
License fees	235,345	83,208
Hardware	79,617	226,805
	522,485	551,623
Costs and other expenses
Cost of services	70,445	90,829
Cost of license fees	10,456	377,216
Cost of hardware	43,362	136,005
	124,263	604,050
Gross Profit (Loss)	398,222	(52,427)

Operating Expenses
Selling, general and administrative	1,381,399	1,377,033
Research, development and engineering	336,889	374,118
Total Operating Expenses	1,718,288	1,751,151
Operating loss	(1,320,066)	(1,803,578)
Other income (expenses)
Interest income	1	70
Interest expense	(1,551,141)	-
Loss on extinguishment of debt	(499,076)	-
Total Other Income (Expenses)	(2,050,216)	70
Net loss	(3,370,282)	(1,803,508)
Deemed dividends related to down-round features	(112,686)	-
Net loss available to common stockholders	$(3,482,968)	$(1,803,508)

Basic & Diluted Loss per Common Share	$(0.23)	$(0.13)

Weighted Average Shares Outstanding:
Basic & Diluted	15,165,522	13,979,318

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance as of January 1, 2020	14,411,432	$1,441	$87,436,402	$(89,723,016)	$(2,285,173)
Issuance of common stock pursuant to securities purchase agreements	700,000	70	1,032,430	-	1,032,500
Commitment fee adjustment	-	-	(900,000)	-	(900,000)
Beneficial conversion feature	-	-	641,215	-	641,215
Issuance of common stock pursuant to warrant conversion	972,000	97	1,457,903	-	1,458,000
Conversion of convertible note payable	2,307,690	231	1,499,769	-	1,500,000
Deemed dividends related to down-round features	-	-	112,686	(112,686)	-
Share-based compensation	-	-	512,719	-	512,719
Net loss	-	-	-	(3,370,282)	(3,370,282)
Balance as of March 31, 2020	18,391,122	$1,839	$91,793,124	$(93,205,984)	$(1,411,021)

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (Continued)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance as of January 1, 2019	13,977,868	$1,398	$85,599,140	$(75,134,316)	$10,466,222
Issuance of common stock for directors’ fees	13,820	1	16,505	-	16,506
Share-based compensation	-	-	509,528	-	509,528
Net loss	-	-	-	(1,803,508)	(1,803,508)
Balance as of March 31, 2019	13,991,688	$1,399	$86,125,173	$(76,937,824)	$9,188,748

The accompanying notes are an integral part of these statements.

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2020	2019

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,370,282)	$(1,803,508)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation	19,912	19,292
Amortization of intangible assets	7,164	3,314
Amortization of software license rights	-	281,074
Amortization of capitalized contract costs	36,679	33,510
Amortization of debt discount	218,061	-
Amortization of debt issuance costs	878,398	-
Loss on extinguishment of debt	499,076	-
Amortization of beneficial conversion feature	413,687
Interest expense capitalized to note payable	40,995	-
Operating leases right-of-use assets	46,009	34,864
Stock based directors’ fees	-	16,505
Share based compensation for employees and consultants	512,719	509,528
Change in assets and liabilities:
Accounts receivable	5,707	833,613
Due from factor	(19,729)	(19,142)
Capitalized contract costs	(13,659)	(13,709)
Inventory	31,408	17,921
Resalable software license rights	5,028	26,130
Prepaid expenses and other	(58,175)	(36,928)
Accounts payable	(227,572)	124,534
Accrued liabilities	(57,777)	29,764
Deferred revenue	54,133	136,631
Operating lease liabilities	(44,587)	(32,897)
Net cash (used in) provided by operating activities	(1,022,805)	160,496
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of intangible assets	-	(1,737)
Capital expenditures	-	(23,391)
Net cash used in investing activities	-	(25,128)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	283,000	-
Costs to issue convertible notes	(13,000)	-
Proceeds from warrant exercise	1,458,000	-
Net repayments of related party loans	(122,271)	-
Net cash provided by financing activities	1,605,729	-
NET INCREASE IN CASH AND CASH EQUIVALENTS	582,924	135,368
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	79,013	323,943
CASH AND CASH EQUIVALENTS, END OF PERIOD	$661,937	$459,311

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Three Months Ended March 31,
	2020	2019

Cash paid for:
Interest	$—	$—

Noncash Investing and financing activities
Right-of-use asset addition under ASC 842	$—	$602,937
Operating lease liabilities under ASC 842	$—	$590,342
Deemed dividends related to down-round features	$112,686	$-
Common Stock issued for loan commitment fees	$132,500	$-
Conversion of convertible note payable to common stock	$1,500,000	$-
Beneficial conversion feature	$641,215	$-

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY International Inc., and Subsidiary

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 (Unaudited)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

The Company, founded in 1993, develops and markets proprietary fingerprint identification biometric technology and software solutions. The Company was a pioneer in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit card, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been, and is, used to improve both the accuracy and speed of competing finger-based biometrics.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiary (collectively, the “Company” or “BIO-key”) and are stated in conformity with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the financial statements have been condensed or omitted. Significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the Company’s financial position and the results of its operations and cash flows for the periods presented. The balance sheet at December 31, 2019 was derived from the audited financial statements, but does not include all of the disclosures required by accounting principles generally accepted in the United States of America. These unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 14, 2020.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update to the standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Entities can choose to adopt ASU 2018-15 prospectively or retrospectively. The Company has assessed that ASU 2018-15 currently does not have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), referred to herein as ASU 2016-13, which significantly changes how entities will account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 replaces the existing incurred loss model with an expected credit loss model that requires entities to estimate an expected lifetime credit loss on most financial assets and certain other instruments. Under ASU 2016-13 credit impairment is recognized as an allowance for credit losses, rather than as a direct write-down of the amortized cost basis of a financial asset. The impairment allowance is a valuation account deducted from the amortized cost basis of financial assets to present the net amount expected to be collected on the financial asset. Once the new pronouncement is adopted by the Company, the allowance for credit losses must be adjusted for management’s current estimate at each reporting date. The new guidance provides no threshold for recognition of impairment allowance. Therefore, entities must also measure expected credit losses on assets that have a low risk of loss. For instance, trade receivables that are either current or not yet due may not require an allowance reserve under currently generally accepted accounting principles, but under the new standard, the Company will have to estimate an allowance for expected credit losses on trade receivables under ASU 2016-13. ASU 2016-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2022 for smaller reporting companies. Early adoption is permitted. The Company is currently assessing the impact ASU 2016-13 will have on its condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

Reclassifications

Certain balance sheet accounts have been reclassified to conform to the 2020 presentation.

2.	GOING CONCERN

The Company has incurred significant losses to date, and at March 31, 2020 had an accumulated deficit of approximately $93 million. In addition, broad commercial acceptance of the Company’s technology is critical to the Company’s success and ability to generate future revenues. At March 31, 2020, the Company’s total cash and cash equivalents were approximately $662,000, as compared to approximately $79,000 at December 31, 2019.

The Company has financed operations in the past through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. The Company estimates that it currently requires approximately $525,000 per month to conduct operations, a monthly amount that it has been unable to achieve consistently through revenue generation.

If the Company is unable to generate sufficient revenue to meet its goals, it will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute its plan to substantially grow operations, increase revenue, and serve a significant customer base; and (ii) provide working capital. No assurance can be given that any form of additional financing will be available on terms acceptable to the Company, that adequate financing will be obtained by the Company, in order to meet its needs, or that such financing would not be dilutive to existing shareholders.

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and become profitable in its future operations. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

3.	REVENUE FROM CONTRACTS WITH CUSTOMERS

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to performance obligations in the contract
●	Recognize revenue when or as the Company satisfies a performance obligation

Disaggregation of Revenue

The following table summarizes revenue from contracts with customers for the three-month period:

	North America	South America	EMEA*	Asia	March 31, 2020

License fees	$165,235	$-	$-	$70,110	$235,345
Hardware	56,354	-	-	23,263	79,617
Support and Maintenance	196,316	375	3,767	7,065	207,523
Total Revenues	$417,905	$375	$3,767	$100,438	$522,485

	North America	South America	EMEA*	Asia	March 31, 2019

License fees	$14,208	$-	$-	$69,000	$83,208
Hardware	45,981	400	32,918	147,506	226,805
Support and Maintenance	196,076	2,116	36,418	7,000	241,610
Total Revenues	$256,265	$2,516	$69,336	$223,506	$551,623

*EMEA – Europe, Middle East, Africa

All of the Company's performance obligations, and associated revenue, are generally transferred to customers at a point in time, with the exception of support and maintenance, and professional services, which are generally transferred to the customer over time.

Software licenses

Software license revenue consist of fees for perpetual and software as a service (SaaS) software licenses for one or more of the Company’s biometric fingerprint solutions. Revenue is recognized at a point in time once the software is available to the customer for download. Software license contracts are generally invoiced in full on execution of the arrangement.

Hardware

Hardware revenue consists of fees for associated equipment sold with or without a software license arrangement, such as servers, locks and fingerprint readers. Customers are not obligated to buy third party hardware from the Company, and may procure these items from a number of suppliers. Revenue is recognized at a point in time once the hardware is shipped to the customer. Hardware items are generally invoiced in full on execution of the arrangement.

Support and Maintenance

Support and Maintenance revenue consists of fees for unspecified upgrades, telephone assistance and bug fixes. The Company satisfies its Support and Maintenance performance obligation by providing “stand-ready” assistance as required over the contract period. The Company records deferred revenue (contract liability) at time of prepayment until the contracts term occurs. Revenue is recognized over time on a ratable basis over the contract term. Support and Maintenance contracts are up to one year in length and are generally invoiced either annually or quarterly in advance. Support and Maintenance revenue for SaaS license is carved out of the total license cost at 18% and recognized on a ratable basis over the license term.

Professional services revenues consist primarily of fees for deployment and optimization services, as well as training. The majority of the Company’s consulting contracts are billed on a time and materials basis, and revenue is recognized based on the amount billable to the customer in accordance with practical expedient ASC 606-10-55-18. For other professional services contracts, the Company utilizes an input method and recognizes revenue based on labor hours expended to date relative to the total labor hours expected to be required to satisfy its performance obligation.

Contracts with Multiple Performance Obligations

Some contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis.  The standalone selling prices are determined based on overall pricing objectives, taking into consideration market conditions and other factors, including the value of the contracts, the cloud applications sold, customer demographics, geographic locations, and the number and types of users within the contracts.

The Company considered several factors in determining that control transfers to the customer upon shipment of hardware and availability of download of software.  These factors include that legal title transfers to the customer, the Company has a present right to payment, and the customer has assumed the risks and rewards of ownership.

Accounts receivable from customers are typically due within 30 days of invoicing.  The Company does not record a reserve for product returns or warranties as amounts are deemed immaterial based on historical experience.

Costs to Obtain and Fulfill a Contract

Costs to obtain and fulfill a contract are predominantly sales commissions earned by the sales force and are considered incremental and recoverable costs of obtaining a contract with a customer. These costs are deferred and then amortized over a period of benefit determined to be four years. These costs are included as capitalized contract costs on the balance sheet. The period of benefit was determined by taking into consideration customer contracts, technology, and other factors based on historical evidence. Amortization expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Transaction Price Allocated to the Remaining Performance Obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as at March 31, 2020. The guidance provides certain practical expedients that limit this requirement, which the Company’s contracts meet as follows:

●	The performance obligation is part of a contract that has an original expected duration of one year or less, in accordance with ASC 606-10-50-14.

At March 31, 2020 and December 31, 2019, deferred revenue represents the Company's remaining performance obligations related to prepaid support and maintenance, all of which is expected to be recognized within one year.

Revenue recognized during the three months ended March 31, 2020 from amounts included in deferred revenue at the beginning of the period was approximately $72,000. The Company did not recognize any revenue from performance obligations satisfied in prior periods. Total deferred revenue (contract liability) was $413,345 and $359,212 at March 31, 2020 and December 31, 2019, respectively.

4.	ACCOUNTS RECEIVABLE

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible.

As a result of the payment delays from a large customer, the Company has reserved $1,720,000 at March 31, 2020 and December 31, 2019, which represents 100% of the remaining balance owed under the contract. Recoveries of accounts receivable previously written off are recorded when received. Additionally, the Company sold a license sale to a Chinese reseller in December 2018. Revenue was recognized in accordance with ASC 606 in the amount of $1.1 million in 2018. As of December 31, 2019, the second payment due to be paid in March 2019 for $555,555 was still outstanding and payable. As of December 31, 2019, the Company wrote off the amount directly to bad debt expense as it was determined not to be collectible.

Accounts receivable at March 31, 2020 and December 31, 2019 consisted of the following:

	March 31,	December 31,
	2020	2019
Accounts receivable - current	$134,078	$139,785
Accounts receivable - non current	1,720,000	1,720,000
	1,854,078	1,859,785

Allowance for doubtful accounts - current	(13,785)	(13,785)
Allowance for doubtful accounts - non current	(1,720,000)	(1,720,000)
	(1,733,785)	(1,733,785)

Accounts receivable, net of allowances for doubtful accounts	$120,293	$126,000

5.	SHARE BASED COMPENSATION

The following table presents share-based compensation expenses for continuing operations included in the Company’s unaudited condensed consolidated statements of operations:

	Three Months Ended March 31,
	2020	2019

Selling, general and administrative	$441,308	$453,086
Research, development and engineering	71,411	72,947
	$512,719	$526,033

6.	FACTORING

Due from factor consisted of the following as of:

	March 31,	December 31,
	2020	2019

Original invoice value	$243,170	$233,005
Factored amount	(112,500)	(122,064)
Balance due from factor	$130,670	$110,941

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) expiring on October 31, 2020. Pursuant to the terms of the arrangement, the Company, from time to time, sells to the Factor a minimum of $150,000 per quarter of certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees, forwarded to the Company once the Factor collects the full accounts receivable balance from the customer. In addition, the Company, from time to time, receives over advances from the Factor. Factoring fees range from 2.75% to 15% of the face value of the invoice factored, and are determined by the number of days required for collection of the invoice. The cost of factoring is included in selling, general and administrative expenses. The cost of factoring was as follows:

	Three Months ended March 31,
	2020	2019

Factoring fees	$32,000	$52,797

7.	INVENTORY

Inventory is stated at the lower of cost, determined on a first in, first out basis, or net realizable value, and consists primarily of fabricated assemblies and finished goods. Inventory is comprised of the following as of:

	March 31,	December 31,
	2020	2019

Finished goods	$256,353	$287,761
Fabricated assemblies	141,358	141,358
Total inventory	$397,711	$429,119

8.	RESALABLE SOFTWARE LICENSE RIGHTS

On November 11, 2015, the Company entered into a license agreement for the rights to all software and documentation regarding the technology currently known as or offered under the FingerQ name. The license agreement grants the Company the exclusive right to reproduce, create derivative works and distribute copies of the FingerQ software and documentation, create new FingerQ related products, and grant sub-licenses of the licensed technology to end users. The license rights have been granted to the Company in perpetuity, with a stated number of end-user resale sub-licenses allowed under the contract for a total of $12,000,000.

The Company initially determined the software license rights to be a finite lived intangible asset, and estimated that the software license rights shall be economically used over a 10-year period, with a weighting towards the beginning years of that time-frame. The license rights were acquired during the fourth quarter of 2015, but the usage of such rights in the Company’s products was not generally available until January 2017. Accordingly, amortization began in the first quarter of 2017.

Through December 31, 2018, the license rights were amortized over the greater of the following amounts: 1) an estimate of the economic use of such license rights, 2) the amount calculated by the straight line method over ten years or 3) the actual cost basis of sales usage of such rights. After re-evaluation of the expected timeline of future license transactions, commencing January 1, 2019, the Company changed its amortization methodology to the greater of the straight-line methodology or actual unit cost per license sold based on net remaining software licenses as of January 1, 2019. The Company categorized the amortization expense under Cost of Sales as it more closely reflected the nature of the license right arrangement and the use of the technology.

During the fourth quarter of 2019, the Company re-evaluated the recoverability of the carrying amount of the balance of license rights, and concluded that there were no significant undiscounted cashflows expected to be generated from the future sale of the license rights. Accordingly, an impairment charge of $6,957,516 was recorded in the fourth quarter of 2019, which reduced the carrying amount of the FingerQ license rights down to zero. Throughout the year, the Company attempted to sell the technology into the mobile market in Asia, but due to, among other things, the trade tension between the US and China, management concluded that the future amortization would not represent an accurate cost to the ongoing business, without corresponding revenue. A total of $281,074 and $176 was charged to cost of sales during the three month period ended March 31, 2019 for amortization and the cost basis of the actual sales, respectively.

On December 31, 2015, the Company purchased third-party software licenses in the amount of $180,000 in anticipation of a large pending deployment that has yet to materialize. The Company is amortizing the total cost over the same methodology described above with the greatest of the two approaches being the actual unit cost per license sold. A total of $5,028 and $25,954 was charged to cost of sales during the three month periods ended March 31, 2020 and March 31, 2019, respectively. Since the license purchase, the actual per unit cost (actual usage) of such license rights in the cumulative amount of $111,226 has been charged to cost of sales, with a carrying balance of $68,774 and $73,802 as of March 31, 2020 and December 31, 2019, respectively.

9.	INVESTMENT

During 2019, the Company purchased a 4,000,000 Hong Kong dollar denominated Bond Certificate with a financial institution in Hong Kong. The Bond Certificate translates to $512,821 U.S. Dollars as of March 31, 2020 and December 31, 2019. The bond has a one-year maturity maturing in June 2020, and 5% interest rate. The Company can invest up to a 20,000,000 Hong Kong dollars under the terms of the certificate.  The bond is recorded on the balance sheet as an investment – non-marketable security. The investment is recorded at amortized cost which approximates fair value, and is currently planned to be held to maturity.

10.	Related Party TRANSACTIONS

The Company has received a series of non-interest-bearing advances from Mr. Wong Kwok Fong, a director of the Company, and Mr. Michael DePasquale, the Company’s Chief Executive Officer, to pay current liabilities. The balance of the advances as at March 31, 2020 was $66,466 and $0, respectively, and as of December 31, 2019 was $74,737 and $114,000, respectively. The balances owed are due on demand.

Sales Incentive Agreement with TTI

On March 25, 2020, the Company entered into a sales incentive agreement Technology Transfer Institute (“TTI”). One of the Company’s board members is the Chief Executive Officer of TTI.  Terms of the agreement include the following:

1.	The term of the agreement is one year unless notice to terminate (as defined) is given. The agreement will be automatically extended for additional one-year terms unless terminated.
2.

For each $5,000,000 in revenue (up to a maximum of $20,000,000) TTI generates during the first year that generates net income of at least 20% (as defined), the Company will pay TTI a sales incentive fee of $500,000 payable by the issuance of 500,000 shares of common stock.

3.

In the event that TTI generates revenue in excess of $20,000,000 during the first year, the Company will issue TTI a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share for each $1,000,000 of revenue in excess of $20,000,000 (up to a maximum of $25,000,000).

In no event will the Company be obligated to issue more than 2,000,000 shares of common stock or warrants to purchase more than 500,000 shares of common stock pursuant to this agreement.

There have been no revenue generated or sales incentive fees paid during the three months ended March 31, 2020.

11.	CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of March 31, 2020 and December 31, 2019 consist of the following:

	March 31,	December 31,
	2020	2019

Secured Purchase Agreement dated July 10, 2019	$2,061,472	$2,255,454
January 2020 Note	143,913	-
February 2020 Note	96,571	-
Convertible notes payable, net	$2,301,956	$2,255,454

Securities Purchase Agreement dated July 10, 2019

On July 10, 2019, the Company issued a $3,060,000 principal amount senior secured convertible note (the “Original Note”). At closing, a total of $2,550,000 was funded. The original issue discount was $510,000. The principal amount due of the Original Note was due and payable as follows: $918,000 was due 180 days after funding, $1,071,000 was due 270 days after funding, and the remaining balance due 12 months after the date of funding.

The Original Note was secured by a lien on substantially all of the Company’s assets and properties and was convertible at the option of the Investor in shares of common stock at a fixed conversion price of $1.50 per share. The Company had the right to prepay the Original Note in full at any time without penalty in which event, the Investor had the option of converting 25% of the outstanding principal amount of the Note into shares of common stock.

In connection with the closing of the Original Note, the Company issued a five-year warrant to the Investor to purchase 2,000,000 shares of common stock at a fixed exercise price of $1.50 per share, paid a $50,000 commitment fee, and issued 266,667 shares of common stock in payment of a $400,000 due diligence fee. The Company also paid banker fees of $193,500 and legal fees of $71,330. The valuation of the warrant of $595,662 was recorded to debt discount and was amortized over the life of the Note. The fees associated with the agreement were allocated to debt issuance costs and additional paid-in capital based on the respective ratio of the valuation of the note and warrant. Amortization of the debt issuance costs and debt discount are included in interest expense on the statement of operations.

On March 12, 2020, the Company issued a $3,789,000 principal amount senior secured convertible note (the “Amended Note”), which replaced the Original Note. The principal amount was due and payable in full on April 13, 2020. The Amended Note is secured by a lien on substantially all of the Company’s assets and properties and is convertible at the option of the Investor into shares of common stock at a fixed conversion price of $0.65 per share. Due to the debt restructuring, the balance of the Amended Note was increased by an additional $729,000 in interest. The Company accounted for the transaction as a debt extinguishment, and therefore, the balance of the fees and unamortized discount associated with the Original Note were written off and included as loss on extingushment of debt. On the day of the conversion, the closing stock price for the day was $0.76, which resulted in a beneficial conversion of $0.11 per share outstanding or $641,215 to be amortized to interest expense over the term of the Amended Note as adjusted for any debt conversion. At March 31, 2020, the Investor converted $1,500,000 into 2,307,690 shares of common stock.

On April 12, 2020, and May 6, 2020, the Company entered into amendments (the “Amendments”) to the Amended Note.  The Amendments extended the maturity date to June 12, 2020 and extended the Investor’s right to convert the Amended Note into shares of the Company’s common stock at a price of $0.65 per share through June 12, 2020. All other provisions of the Amended Note remain the same. As of the date of this report, the Investor has converted $3,500,000 into 5,384,610 shares of common stock and the remaining principal balance is $289,000.

Until the second anniversary of the closing, the Investor has the right to purchase up to 20% of the securities the Company issues in any future private placement, subject to certain exceptions for, among other things, strategic investments.

Secured convertible note payable relating to the Amended and Original Notes, net of unamortized debt discount and debt issuance costs consisted of:

	March 31,	December 31,
	2020	2019
Principal amount	$3,789,000	$3,060,000
Less: conversion of principal into shares of common stock	(1,500,000)	-
Net Principal amount	2,289,000	3,060,000

Less: unamortized debt discount and beneficial conversion feature	(227,528)	(574,330)
Less: unamortized debt issuance costs	-	(230,216)
Notes payable, net of unamortized debt discount and debt issuance costs	$2,061,472	$2,255,454

January 2020 Note

On January 13, 2020, the Company issued a $157,000 principal amount secured 10% convertible redeemable note (the “January 2020 Note”) to an institutional investor with a maturity date of June 13, 2020 which is convertible into common stock at a conversion price of $1.50 per share. The January 2020 Note is redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%. At the closing, the Company agreed to issue 650,000 shares of common stock in lieu of payment of a $75,000 commitment fee which would be reduced to 50,000 shares if the January 2020 Note is repaid prior to the maturity date.  The Company paid $7,000 of legal fees for the January 2020 Note.

Convertible note payable relating to the January 2020 Note, net of unamortized debt issuance costs consisted of:

	March 31,	December 31,
	2020	2019
Principal amount	$157,000	$-
Add: prepayment premium	23,550	-
Add: accrued interest	3,270	-
Less: unamortized debt issuance costs	(39,907)	-
Notes payable, net of unamortized debt issuance costs	$143,913	$-

February 2020 Note

On February 13, 2020, the Company issued a $126,000 principal amount secured 10% convertible redeemable note (the “February 2020 Note”) to an institutional investor with a maturity date of July 13, 2020 which is convertible into common stock at a conversion price of $1.15 per share. If the Company offers a conversion discount or other more favorable conversion terms, then the investor shall be allowed to convert this February 2020 Note at the same price.  On March 12, 2020, the Original Note was amended to convert at the option of the Investor into shares of common stock at a fixed conversion price of $0.65 per share, which triggered the more favorable conversion terms and resulted in an additional deemed dividend expense of $70,998. The February 2020 Note  is redeemable at any time by payment of a premium to the principal balance starting at 10% and increasing to 30%.   At the closing, the Company agreed to issue 550,000 shares of common stock in lieu of payment of a $57,500 commitment fee which would be reduced to 50,000 shares if the February 2020 Note is repaid prior to the maturity date.  To date, the Company has only issued 50,000 shares at the request of the lender. The Company paid $6,000 of legal fees for the February 2020 Note.

Secured convertible note payable relating to the February 2020 Note, net of unamortized debt issuance costs consisted of:

	March 31,	December 31,
	2020	2019
Principal amount	$126,000	$-
Add: prepayment premium	12,600	-
Add: accrued interest	1,575	-
Less: unamortized debt issuance costs	(43,604)	-
Notes payable, net of unamortized debt issuance costs	$96,571	$-

12.	LEASES

The Company’s leases office space in New Jersey, Hong Kong and Minnesota with lease termination dates of 2023, 2020, and 2022, respectively. The leases include non-lease components with variable payments. The following tables present the components of lease expense and supplemental balance sheet information related to the operating leases, for the three months ended and as of:

March 31,
2020

Lease cost
Operating lease cost	$53,723
Total lease cost	$53,723

Balance sheet information
Operating ROU assets	$520,470

Operating lease liabilities, current portion	$162,886
Operating lease liabilities, non-current portion	353,553
Total operating lease liabilities	$516,439

Weighted average remaining lease term (in years) – operating leases	3.13
Weighted average discount rate – operating leases	5.50%

Supplemental cash flow information related to leases were as follows, for the three months ended March 31, 2019:

Cash paid for amounts included in the measurement of operating lease liabilities	$52,301

Maturities of operating lease liabilities were as follows:

2020 (remaining nine months)	$145,424
2021	170,853
2022	160,817
2023	89,226
Total future lease payments	566,320
Less: imputed interest	(49,881)
Total	$516,439

13.	EARNINGS PER SHARE (“EPS”)

The Company’s basic EPS is calculated using net income (loss) available to common shareholders and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible preferred stock.

The basic and diluted EPS calculations was as follows for the three month periods ended March 31, 2020 and 2019:

	Three Months ended March 31,
	2020	2019

Basic and Diluted Numerator:

Net loss	$(3,370,282)	$(1,803,508)
Deemed dividends related to down-round features	(112,686)	-
Net loss available to common stockholders (basic and diluted)	$(3,482,968)	$(1,803,508)

The following table summarizes the weighted average securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive due to the net losses for the three months ended March 31, 2020 and 2019:

	Three Months ended March 31,
	2020	2019

Stock options	476	-
Warrants	11,121	-
Convertible Notes	3,735,770	-
Total	3,747,367	-

The following table sets forth options and warrants which were excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Three Months Ended March 31,
	2020	2019

Stock options	1,640,964	1,794,737
Warrants	2,201,889	3,780,976
Total	3,842,853	5,575,713

14.	STOCKHOLDERS’ EQUITY

Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications. As of March 31, 2020, 100,000 shares of preferred stock have been designated as Series A-1 Convertible Preferred Stock and 105,000 shares of preferred stock have been designated as Series B-1 Convertible Preferred Stock. There was no preferred stock outstanding as of March 31, 2020 or December 31, 2019.

Securities Purchase Agreement dated November 13, 2014

Pursuant to a Securities Purchase Agreement, dated November 13, 2014, by and between the Company and a number of private and institutional investors, the Company issued to certain private investors 664,584 shares of common stock and warrants to purchase an additional 996,877 shares of common stock for aggregate gross proceeds of $1,595,000.

The warrants expired in November 2019.

Securities Purchase Agreement dated September 23, 2015

On September 23, 2015, the Company issued a warrant (the “2015 Warrants”) to purchase 69,445 shares of common stock in connection with the issuance of a promissory note. The warrants were immediately exercisable at an initial exercise price of $3.60 per share and have a term of five years.

The 2015 Warrants have customary anti-dilution protections including a "full ratchet" anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional shares of common stock, options, warrants or other securities that are convertible into common stock at a price lower than $3.60 per share. The anti-dilution adjustment provision is not triggered by certain "exempt issuances" which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers.

On August 24, 2018 the Company issued common stock and warrants to certain investors at a purchase price of $1.50 per unit which triggered the anti-dilution provisions included in the 2015 Warrants. As a result, the number of shares of common stock issuable upon the full exercise of the 2015 Warrants was increased from 69,445 to 166,668 shares, and the exercise price was reduced from $3.60 to $1.50 per share.

On February 14, 2020, the February 2020 Note was issued a conversion price of $1.15 that triggered the anti-dilution provisions included in these warrants. Also, the amendments to the Original Note reduced the conversion price of such note to $0.65 which also triggered the anti-dilution provision of the 2015 Warrants.   As a result of the forgoing transactions, the number of shares of common stock issuable upon the full exercise of the 2015 Warrants increased to 384,618, the exercise was reduced to $0.65 per share, and the Company recorded a non-cash deemed dividend in amount of $41,688.

Common Stock

On March 21 and 28, 2019, the Company issued 13,820 shares of common stock to its directors in payment of board and board committee fees valued at $16,506.  There were no shares of common stock issued in payment of board and board commitment fees in the three months ended March 31, 2020.

Issuances of Stock Options

On March 21, 2019, the Company issued options to purchase 235,334 shares of common stock to certain officers, employees, and contractors. The options have a three year vesting period, seven year term, and exercise price of $1.18.  The Company did not issue any options in the three months ended March 31, 2020.

15.	FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, due from factor, accounts payable and accrued liabilities are carried at, or approximate, fair value because of their short-term nature. The carrying values of the convertible debt and operating lease obligation approximated their fair values as of March 31, 2020 and December 31, 2019 as the interest rates approximated market.

16.	MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLES

For the three months ended March 31, 2020 and 2019, three customers accounted for 71% of revenues and two customers accounted for 56% of revenues, respectively. Two customers accounted for 37% of current accounts receivable as of March 31, 2020. At December 31, 2019, three customers accounted for 18%, 16% and 14% of current accounts receivable, respectively.

17.	SUBSEQUENT EVENTS

Refer to Note 11 for subsequent events related to the conversions of the Amended Note.

On April 2, 2020, the Company issued 6,850 shares of common stock to its directors in payment of meeting fees. Additionally, the Company issued a stock option to a new employee for 5,000 shares with three-year vesting period.

On April 20, 2020, the Company entered into a Paycheck Protection Program Term Note (the “SVB Note”) with Silicon Valley Bank (“SVB”) pursuant to the Paycheck Protection Program (the “Program”) of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration. The Company received total proceeds of $340,000 which will be used in accordance with the requirements of the CARES Act.  The Company will apply to SVB for forgiveness of amounts due on the SVB Note to the extent they are used for eligible payroll costs, rent obligations, and covered utility payments incurred during the “covered period” following disbursement under the SVB Note.  Until the six-month anniversary of the date of the SVB Note (the “Deferral Expiration Date”), neither principal nor interest is due and payable. On the Deferral Expiration Date, the outstanding principal of the SVB Note that is not forgiven will convert to an amortizing term loan at an interest rate of 1% per annum requiring equal monthly payments of principal and interest through November 20, 2022.  While these are the initial guidelines, we are monitoring the announcements for the issuance of the final guidelines.

On May 6, 2020, the Company issued a $2,415,000 principal amount senior secured convertible note (the “Note”).  At closing, $2,100,000 was funded. The principal amount is due and payable in five equal monthly installments of $268,333 beginning seven months after the funding date with the remaining balance due on the twelfth month after the date of funding. The Note is convertible at a fixed convertible price of $1.16 per share. In connection with the issuance of the Note, the Company paid a $133,333 due diligence fee by issuing 114,943 shares to the Investor priced at $1.16. The Company also issued a warrant to purchase 1,900,000 shares of common stock at a fixed exercise price of $1.16 and paid a placement fee of 7% of the gross proceeds to a placement agent.

On May 12, 2020, the Company issued 7,077 shares of common stock to its directors in payment of meeting fees.  Additionally, the Company issued a warrant to an investor for 125,000 shares for a business referral.

On May 14, 2020, the Company issued 1,632 shares of common stock to its directors in payment of committee meeting fees.

Subsequent to period-end, due to the effects of the worldwide coronavirus pandemic, the Company is closely monitoring its operations, liquidity, and capital resources. The COVID-19 outbreak has caused us to migrate to a remote business model for our sales, marketing, administrative and executive teams.  Research and development and production are adjusting to the new landscape to maintain production as best as possible considering the conditions and regulations. We continue to monitor the situation closely and it is possible that we will implement further measures. Since we qualify as an essential business in New Jersey because we serve the healthcare industry, we have been able to access inventory to fulfill orders and ship products as required. We are actively working to minimize the current and future impact of this unprecedented situation. As of the date of issuance of these financial statements, the full impact to the Company’s financial position is not known.

The Company has reviewed subsequent events through June 8, 2020.

The following financial statements of PistolStar, Inc. are included herein at the indicated page numbers:

Independent Auditor’s Report 2018	F-55
Balance Sheet—Year ended December 31, 2018	F-56
Statements Of Operations and Retained Earnings—Year ended December 31, 2018	F-57
Statements of Cash Flows—Year ended December 31, 2018	F-58
Notes to the Financial Statements—December 31, 2018	F-59
Balance Sheet—Three months ended March 31, 2020 (unaudited)	F-65
Statements Of Operations and Retained Earnings—Three months ended March, 31 2020 (unaudited)	F-64

INDEPENDENT AUDITOR'S REPORT

To the Stockholder

of PistolStar, Inc,

Bedford, New Hampshire

We have audited the accompanying financial statements of PistolStar, Inc., (a New Hampshire corporation), which comprise the balance sheet as of December 31, 2019, and the related statements of income and retained earnings and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PistolStar, Inc., as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Penchansky & Co., PLLC

Certified Public Accountants

Manchester, New Hampshire

June 18, 2020

INDEPENDENT AUDITOR'S REPORT

To the Stockholder

of PistolStar, Inc.

Bedford, New Hampshire

We have audited the accompanying financial statements of PistolStar, Inc., (a New Hampshire corporation), which comprise the balance sheet as of December 31, 2018, and the related statements of income and retained earnings and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an op1mon on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PistolStar, Inc., as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Penchansky & Co., PLLC

Certified Public Accountants

Manchester, New Hampshire

June 5, 2020

PistolStar, Inc.

BALANCE SHEET

December 31,
2019
ASSETS
Cash and cash equivalents	$528,103
Accounts receivable, net	57,727
Prepaid expenses	11,210
Total current assets	597,040
Equipment and leasehold improvements, net	43,422
Other assets	194,447
Total non-current assets	237,869
TOTAL ASSETS	$834,909

LIABILITIES
Accounts payable	$7,931
Contract liability	726,492
Accrued Corporation taxes	70
TOTAL LIABILITIES	734,493

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock - 1,000,000 shares; issued and outstanding; 325,000 and 325,000 value at December 31, 2019 and December 31, 2018, respectively	4,000
Treasury stock – 625,000 and 625,000 value at December 31, 2019 and December 31, 2018, respectively	(2,500)
Retained earnings	98,916
TOTAL STOCKHOLDERS’ EQUITY	100,416
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$834,909

The accompanying notes are an integral part of these statements.

PistolStar, Inc.

STATEMENTS OF OPERATIONS

Year ended December 31,
2019

Revenues
License fees	$1,584,487
Costs and other expenses
Cost of license fees	1,054,950
Gross Profit	529,537
Operating expenses
Selling, general and administrative	454,334
Operating income	75,203
Other income (expense)
Interest income	2,628
Interest expense	-
Total other income (expense)	2,628
Net income before Provision for Taxes	$77,831
Provision for Taxes:
State taxes	6,699
Net income	71,132
Retained earnings, beginning of year	51,567
Distribution	(23,783)
Retained earnings, end of year	98,916

PistolStar Inc.

STATEMENTS OF CASH FLOWS

Year ended December 31,
2019

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$71,132
Adjustments to reconcile net income to cash used provided by operating activities:
Depreciation and Amortization	16,048
Change in assets and liabilities:
Accounts receivable	5,278
Prepaid expenses and other	(2,429)
Accounts payable	(347)
Accrued Corporate taxes	(819)
Contract liability	52,944
Net cash provided by operating activities	141,807
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on lease obligations	-
Distributions	(23,783)
Net cash used in by financing activities	(23,783)
NET INCREASE IN CASH AND CASH EQUIVALENTS	118,024
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	410,079
CASH AND CASH EQUIVALENTS, END OF YEAR	$528,103

The accompanying notes are an integral part of these statements.

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2019

NOTE 1    Summary of Significant Accounting Policies:

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for the integrity and objectivity of the financial statements. The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") a codified by the Financial Accounting Standards Board and those principles have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The Company uses the accrual basis of accounting. Revenue is recognized when it is earned and expenses are recognized when incurred, without regard to the time ofreceipt or payment.

Use of Estimates in Preparation of Financial Statements

Management used estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results may differ.

New Accounting Pronouncements Topic 606

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is to recognize revenue when the promised goods or services due are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. This standard allows for early adoption and is effective for the Company for the year beginning January I, 2018. See Note 2.

Topic 842

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842). This new standard amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and a corresponding lease liability. This standard is effective for the company for the year beginning January I, 2021. Management will be evaluating the potential impact the pronouncement will have on the financial statements, if any.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all liquid deposits with maturity of three months or less to be cash and/or cash equivalents. At December 31, 2019, the Company had no cash equivalents.

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2019

Accounts Receivable and Bad Debt

Accounts receivable are reported at net realizable value. Net realizable value is equal to the gross amount of accounts receivable less an estimated allowance for accounts unlikely to be collected. Historically, the Company has not experienced material write-offs and, therefore, has not established an allowance account.

Advertising Costs

The Company expenses marketing costs, consisting of tradeshows, promotional mailers and other media expenditures as they are incurred. Total amount expensed for the year ended December 31, 2019 was $106,961.

Revenue Recognition

Revenue is realized or realizable and earned when persuasive evidence of a performance obligation has been satisfied. The Company records revenue from contract sales, and recognizes this revenue over the term of the contract with the consumer, beginning at commencement of the contract.

Intangible Assets

The cost associated with obtaining computer domains have been capitalized and amortized over the useful life of 5 years, on a straight line basis.

Fixed Assets

Property and equipment are stated on the basis of cost. Repairs are charged to expense as they are incurred. For financial reporting purposes, depreciation is computed on the straight line basis. For tax reporting purposes, depreciation is computed by the modified accelerated cost recovery system as required by the Internal Revenue Code. The useful lives of the assets are as follows:

Asset	Years
Equipment	5 -7 years
Leasehold Improvements	39 years

NOTE 2 - Contract Liability:

During the year ending December 31, 2019, the Company has a fee agreement to provide support services and authentication services to consumers for one year contracts. In connection with this agreement, the Company has a contract liability, which is being amortized on a straight-line basis over the twelve month term of the contracts. As of December 31, 2019, the balance of the liability was $726,492.

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2019

NOTE 3 - Retirement Plan:

The Company established a qualified 401 (k) retirement plan, effective January 1, 2016, for employee's that meet the Company vesting period, that allow salary deferrals, safe harbor contributions, employer matching contributions up to 4% of employee compensation, and profit share contributions. Total contributions for the year ending December 31, 2019 was $15,703.

NOTE 4 - Concentrations:

Cash

The Company maintains its bank accounts with one commercial bank. Cash in these accounts at times exceeded the insured limit set by the Federal Deposit Insurance Corporation ("FDIC"). The Company's management believes this risk is minimal.

Accounts Receivable

Customer accounts receivable balances as a percentage of the total accounts receivable that are greater than 10% amount to a concentration ofcredit risk for the year ended December 31, 2019 was 65%.

NOTE 5 - Income Tax Matters:

PistolStar, Inc. is an S-Corp and as such not a taxpaying entity for federal income tax purposes. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the year ended December 31, 2019. The Company, however, is still liable for state taxes.

The Company's evaluation on December 31, 2019 revealed no uncertain tax positions that would have a material effect on the financial statements. The Company's tax returns are subject to possible examination by the taxing authorities. For federal and state purposes the tax returns essentially remain open for possible examination for a period of three years after the respective filing deadlines of those returns.

NOTE 6 - Compensated Absences:

The Company allows compensated absences that will accrue evenly throughout the calendar year beginning January 1 of each year. Employees must take the time in the year it was earned and forfeit accrued unused time at the end of each year.

NOTE 7 - Operating Lease:

The Company leases its office space under a 10-year operating lease requiring monthly payments and minimum prorated share of operating expenses of $4,345. The lease expired on January 31, 2019, and was extended for an additional three years, commencing on February 1, 2019 and ending on January 31, 2022. Rent expense for the year December 31, 2019 was $53,931

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2019

NOTE 7 - Operating Lease - continued:

The following is a schedule by years of future minimum rentals under the leases at December 31, 2019:

Years Ending December 31,	Facilities & Residences

2020	52,142
2021	52,142
2022	4,345
Total	$108,629

NOTE 8 - Subsequent Events:

In preparing the financial statements, Management has evaluated events and transactions for potential recognition or disclosure through June 18, 2020, which is the date the financial statements were available to be issued.

During May, 2020, the Company’s stockholder agreed to sell the stock of the Company to a publicly traded company in excess of book value.

INDEPENDENT AUDITOR'S REPORT

To the Stockholder

of PistolStar, Inc.

Bedford, New Hampshire

We have audited the accompanying financial statements of PistolStar, Inc., (a New Hampshire corporation), which comprise the balance sheet as of December 31, 2018, and the related statements of income and retained earnings and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PistolStar, Inc., as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Penchansky & Co., PLLC

Certified Public Accountants

Manchester, New Hampshire

June 5, 2020

PistolStar, Inc.

BALANCE SHEET

December 31,
2018
ASSETS
Cash and cash equivalents	$410,079
Accounts receivable, net	63,005
Prepaid expenses	8,781
Total current assets	481,865
Equipment and leasehold improvements, net	58,171
Other assets	195,747
Total non-current assets	253,918
TOTAL ASSETS	$735,783

LIABILITIES
Accounts payable	$8,278
Contract liability	673,549
Accrued Corporation taxes	889
TOTAL LIABILITIES	682,716

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock - 1,000,000 shares; issued and outstanding; 325,000 and 325,000 value at December 31, 2019 and December 31, 2018, respectively	4,000
Treasury stock – 625,000 and 625,000 value at December 31, 2019 and December 31, 2018, respectively	(2,500)
Retained earnings	51,567
TOTAL STOCKHOLDERS’ EQUITY	53,067
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$735,783

The accompanying notes are an integral part of these statements.

PistolStar, Inc.

STATEMENTS OF OPERATIONS

Year ended December 31,
2018

Revenues
License fees	$1,663,780
Costs and other expenses
Cost of license fees	1,118,665
Gross Profit	545,115
Operating expenses
Selling, general and administrative	496,425
Operating income	48,690
Other income (expense)
Interest income	4,511
Interest expense	(1,417)
Total other income (expense)	3,094
Net income before Provision for Taxes	$51,784
Provision for Taxes:
State taxes	7,929
Net income	43,855
Retained earnings, beginning of year	34,910
Distribution	(27,198)
Retained earnings, end of year	51,567

PistolStar Inc.

STATEMENTS OF CASH FLOWS

Years ended December 31,
2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$43,855
Adjustments to reconcile net income to cash used provided by operating activities:
Depreciation and Amortization	17,154
Change in assets and liabilities:
Accounts receivable	218,395
Prepaid expenses and other	392
Accounts payable	(6,337)
Accrued Corporate taxes	(17)
Contract liability	(146,636)
Net cash provided by operating activities	126,806
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on lease obligations	(14,293)
Distributions	(27,198)
Net cash used in by financing activities	(41,491)
NET INCREASE IN CASH AND CASH EQUIVALENTS	85,315
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	324,764
CASH AND CASH EQUIVALENTS, END OF YEAR	$410,079

The accompanying notes are an integral part of these statements.

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2018

Organization and Operations

PistolStar, Inc., (the "Company"), is a New Hampshire Corporation, founded on January 11, 1999, and located in Bedford, New Hampshire. The Company is in the business of providing innovative authentication solutions while delivering high-quality, enterprise-ready authentication. The Company operates principally in the Northeast United States.

NOTE 1    Summary of Significant Accounting Policies:

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for the integrity and objectivity of the financial statements. The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") as codified by the Financial Accounting Standards Board and those principles have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The Company uses the accrual basis of accounting. Revenue is recognized when it is earned and expenses are recognized when incurred, without regard to the time of receipt or payment.

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2018

Use of Estimates in Preparation of Financial Statements

Management used estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results may differ.

New Accounting Pronouncements

Topic 606

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU)

2014-09, Revenue.from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is to recognize revenue when the promised goods or services due are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. This standard allows for early adoption and is effective for the Company for the year beginning January 1, 2018. See Note 2.

Topic 842

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842). This new standard amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and a corresponding lease liability. This standard is effective for the company for the year beginning January 1, 2021. Management will be evaluating the potential impact the pronouncement will have on the financial statements, if any.

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2018

NOTE 1- Summary of Significant Accounting Policies - continued:

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all liquid deposits with maturity of three months or less to be cash and/or cash equivalents. At December 31, 2018, the Company had no cash equivalents.

Accounts Receivable and Bad Debt

Accounts receivable are reported at net realizable value. Net realizable value is equal to the gross amount of accounts receivable less an estimated allowance for accounts unlikely to be collected. Historically, the Company has not experienced material write-offs and, therefore, has not established an allowance account.

Advertising Costs

The Company expenses marketing costs, consisting of tradeshows, promotional mailers and other media expenditures as they are incurred. Total amount expensed for the year ended December 31, 2018 was $142,057.

Revenue Recognition

Revenue is realized or realizable and earned when persuasive evidence of a performance obligation has been satisfied. The Company records revenue from contract sales, and recognizes this revenue over the term of the contract with the consumer, beginning at commencement of the contract.

Intangible Assets

The cost associated with obtaining computer domains have been capitalized and amortized over the useful life of 5 years, on a straight line basis.

Fixed Assets

Property and equipment are stated on the basis of cost. Repairs are charged to expense as they are incurred. For financial reporting purposes, depreciation is computed on the straight line basis. For tax reporting purposes, depreciation is computed by the modified accelerated cost recovery system as required by the Internal Revenue Code. The useful lives of the assets are as follows:

Asset	Years
Equipment	5 -7 years
Leasehold Improvements	39 years

NOTE 2 - Contract Liability:

During the year ending December 31, 2018, the Company has a fee agreement to provide support services and authentication services to consumers for one year contracts. In connection with this agreement, the Company has a contract liability, which is being amortized on a straight-line basis over the twelve month term of the contract. As of December 31, 2018, the balance of the liability was $673,549.

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2018

NOTE 3 - Retirement Plan:

The Company established a qualified 401 (k) retirement plan, effective January 1, 2016, for employee's that meet the Company vesting period, that allow salary deferrals, safe harbor contributions, employer matching contributions up to 4% of employee compensation, and profit share contributions. Total contributions for the year ending December 31, 2018 was $29,568.

NOTE 4 - Concentrations:

Cash

The Company maintains its bank accounts with one commercial bank. Cash in these accounts at times exceeded the insured limit set by the Federal Deposit Insurance Corporation ("FDIC"). The Company's management believes this risk is minimal.

Accounts Receivable

Customer accounts receivable balances as a percentage of the total accounts receivable that are greater than 10% amount to a concentration of credit risk for the year ended December 31, 2018 was 49%.

NOTE 5 - Income Tax Matters:

PistolStar, Inc. is an S-Corp and as such not a taxpaying entity for federal income tax purposes. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the year ended December 31, 2018. The Company, however, is still liable for state taxes.

The Company's evaluation on December 31, 2018 revealed no uncertain tax positions that would have a material effect on the financial statements. The Company's tax returns are subject to possible examination by the taxing authorities. For federal and state purposes the tax returns essentially remain open for possible examination for a period of three years after the respective filing deadlines of those returns.

NOTE 6 - Compensated Absences:

The Company allows compensated absences that will accrue evenly throughout the calendar year beginning January 1 of each year. Employees must take the time in the year it was earned and forfeit accrued unused time at the end of each year.

NOTE 7 - Operating Lease:

The Company leases it office space under a 10-year operating lease requiring monthly payments of $4,345. The lease expired on January 31, 2019, and was extended for an additional three years, commencing on February 1, 2019. The Company leased additional space on an at-will, month by month lease for $500 per month. Rent expense for the year December 31, 2018 was $64,018

PISTOLSTAR, INC.

Notes to the Financial Statement

For The Year Ended December 31, 2018

NOTE 7 - Operating Lease - continued:

The following is a schedule by years of future minimum rentals under the leases at December 31, 2018:

Years Ending December 31,	Facilities & Residences

2019	52,140
2020	52,140
2021	52,140
2022	4,345
Total	$160,765

NOTE 8 - Related Party Transactions:

The Company entered into a lease with its sole shareholder for real estate to be used as storage, with quarterly payments of $9,000. The lease is at will and expired on March 31, 2018.

NOTE 9 - Subsequent Events:

In preparing the financial statements, Management has evaluated events and transactions for potential recognition or disclosure through June 5, 2020, which is the date the financial statements were available to be issued.

During May, 2020, the Company’s stockholder agreed to sell stock of the Company to a publicly traded company in excess of book value.

PistolStar, Inc.

STATEMENT OF INCOME AND RETAINED EARNINGS
(Unaudited)

Three months ended March 31,
2020

Revenues
License fees	$405,919
Costs and other expenses
Cost of license fees	299,983
Gross Profit	105,936

Operating Expenses
Selling, general and administrative	87,386
Operating income	18,550
Other income (expenses)
Interest income	509
Total Other Income	509
Net income	$19,140
Provision for Taxes:
State taxes	1,733
Net income	17,407
Retained earnings, beginning of year	98,916
Contribution	27,198
Retained earnings, end of March 31, 2020	143,599

PistolStar, Inc.

BALANCE SHEET

PistolStar
31-Mar-20
(Unaudited)
ASSETS
Cash and cash equivalents	513,214
Accounts receivable, net	196,138
Prepaid expenses and other	10,383
Total current assets	719,735
Equipment and leasehold improvements, net	41,785
Deposits and other assets	194,326
Total non-current assets	236,111
TOTAL ASSETS	955,846

LIABILITIES
Accounts payable	1,452
Accrued liabilities	2,070
Deferred revenue	807,225
Total current liabilities	810,747
TOTAL LIABILITIES	810,747

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	1,500
Retained Earnings	143,599
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	145,099
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	955,846

The following financial statements of PistolStar, Inc. are included herein at the indicated page numbers:

Unaudited Pro-forma Condensed Combined Statements of Operations Year Ended December 31, 2019	F-67
Unaudited Pro-forma Condensed Combined Statements of Operations Three Months Ended March 31, 2020	F-68
Unaudited Pro-forma Balance Sheet Three Months Ended March 31, 2020	F-69
Pro-Forma Notes	F-70

BIO-key International, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Year ended December 31, 2019

	Historical Statements
	BIO-key International Inc.	PistolStar, Inc.	Proforma adjustments giving effect to the PistolStar, Inc. Acquisition		Proforma adjustments after giving effect to the Acquisition

Revenues
Services	$925,245				$925,245
License fees	442,649	$1,584,487			2,027,136
Hardware	899,634				899,634
Total revenues	2,267,528	1,584,487			3,852,015

Costs and other expenses
Cost of services	272,318				272,318
Cost of license fees	916,112	1,054,950	314,895	(A)	2,285,957
Cost of hardware	1,272,815				1,272,815
Total costs and other expenses	2,461,245	1,054,950	314,895		3,831,090
Gross Profit (Loss)	(193,717)	529,537	(314,895)		20,926

Operating expenses
Selling, general and administrative	5,036,820	454,334			5,491,154
Research, development and engineering	1,331,667				1,331,667
Total operating expenses before impairment	6,368,487	454,334			6,822,821
Impairment of resalable software license rights	(6,957,516)				(6,957,516)
Operating income (loss)	(13,519,720)	75,203	(314,895)		(13,759,412)

Other income (expense)
Interest income	154	2628			2782
Interest expense	(1,069,134)		(955,222)	(B)	(2,024,356)
Sales taxea-	-	(6,699)
Total other income (expense)	(1,068,980)	(4,071)	(955,222)		(2,028,273)
Net income (loss) available to common stockholders	(14,588,700)	71,132	(1,270,117)		(15,787,685)

Basic and Diluted Loss per Common Share	$(1.03)				$(1.11)

Weighted Average Shares Outstanding:
Basic and Diluted	14,223,685				14,223,685

(A) Represents amortization of intangible assets from PistolStar acquisition for the year
(B) Represents amortization of original issuance discount and fees associated with the convertible note.

BIO-key International, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Three months ended March 31, 2020

	Historical Statements
	BIO-key International Inc.	PistolStar, Inc.	Proforma adjustments giving effect to the PistolStar, Inc. Acquisition		Proforma adjustments after giving effect to the Acquisition

Revenues
Services	$207,523				$207,523
License fees	235,345	$405,919			641,264
Hardware	79,617				79,617
Total revenues	522,485	405,919			928,404

Costs and other expenses
Cost of services	70,445				70,445
Cost of license fees	10,456	299,983	79,598	(A)	390,037
Cost of hardware	43,362				43,362
Total costs and other expenses	124,263	299,983	79,598		503,844
Gross Profit (Loss)	398,222	105,936	(79,598)		424,560

Operating expenses
Selling, general and administrative	1,381,399	89,119			1,470,518
Research, development and engineering	336,889				336,889
Total operating expenses	1,718,288	89,119	0		1,807,407
Operating income (loss)	(1,320,066)	16,817	(79,598)		(1,382,847)

Other income (expense)
Interest income	1	590			591
Interest expense	(1,551,141)		(246,458)	(B)	(1,797,599)
Loss on extinguishment of debt	(499,076)				(499,076)
Total other income (expense)	(2,050,216)	590	(246,458)		(2,296,084)
Net income (loss)	(3,370,282)	17,407	(326,056)		(3,678,931)
Deemed dividends related to down-round features	(112,686)				(112,686)
Net income (loss) available to common stockholders	(3,482,968)	17,407	(326,056)		(3,791,617)

Basic and Diluted Loss per Common Share	$(0.23)				$(0.25)

Weighted Average Shares Outstanding:
Basic and Diluted	15,165,522				15,165,522

(A) Represents amortization of intangible assets from PistolStar acquisition for the quarter
(B) Represents amortization of original issuance discount, warrant discount, and fees associated with the convertible note.

BIO-key International, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2020

	Historical Statements
	BIO-key International Inc.	PistolStar, Inc.	Proforma adjustments giving effect to the PistolStar, Inc. Acquisition		Proforma adjustments after giving effect to the Acquisition

ASSETS
Cash and cash equivalents	$661,937	513,214	(520,000)	(A)	655,151
Accounts receivable, net	120,293	196,138	-		316,431
Due from factor	130,670	-	-		130,670
Inventory	397,711	-	-		397,711
Prepaid expenses and other	166,572	10,383	-		176,955
Investment – non-marketable security	512,821	-	-		512,821
Total current assets	1,990,004	719,735	(520,000)		2,189,739
Resalable software license rights	68,774		-		68,774
Equipment and leasehold improvements, net	75,597	41,785	-		117,382
Capitalized contract costs, net	208,499	-	-		208,499
Deposits and other assets	8,712	194,326	(193,960)		9,078
Operating lease right-of-use assets	520,470	-	-		520,470
Intangible assets, net	147,222	-	3,148,945	(B)	3,296,167
Total non-current assets	1,029,274	236,111	2,954985		4,220,370
TOTAL ASSETS	$3,019,278	955,846	2,434,985		6,410,109

LIABILITIES
Accounts payable	$616,985	1,452	710,334	(C)	1,328,721
Due to related parties	66,466	-	-		66,466
Accrued liabilities	515,108	2,070	-		517,178
Note payable - seller	-	-	500,000	(D)	500,000
Convertible notes payable, net of debt discount and debt issuance costs	2,301,956	-	856,028	(E)	3,157,984
Deferred revenue	413,345	807,225	-		1,220,570
Operating lease liabilities, current portion	162,886		-		162,886
Total current liabilities	4,076,746	810,747	2,066,362		6,953,855
Operating lease liabilities, net of current portion	353,553	-	-		353,553
Total non-current liabilities	353,553				353,553
TOTAL LIABILITIES	4,430,299	810,747	2,066,362		7,307,408

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	1,839	1,500	(1,486)	(F)	1,853
Additional paid-in capital	91,793,124	-	513,708	(G)	92,306,832
Accumulated equity (deficit)	(93,205,984)	-			(93,205,984)
Retained Earnings (Accumulated deficit)	-	143,599	(143,599)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(1,411,021)	145,099	368,623		(897,299)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,019,278	955,846	2,434,985		6,410,109

(A) Represents the cash portion of the purchase price for PistolStar Inc. of $2,000,000 and funds received from convertible note payable of $1,575,000 less fees paid in cash related to the convertible note  payable of $95,000.

(B) Represents the difference between the purchase price and the book value of the assets of PistolStar, Inc.
(C) Represents fees paid to a placement agent, of 7% of the convertible note payable in the amount of $110,250, plus $600,084 of working capital adjustments.
(D) Represents the portion of the purchase price for PistolStar Inc. paid by issuance of a promissory note.

(E) Represents convertible note payable principal of $1,811,250, net of unamortized original issuance discount of $236,250, unamortized warrant discount of $511,402, and unamortized deferred debt costs of $207,570.

(F) Represents capital attributed to shares issued for the due diligence fee of $100,000 calculated per the agreement at $0.7322 per share, the closing price of the Company's common stock on June 26, 2020, as reported on Nasdaq less the common stock value of PistolStar, Inc.

(G) Represents the value of the $100,000 due diligence fee issued in common stock less the par value of the stock of $14 plus the $511,402 warrant discount, less the equity portion (32%) of the commitment fee, convertible note underwriting fee, and other expenses of $305,250.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements of BIO-key International, Inc. (“BIO-key”) have been prepared to give effect to the transaction where, on June 30, 2020, BIO-key acquired all of the outstanding shares of common stock of PistolStar, Inc. (“PistolStar”).

The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the three months ended March 31, 2020 combine the historical consolidated statements of operations of BIO-key and the historical statements of operations from PistolStar to give effect to the transaction as if it occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 combines the historical consolidated balance sheet of BIO-key and the historical balance sheet of PistolStar to give effect to the transaction as if it had occurred on March 31, 2020.

Pro forma adjustments have been limited to only those adjustments that are: directly attributable to the transaction; factually supportable; and in the case of pro forma statement of operations adjustments, expected to have a continuing impact on the combined financial results.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the transaction had occurred on the first day of each period presented. The unaudited pro forma condensed combined financial statements should not be construed as being representative of future operating results or financial position of the combined company and should be read in conjunction with the:

1.	Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;
2.

BIO-key’s historical audited consolidated financial statements and notes thereto included in BIO-key’s annual report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission on May 14, 2020 and included in this prospectus;

3.

BIO-key’s unaudited condensed consolidated financial statements and notes thereto included in BIO-key’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Securities and Exchange Commission on June 8, 2020 and included in this prospectus; and

4.	Audited consolidated financial statements and notes thereto of PistolStar, Inc. for the year ended December 31, 2019 included in this prospectus;
5.	The description of the acquisition of PistolStar included herein in the section captioned “BUSINESS”.

NOTE 2 – ACCOUNTING POLICIES

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in the unaudited interim period consolidated financial statements of BIO-key for the three months ended March 31, 2020 and the audited consolidated financial statements of BIO-key for the year ended December 31, 2019.

NOTE 3 –PRESENTATION ADJUSTMENTS

There were no reclassification adjustments were made to PistolStar’ financial statements to conform them to BIO-key’s presentation.

NOTE 4 – FAIR VALUE OF CONSIDERATION TRANSFERRED

Estimated purchase price

Cash	$2,000,000

Issuance of note payable	500,000

Total estimated purchase price	$2,500,000

NOTE 5 – ASSETS ACQUIRED AND LIABILITIES ASSUMED

BIO-key has performed a preliminary valuation analysis of the fair market value of PistolStar’s assets and liabilities. Preliminary purchase price allocation as of the acquisition date of June 30, 2020 is as follows:

Current assets	$296,080
Equipment and leasehold improvements	10,450
Intangible assets	3,148,945

Total assets acquired	3,455,475

Current liabilities	955,475

Total liabilities assumed	955,475

Net assets acquired	$2,500,000

NOTE 6 – PRO FORMA ADJUSTMENTS (STATEMENTS OF OPERATIONS)

See Unaudited Pro Forma Condensed Combined Statements of Operations on F-76 and F-68

NOTE 7 – PRO FORMA ADJUSTMENTS (BALANCE SHEETS)

See Unaudited Pro Forma Condensed Combined Balance Sheet on F-69

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 3349 Highway 138, Building A, Suite E, Wall, New Jersey 07719 or telephoning us at (732) 359-1100.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.bio-key.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

[•] Shares of Common Stock

Pre-Funded Warrants to Purchase up to [•] Shares of Common Stock

Warrants to Purchase up to [•] Shares of Common Stock

PROSPECTUS

Sole Book-Running Manager

Maxim Group LLC

July [•], 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts, paid or payable by BIO-key International, Inc., or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the Financial Industry Authority, Inc., or FINRA, filing fee.

Item	Amount
SEC registration fee	$4,724.40
FINRA filing fee
Legal fees and expenses	$125,000
Accounting fees and expenses	$25,000
Transfer Agent Fees	$5,000
Miscellaneous fees and expenses	$10,000
Total	$169,724.40

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), provides that, unless otherwise required under applicable law, (a) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (b) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company any predecessor of the Company, or any other enterprise per the Company’s or any predecessor to the Company’s request.

Our bylaws provide that (a) we shall indemnify and hold harmless our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in our Bylaws are not exclusive.

We have also obtained insurance policies covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

The foregoing represents a summary of the general effect of the DGCL, our Certificate of Incorporation, and any other contracts or arrangements of the Company relating to indemnification, and is qualified in its entirety by reference to, the terms and provisions of the Delaware General Corporation Law, our Certificate of Incorporation, and such other contracts or arrangements relating to indemnification.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act without engaging in any advertising or general solicitation of any kind, and unless otherwise indicated, without payment of placement agent fees or commissions.

On June 29, 2020, we entered into and closed a securities purchase agreement with Lind (the “Investor”) which provides for the issuance of a $1,811,250 principal amount senior secured convertible note (the “Note”). At closing, a total of $1,575,000 was funded to the Company with the proceeds to be used for the acquisition of PistolStar, Inc. The principal amount due of the Note is due and payable in nine (9) equal monthly installments of $201,250 beginning four (4) months after the funding date. Repayment of the outstanding principal amount due under the Note plus an additional amount equal to 5% of the then outstanding principal amount is due in connection with the closing of a change in control transaction. Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, repayment of the outstanding principal amount due under the Note is subject to acceleration in the discretion of the Investor in which event, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law and the Company will become obligated to pay an amount equal to 20% of the then outstanding principal amount due under the Note. The Note is secured by a lien on substantially all of our assets and properties and is convertible at the option of Lind into shares of our common stock at a fixed conversion price of $1.16 per share. We have the right to prepay the Note in full at any time without penalty (the “Buy-Back Right”). Should we exercise our Buy-Back Right, Lind will have the option of converting 25% of the outstanding principal amount of the Note into shares of our common stock. Until the second anniversary of the closing, Lind has the right to purchase up to 20% of the securities we issue in any future private placement, subject to certain exceptions for, among other things, strategic investments. In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 1,425,000 shares of common stock at a fixed exercise price of $1.16 per share and issued 136,575 shares to the Investor priced at $0.73 per share, the closing price of our common stock price to closing of the transaction, in payment of a amount due under the Note. In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 1,425,000 shares of common stock at a fixed exercise price of $1.16 per annum The Warrant has a term of five years and is immediately exercisable. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

On May 6, 2020, we entered into and closed a securities purchase agreement (the “Purchase Agreement”) with Lind which provides for the issuance of a $2,415,000 principal amount senior secured convertible note (the “Note”). At closing, a total of $2,100,000 was funded with the proceeds to be used for general working capital purposes. The principal amount due of the Note is due and payable in five equal monthly installments of $268,333 beginning seven (7) months after the funding date with the remaining balance due twelve (12) months after the date of funding. Repayment of the outstanding principal amount due under the Note plus an additional amount equal to 5% of the then outstanding principal amount is due in connection with the closing of a change in control transaction. Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, repayment of the outstanding principal amount due under the Note is subject to acceleration in the discretion of the Investor in which event, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law and the Company will become obligated to pay an amount equal to 20% of the then outstanding principal amount due under the Note. The Note is secured by a lien on substantially all of our assets and properties and is convertible at the option of the Investor into shares of our common stock at a fixed conversion price of $1.16 per share. We have the right to prepay the Note in full at any time without penalty (the “Buy-Back Right”). Should we exercise our Buy-Back Right, the Investor will have the option of converting 25% of the outstanding principal amount of the Note into shares of our common stock. In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 1,900,000 shares of common stock at a fixed exercise price of $1.16 per share and issued 114,943 shares to the Investor priced at $1.16 per share in payment of a $133,000 due diligence fee. The Warrant has a term of five years and is immediately exercisable. The Note and the Warrant contain “blocker provisions” which prohibit conversion or exercise, as applicable, if such conversion or exercise would result in the Investor being the beneficial owner of in excess of 4.99% of our common stock. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

On March 25, 2020, we entered into a sales incentive agreement (the “Sales Agreement”) with TTI to pursue market opportunities in the continent of Africa. The initial term of the Sales Agreement is one-year (the “Initial Term”) which will automatically extend for additional one-year terms unless earlier terminated by either party upon written notice of nonrenewal given on or before ninety (90) days before the end of the then current term. The Sales Agreement provides that for each $5,000,000 in revenue (up to a maximum of $20,000,000) TTI generates for the Company during the Initial Term through sales of the Company’s products and services in Africa to new government and private customers that generate net income (calculated under U.S. generally accepted accounting principles) of at least 20%, the Company will pay TTI a sales incentive fee of $500,000 payable by the issuance of 500,000 shares of Common Stock. In the event that TTI generates revenue for the Company in excess of $20,000,000 during the Initial Term, the Company will issue TTI a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share (the “Warrants”) for each $1,000,000 of revenue in excess of $20,000,000 (up to a maximum of $25,000,000). In no event shall the Company be obligated to issue more than 2,000,000 shares of Common Stock or Warrants to purchase more than 500,000 shares of Common Stock pursuant to the Sales Agreement. These Warrants contain “blocker provisions” which prohibit exercise, if such exercise would result in TTI being the beneficial owner of in excess of 4.99% of our Common Stock or 9.99% of our Common Stock if TTI is the beneficial owner of more than 4.99% of our Common Stock.

On March 12, 2020, we and the Investor entered into an Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 (the “A&R Note”). The A&R Note replaced the Senior Secured Convertible Promissory Note, dated July 10, 2019 payable to Investor (the “Original Note”). The principal amount of the A&R Note, $3,789,000, is due and payable in full on April 12, 2020 (the “Maturity Date”) and is convertible at the option of the Investor into shares of our common stock at a fixed conversion price of $0.65 per share, subject to a blocker provision which prohibits conversion if such conversion would result in the Investor being the beneficial owner of in excess of 4.99% of our common stock which will be increased to 9.99% if the Investor acquires more than 4.99% of our common stock. Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, which do not apply to payment, default repayment of the outstanding principal amount due under the A&R Note is subject to acceleration in the discretion of the Investor in which event, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law and the Company will become obligated to pay an amount equal to 10% of the then outstanding principal amount due under the A&R Note. Maxim served as a financial advisor in connection with the forgoing transaction.

On February 13, 2020, the Company issued a $126,000 principal amount convertible note (the “February 2020 Note”) and 50,000 shares of common stock in payment of a $57,500 commitment fee. The note is due July 13, 2020 and is convertible into common stock at a conversion price of $1.15 per share.

On January 13, 2020, the Company issued a $157,000 principal amount convertible note and 50,000 shares of common stock in payment of a $75,000 commitment fee. The note is due on June 13, 2020, and is convertible into common stock at a conversion price of $1.50 per share.

On July 10, 2019, the Company issued a $3,060,000 principal amount senior secured convertible note (the “Original Note”). At closing, a total of $2,550,000 was funded. The original issue discount was $510,000. The principal amount due of the Original Note was due and payable as follows: $918,000 was due 180 days after funding, $1,071,000 was due 270 days after funding, and the remaining balance due 12 months after the date of funding. The Original Note was secured by a lien on substantially all of the Company’s assets and properties and was convertible at the option of the Investor in shares of common stock at a fixed conversion price of $1.50 per share. The Company had the right to prepay the Original Note in full at any time without penalty in which event, the Investor had the option of converting 25% of the outstanding principal amount of the Note into shares of common stock. In connection with the closing of the Original Note, the Company issued a five-year warrant to the Investor to purchase 2,000,000 shares of common stock at a fixed exercise price of $1.50 per share, paid a $50,000 commitment fee, and issued 266,667 shares of common stock in payment of a $400,000 due diligence fee. The Company also paid banker fees of $193,500 and legal fees of $71,330. The valuation of the warrant of $595,662 was recorded to debt discount and was amortized over the life of the Note. The fees associated with the agreement were allocated to debt issuance costs and additional paid-in capital based on the respective ratio of the valuation of the note and warrant. Amortization of the debt issuance costs and debt discount are included in interest expense on the statement of operations. On March 12, 2020, the Company issued a $3,789,000 principal amount senior secured convertible note (the “Amended Note”), which replaced the Original Note. The principal amount was due and payable in full on April 13, 2020. As of the date of this prospectus, the Investor has converted $3,789,000 into 5,829,225 shares of common stock and the remaining principal balance is $0.

On June 14, 2019, we issued a $157,000 note due November 14, 2019 which was convertible into shares of common stock at a conversion price of $1.50 per share in consideration of gross cash proceeds of $157,000. In connection with this financing, we issued 200,000 shares of common stock in payment of a $30,000 commitment fee, 180,000 of which were returned to us since the note was redeemed in full on July 10, 2019 prior to the maturity date.

On April 4, 2019, we issued a $550,000 principal amount secured debenture due November 15, 2019 which was convertible into shares of common stock at a conversion price of $1.50 per share in consideration of gross cash proceeds of $510,000.  In connection with this financing, we issued 80,000 shares of common stock in payment of a $120,000 commitment fee and agreed to issue 10,000 shares of common stock to the investor each month in payment of a monthly commitment fee of $15,000 until the earlier of November 1, 2019 or the repayment or conversion of the debenture.  The debenture was redeemed and repaid in full on July 10, 2019.

On May 31, 2018, we received a conversion notice from Wong Kwok Fong to convert 23,508 shares of the Company’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”). Each share of Series A-1 Preferred has an original issue price of $100.00 and is convertible into shares of Company common stock (“Common Stock”) at a conversion price of $3.60 per share. The forgoing conversion resulted in the issuance of 653,000 shares of Common Stock. As a result of the forgoing conversion, there are no longer any issued and outstanding shares of Series A-1 Preferred. On May 31, 2018, we entered into a securities purchase agreement (the “Purchase Agreement”) with Wong Kwok Fong to purchase 7,073 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the Series A-1 Preferred in the amount of $25,463 resulting in a per share purchase price of $3.60. The terms of the Purchase Agreement provided for us to waive the standstill provision (the “Standstill Provision”) included in the securities purchase agreements dated October 29, 2015 and November 11, 2015 by and between the Company and Wong Kwok in order to permit him to purchase the forgoing shares. The Standstill Provision remains in full force and effect and prevents Wong Kwok Fong, either alone or together with any other person, from acquiring additional shares of the Common Stock or any of the Company’s assets, soliciting proxies, or seeking further representation on the Company’s board of directors. Wong Kwok Fong, is the Company’s Managing Director of Hong Kong Operations, a director of the Company, and a principal stockholder of the Company and, therefore, has an interest in the transactions described herein.

On May 23, 2018, we received a conversion notice from Giant Leap to convert 720 shares of the Company’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”) and a conversion notice from Micron to convert 43,860 shares of Series B-1 Preferred. Each share of Series B-1 Preferred has an original issue price of $100.00 and is convertible into shares of Company common stock (“Common Stock”) at a conversion price of $3.60 per share. The forgoing conversions resulted in the issuance of 1,238,334 shares of Common Stock. As a result of the forgoing conversion, there are no longer any issued and outstanding shares of Series B-1 Preferred.

On May 23, 2018, we entered into a securities purchase agreement with Giant Leap to purchase 2,978 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the shares of Series B-1 Preferred owned by Giant Leap in the amount of $10,721 resulting in a per share purchase price of $3.60. On May 23, 2018, we also entered into a securities purchase agreement with Micron to purchase 12,395 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the shares of Series B-1 Preferred owned by Micron in the amount of $44,621 resulting in a per share purchase price of $3.60.

On April 3, 2018, we received a conversion notice from Wong Kwok Fong to convert 39,088 shares of the Company’s Series A-1. Each share of Series A-1 Preferred has an original issue price of $100.00 and is convertible into shares of Company common stock (“Common Stock”) at a conversion price of $3.60 per share. The forgoing conversion resulted in the issuance of 1,085,778 shares of Common Stock.

On April 3, 2018, we entered into a securities purchase agreement (the “Purchase Agreement”) with Wong Kwok Fong to purchase 91,820 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the Series A-1 Preferred in the amount of $330,552 resulting in a per share purchase price of $3.60. The terms of the Purchase Agreement provided for us to waive the standstill provision (the “Standstill Provision”) included in the securities purchase agreements dated October 29, 2015 and November 11, 2015 by and between the Company and Wong Kwok in order to permit him to purchase the forgoing shares. The Standstill Provision remains in full force and effect and prevents Wong Kwok Fong, either alone or together with any other person, from acquiring additional shares of the Common Stock or any of the Company’s assets, soliciting proxies, or seeking further representation on the Company’s board of directors. Wong Kwok Fong, is the Company’s Managing Director of Hong Kong Operations, a director of the Company, and a principal stockholder of the Company and, therefore, has an interest in the transactions described herein.

On March 23, 2018, we received a conversion notice from Giant Leap to convert 29,280 shares of the Company’s Series B-1 and a conversion notice from Micron to convert 31,140 shares of Series B-1 Preferred. Each share of Series B-1 Preferred has an original issue price of $100.00 and is convertible into shares of Company common stock (“Common Stock”) at a conversion price of $3.60 per share. The forgoing conversions resulted in the issuance of 1,678,334 shares of Common Stock.

On March 23, 2018, we entered into a securities purchase agreement with Giant Leap to purchase 33,102 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the Series B-1 Preferred in the amount of $119,167 resulting in a per share purchase price of $3.60. Yao Jianhui, a director of the Company, is chairman of the board of directors of China Goldjoy Limited, the parent company of Giant Leap, a principal stockholder of the Company, and may, therefore, be deemed to have an interest in the transactions described herein. The Series B-1 Preferred contain a blocker provision which prohibits the holder of such shares from converting such shares into Common Stock if after giving effect to such conversion, the holder would beneficially own in excess of 9.99% of our issued and outstanding shares of Common Stock. On March 23, 2018, we received notice from Micron of its desire to increase the maximum percentage from 9.99% to 19.99% effective on the 61st day following the date such notice was provided to us. In connection with this request, we entered into a securities purchase agreement with Micron to purchase 82,755 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the Company’s Series B-1 Preferred in the amount of $297,917 resulting in a per share purchase price of $3.60. Effectiveness of the increase in the maximum beneficial ownership of Micron and conversion of dividends required us to waive the standstill provision (the “Standstill Provision”) included in the Securities Purchase Agreement dated November 11, 2015 by and between the Company and Micron. The Standstill Provision prevents Micron, either alone or together with any other person, from acquiring additional shares of Common Stock or any of the Company’s assets, soliciting proxies, or seeking further representation on the Company’s board of directors. We waived the Standstill for the purpose of permitting Micron to convert additional shares of Series B-1 Preferred into Common Stock so long as after giving effect to any such conversions, Micron does not beneficially own in excess of 19.99% of our Common Stock.

On September 22, 2017, the Company issued to Wong Kwok Fong, a director, executive officer and principal stockholder of the Company, 427,778 shares of common stock and warrants to purchase 138,889 shares of common stock for an aggregate purchase price of $1,540,000, or $3.60 per share. The purchase price was paid via a cash payment of $1,000,000 for 277,778 shares and conversion of an accrued dividend payable on the Company’s Series A-1 Convertible Preferred Stock of $540,000 into 150,000 shares.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibit	Exhibit
No.

1.1	Form of Underwriting Agreement+

2.1

Stock Purchase Agreement by and among the Company, Thomas J. Hoey, and PistolStar, Inc. dated June 6, 2020 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on July 7, 2020).

3.1	Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A to the definitive proxy statement, filed with the SEC on January 18, 2006)

3.4

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed with the SEC on March 31, 2015)

3.5

Certificate of Elimination of BIO-key International, Inc. filed October 6, 2015 (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

3.6

Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 2, 2015)

3.7

Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

3.8

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on December 28, 2016)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form SB-2, File No. 333-16451)

4.2	Form of Pre-Funded Warrant+

4.3	Form of Warrant+

5.1	Opinion of Fox Rothschild LLP+

10.1

Employment Agreement by and between BIO-key International, Inc. and Mira LaCous dated November 20, 2001 (incorporated by reference to Exhibit 10.39 to the current report on Form 8-K, filed with the SEC on January 22, 2002)***

10.2

BIO-key International, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.48 to amendment no. 1 the registrant’s registration statement on Form SB-2, File No. 33-120104, filed with the SEC on December 14, 2004)

10.3

Employment Agreement, effective March 25, 2010, by and between the Company and Michael W. DePasquale (incorporated by reference to Exhibit 10.93 to the annual report on Form 10-K, filed with the SEC on March 26, 2010)***

10.4

Employment Agreement by and between BIO-key International, Inc. and Cecilia Welch dated May 15, 2013 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)***

10.5

Third Amendment to Lease Agreement by and between BIO-key International, Inc. and Victor AOP, Inc. dated June 30, 2013 (incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.6

First Amendment to Lease Agreement by and between BIO-key International, Inc. and BRE/DP MN LLC dated September 12, 2013 (incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.7	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

10.8	BIO-key International, Inc. 2015 Equity Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed with the SEC on December 15, 2015)

10.9

Software License Purchase Agreement Dated November 11, 2015 by and among BIO-key Hong Kong Limited, Shining Union Limited, WWTT Technology China, Golden Vast Macao Commercial Offshore Limited, Giant Leap International Limited (incorporated by reference to Exhibit 10.36 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)**

10.10

Common Stock Purchase Agreement dated May 2, 2017 by and between Registrant and Xanthe Holdings Ltd. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 8-K, filed with the SEC on May 3, 2017)

10.11	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K, filed with the SEC on May 3, 2017)

10.12

Form Non-Plan Option Agreement between the Company and certain of its directors, officers, employees and contractors (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed with the SEC on May 15, 2017)***

10.13

Securities Purchase Agreement dated April 3, 2018 by and between the Registrant and Wong Kwok Fong (Kelvin) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on April 4, 2018)

10.14

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Giant Leap International Limited (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on May 30, 2018)

10.15

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Micron Technology Development Limited (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the SEC on May 30, 2018)

10.16

Securities Purchase Agreement dated May 31, 2018 by and between the Registrant and Wong Kwok Fong (Kelvin) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on June 4, 2018)

10.17

Underwriting Agreement dated August 22, 2018 by and between the Registrant and Maxim Group LLP (incorporated by reference to Exhibit 1.1 to the current report on Form 8-K, filed with the SEC on August 27, 2018)

10.18	Form of Common Stock Purchase Warrant dated August 24, 2018 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed with the SEC on August 27, 2018)

10.19	GLP 2nd Amendment to Lease dated July 27, 2018 (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K, filed with the SEC on April 1, 2019)

10.20	Marlen 4th Amendment to Lease dated June 2, 2018 (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K, filed with the SEC on April 1, 2019)

10.21

Securities Purchase Agreement dated July 10, 2019 by and between the Registrant and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.22

Security Agreement dated July 10, 2019 by and between the Registrant and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.23

Collateral Sharing Agreement dated July 10, 2019 by and among the Registrant, Lind Global Macro Fund, LP and Versant Funding LLC (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.24	$3,060,00 Senior Secured Convertible Promissory Note dated July 10, 2019 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.25	Common Stock Purchase Warrant dated July 10, 2019 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

10.26	BIO-key International, Inc. Amended and Restated 2015 Equity Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement filed with the SEC on April 30, 2019)***

10.27	Sales Incentive Agreement with Technology Transfer Institute dated March 25, 2020. (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.28	Form of Technology Transfer Institute Warrant. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.29

Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 issued by the Company to Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.30

Amendment to Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 by and between the Company and Lind Global Macro Fund, LP dated April 12, 2020. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.31

Securities Purchase Agreement dated May 6, 2020 by and between the Company and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.32	$2,415,000 Senior Secured Convertible Promissory Note dated May 6, 2020. (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.33	Common Stock Purchase Warrant dated May 6, 2020. (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.34

Amended and Restated Security Agreement dated May 6, 2020 by and between the Company and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.35

Amendment No. 2 to Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 by and between the Company and Lind Global Macro Fund, LP dated May 13, 2020. (incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.36

Securities Purchase Agreement dated June 29, 2020 by and between the Company and Lind Global Macro Fund, LP (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.37	$1,811,250 Senior Secured Convertible Promissory Note dated June 29, 2020. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.38	Common Stock Purchase Warrant dated May 6, 2020. (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.39

Second Amended and Restated Security Agreement dated June 29, 2020 by and between the Company and Lind Global Macro Fund, LP (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.40	$500,000 Promissory note, dated June 30, 2020 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on July 7, 2020).

21.1	List of subsidiaries of BIO-key International, Inc.*

23.1	Consent of RMSBG*

23.2	Consent of Penchansky & Co., PLLC*

23.3	Consent of Fox Rothschild LLP (included in Exhibit 5.1)+

24.1	Power of Attorney*

* Filed herewith

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted sections have been filed separately with the Securities and Exchange Commission

*** Management compensatory plan.

+ To be filed by amendment.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wall, New Jersey, on the 9th day of July 2020.

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael DePasquale
Michael DePasquale
Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

By:	/s/ Cecilia Welch
Cecilia Welch
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of BIO-key International, Inc., hereby severally constitute and appoint Michael W. DePasquale, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable BIO-key International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael DePasquale	Chairman of the Board of Directors and Chief Executive Officer	July 9, 2020
Michael DePasquale	(Principal Executive Officer)

/s/ Cecilia Welch	Chief Financial Officer	July 9, 2020
Cecilia Welch	(Principal Financial Officer and Principal Accounting Officer)

*	Director	July 9, 2020
Robert J. Michel

*	Director	July 9, 2020
Thomas E. Bush III

*	Director	July 9, 2020
Thomas Gilley

*	Director	July 9, 2020
Peter Knook

*	Director	July 9, 2020
Wong Kwok Fong

*	Director	July 9, 2020
Manny Alia

*By:   /s/ Michael DePasquale

               Michael DePasquale

               Attorney-in-fact